Exhibit 10.5

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of May 8, 2026, by and among Suja Life, LLC, a Delaware limited liability company (the “Borrower Representative”), Suja Life Intermediate II, LLC, a Delaware limited liability company (“Holdings”), the other Guarantors party hereto, each of the other Lenders (as hereinafter defined) that are parties to this Amendment (constituting at least the Required Lenders) and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower Representative, Holdings, the other Guarantors, the several banks and other financial institutions that are parties thereto (the “Lenders”) and the Administrative Agent are parties to a certain Credit Agreement, dated as of August 23, 2021 (as amended by (i) that certain First Amendment to Credit Agreement, dated as of December 8, 2021, (ii) that certain Second Amendment to Credit Agreement, dated as of October 11, 2022, (iii) that certain Third Amendment to Credit Agreement, dated as of October 31, 2024, (iv) that certain Fourth Amendment to Credit Agreement, dated as of January 13, 2026, (v) this Amendment and, as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement” and as in effect immediately prior to giving effect to this Amendment, the “Existing Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower Representative has advised the Administrative Agent and Lenders that Suja Life Holdings, L.P., a Delaware limited partnership and an indirect parent of the Borrower Representative, intends to consummate an Initial Public Offering and has requested that the Administrative Agent and Lenders permit the Fifth Amendment Transactions (as defined in the Credit Agreement) to be consummated in connection therewith;

WHEREAS, after giving effect to the Fifth Amendment Transactions, each of Vive Parent, Inc., a Delaware corporation (“Vive Parent”), and Vive Buyer, Inc., a Delaware corporation (“Vive Buyer” and, together with Vive Parent, the “Specified Entities”), will no longer be a Subsidiary (the “Vive Disposition”);

WHEREAS, pursuant to Section 9.10 of the Credit Agreement, the Administrative Agent is authorized to (i) release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents and (ii) release any Lien on Collateral owned by a Subsidiary that is a Guarantor upon release of such Guarantor from its obligations under the Guaranty Agreement pursuant to clause (i) above;

WHEREAS, the Borrower Representative has requested that the Required Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower Representative, Holdings, the Lenders party hereto (which constitute at least the Required Lenders) and the Administrative Agent agree as follows:

1.            Amendments. Upon satisfaction or waiver of the conditions set forth in Section 2 hereof, the Existing Credit Agreement is hereby amended to (x) delete the stricken red and green text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~), and (y) to add the double-underlined blue and green text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Credit Agreement attached as Annex A hereto.

2.            Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and none of the Borrower Representative nor any other Obligor shall have any rights under this Amendment, until the Administrative Agent shall have received the following (such date, the “Fifth Amendment Effective Date”):

(a)	executed counterparts to this Amendment from the Borrower Representative, each other Obligor, the Administrative Agent and the other Lenders party hereto (constituting at least the Required Lenders);

(b)	payment of any unpaid invoiced expenses in accordance with Section 10.3 of the Credit Agreement; and

(c)	a certificate signed by a Responsible Officer of the Borrower Representative certifying as to the satisfaction of the following conditions:

i.	no Event of Default shall have occurred and be continuing or shall result, in each case, after giving effect to this Amendment;

ii.	the representations and warranties set forth herein and in the Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the Fifth Amendment Effective Date, both before and immediately after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date; and

iii.	the Suja Life Holdings Initial Public Offering, the receipt and application of the net cash proceeds thereof and the other Fifth Amendment Transactions contemplated by the Fifth Amendment Transactions Steps Memorandum and Fifth Amendment Transaction Agreement to be consummated on the Fifth Amendment Effective Date shall have been consummated.

3.              Representations and Warranties. Each of the Obligors represents and warrants on the date hereof (with each representation and warranty being deemed in effect after giving effect to the transactions contemplated hereby) to the Administrative Agent, the Lenders, and Issuing Lender that:

(a)            such Obligor is (i) duly organized, validly existing, and, if applicable in its jurisdiction of organization, in good standing or the equivalent status under the laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to execute, deliver and perform its obligations under this Amendment, and (iii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is duly qualified or licensed and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the characters of its properties or the nature of its business requires such qualification or authorization;

(b)            the execution, delivery and performance by such Obligor of this Amendment and the performance of the Obligor’s obligations hereunder are within such Obligor’s requisite powers and have been duly authorized by all necessary corporate, limited liability company or other organizational action, and, if required, by all necessary action by holders of Equity Interests in such Obligor. This Amendment has been duly executed and delivered by such Obligor and constitutes, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws or similar laws of general applicability affecting the enforcement of creditors’ rights, (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries;

(c)            the execution, delivery and performance by such Obligor of this Amendment and the performance of such Obligor’s obligations hereunder (i) do not require any consent, authorization or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority, except for (A) such as have been obtained or made and are in full force and effect and (B) those that would not reasonably be expected to result in a Material Adverse Effect, (ii) will not violate (x) any applicable law or regulation applicable to such Obligor or its Restricted Subsidiaries or (y) the Organizational Documents of such Obligor or any of its Restricted Subsidiaries, in the case of clause (x), that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (iii) will not conflict with or result in a breach or contravention of, any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Obligor or any of its Restricted Subsidiaries is a party or affecting such Person or its properties that would reasonably be expected to result in a Material Adverse Effect, and (iv) except for the Liens created pursuant to the Security Documents or Permitted Encumbrances, will not result in the creation or imposition of any Lien on any asset of such Obligor or any of its Restricted Subsidiaries; and

(d)            the representations and warranties of such Obligor set forth in this Amendment and of the other Loan Documents to which it is a party, is true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty is true and correct in all respects) on and as of the date hereof, both before and immediately after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty is true and correct in all respects).

4.            Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower and each other Obligor to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

5.            Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks. All provisions in Sections 10.9 and 10.10 of the Credit Agreement are hereby incorporated herein, mutatis mutandis.

6.            No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or any other Loan Document or an accord and satisfaction in regard thereto.

7.            Costs and Expenses. The Borrower Representative agrees to promptly pay following request all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and expenses of legal counsel for the Administrative Agent with respect thereto, in each case in accordance with and subject to, the terms of Section 10.2 of the Credit Agreement.

8.            Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.            Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.            Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

11.            Reaffirmation. Each Obligor party hereto ratifies and reaffirms as of the date hereof that, notwithstanding the effectiveness of this Amendment, each Loan Document to which any such Obligor is a party is, and the obligations of such Obligor contingent or otherwise contained in any Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Amendment. For greater certainty and without limiting the foregoing, each Obligor party hereto hereby (i) ratifies and reaffirms each grant of a lien on, or security interest in, its property made pursuant to the Loan Documents (including, without limitation, the grant of security made by such Obligor pursuant to the Security Agreement), (ii) confirms that the existing security interests granted by such Obligor in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the obligations of the Obligors under the Credit Agreement and the other Loan Documents as and to the extent provided in the Loan Documents and (iii) in the case of each Guarantor, ratifies and reaffirms its guaranty of the Obligations pursuant to the Loan Documents.

12.            Release of Specified Entities.

(a)            The Borrower Representative represents and warrants that the Vive Disposition is permitted under Section 6.4(v) of the Credit Agreement.

(b)            Upon the Fifth Amendment Effective Date, after giving effect to the Vive Disposition, the Administrative Agent confirms that (i) each Specified Entity is released from its obligations under the Credit Agreement, the Guaranty Agreement, the Security Agreement and the other Loan Documents and (ii) all Liens on Collateral owned by each Specified Entity granted to or held by the Administrative Agent for the benefit of the Secured Parties shall be, and are, forever and irrevocably released and discharged automatically, in each case without any further action required by any party (the foregoing clauses (i) and (ii), the “Specified Release”). The Administrative Agent (or its attorneys or designees), at the sole expense of the Obligors, shall execute and deliver to the Obligors all releases or other documents reasonably necessary or desirable to evidence or effect the Specified Release.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

SUJA LIFE, LLC

By:	/s/ Maria Stipp
Name:	Maria D. Stipp
Title:	Chief Executive Officer

HOLDINGS:

SUJA LIFE INTERMEDIATE II, LLC

By:	/s/ Maria Stipp
Name:	Maria D. Stipp
Title:	Chief Executive Officer

[Signature Page to Fifth Amendment to Credit Agreement]

GUARANTORS:

VIVE ORGANIC, LLC

By:	/s/ Maria Stipp
Name:	Maria D. Stipp
Title:	Chief Executive Officer

SLICE REAL, LLC

By:	/s/ Maria Stipp
Name:	Maria D. Stipp
Title:	Chief Executive Officer

SLICE LIFE HOLDINGS, LLC

By:	/s/ Maria Stipp
Name:	Maria D. Stipp
Title:	Chief Executive Officer

[Signature Page to Fifth Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ Jamal Toukhi
Name:	Jamal Toukhi
Title:	Authorized Officer

[Signature Page to Fifth Amendment to Credit Agreement]

[LENDER SIGNATURES ON FILE WITH ADMINISTRATIVE AGENT]

[Signature Page to Fifth Amendment to Credit Agreement]

ANNEX A

Credit Agreement

[See attached]

CREDIT AGREEMENT

Dated as of August 23, 2021

[as amended by that certain First Amendment to Credit Agreement, dated as of December 8, 2021, that certain Second Amendment to Credit Agreement, dated as of October 11, 2022, that certain Third Amendment to Credit Agreement, dated as of October 31, 2024, ~~and~~ that certain Fourth Amendment to Credit Agreement, dated as of January 13, 2026 and that certain Fifth Amendment to Credit Agreement, dated as of May 8, 2026]

by and among

SUJA LIFE INTERMEDIATE II, LLC,
as Holdings,

SUJA MERGER SUB, LLC,
as Initial Borrower until the Effective Date Assumption,

and after giving effect to its merger with and into

SUJA LIFE, LLC,
as Borrower,

THE LENDERS AND THE ISSUING LENDER PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
as Lead Arranger and Bookrunner

JPMORGAN CHASE BANK, N.A. and

PGIM PRIVATE CAPITAL,
as Joint Documentation Agents

			Page

1.	DEFINITIONS		1
	1.1	Defined Terms	1
	1.2	Classification of Loans and Borrowings	74
	1.3	Interpretation	7~~5~~4
	1.4	Rounding	75
	1.5	Letter of Credit Amounts	7~~6~~5
	1.6	Accounting Terms; GAAP	7~~6~~5
	1.7	Limited Condition Transactions	76
	1.8	Pro Forma Calculations	78
	1.9	Compliance with Certain Sections	80
	1.10	Times of Day	8~~1~~0
	1.11	Timing of Payment or Performance	8~~1~~0
	1.12	Available Amount Transactions	8~~1~~0
	1.13	Letters of Credit	8~~1~~0
	1.14	Certifications	8~~1~~0
	1.15	Interest Rates; Benchmark Notification	81

2.	THE CREDITS		8~~2~~1
	2.1	The Commitments	8~~2~~1
	2.2	Loans and Borrowings	8~~3~~2
	2.3	Requests for Borrowings	8~~4~~3
	2.4	Swingline Loans	84
	2.5	Letters of Credit	85
	2.6	Funding of Borrowings	93
	2.7	Interest Elections	94
	2.8	Termination and Reduction of the Commitments	9~~6~~5
	2.9	Repayment of Loans; Evidence of Debt	9~~7~~6
	2.10	Prepayment of Loans	97
	2.11	Fees	103
	2.12	Interest	104
	2.13	Alternate Rate of Interest; Illegality	105
	2.14	Increased Costs	108
	2.15	Compensation for Losses	109
	2.16	Taxes	110
	2.17	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	114
	2.18	Mitigation Obligations; Replacement of Lenders	116
	2.19	Increases of the Revolving Credit Commitments; Adjustments to Revolving Credit Commitments; Incremental Term Loans; Incremental Delayed Draw Term Loans	118
	2.20	Cash Collateral	121
	2.21	Defaulting Lenders	122
	2.22	Refinancing Amendments	125
	2.23	Extension of Term Loans; Extension of Revolving Credit Loans	127

3.	REPRESENTATIONS AND WARRANTIES		13~~1~~0
	3.1	Organization; Powers	130
	3.2	Authorization; Enforceability	131

i

(Cont’d)

Page

	3.3	Governmental Approvals; No Conflicts	131
	3.4	Financial Condition; No Material Adverse Change	132
	3.5	Properties	132
	3.6	Litigation	133
	3.7	Compliance with Laws	133
	3.8	Investment Company Status	133
	3.9	Taxes	133
	3.10	ERISA	13~~4~~3
	3.11	Disclosure	134
	3.12	Federal Reserve Regulations; Use of Credit	134
	3.13	[Reserved]	13~~6~~4
	3.14	Existing Subsidiaries	13~~6~~4
	3.15	Real Property	134
	3.16	Environmental Matters	135
	3.17	Sanctions/Anti-Corruption Representations	136
	3.18	Insurance	136
	3.19	Labor Matters	136
	3.20	Solvency	136
	3.21	[Reserved]	137
	3.22	Security Documents	137
4.	CONDITIONS PRECEDENT.		137
	4.1	Effective Date	137
	4.2	Each Credit Event	140
5.	AFFIRMATIVE COVENANTS		141
	5.1	Financial Statements and Other Information	141
	5.2	Notices of Material Events	144
	5.3	Existence; Conduct of Business	145
	5.4	Payment of Obligations	145
	5.5	Maintenance of Properties; Insurance	145
	5.6	Books and Records; Inspection Rights	145
	5.7	Compliance with Laws	146
	5.8	Certain Obligations Respecting Subsidiaries.	147
	5.9	Further Assurances	148
	5.10	Cash Management Systems	149
	5.11	Post-Closing Deliverables	149
	5.12	Designation of Subsidiaries	149
	5.13	Lines of Business	150
	5.14	Transactions with Affiliates	150
	5.15	Fiscal Year	152
	5.16	Ratings	152
	5.17	Use of Proceeds and Letters of Credit	153
6.	NEGATIVE COVENANTS		153
	6.1	Indebtedness	153

(Cont’d)

Page

	6.2	Liens	15~~7~~7
	6.3	Fundamental Changes	157
	6.4	Dispositions	158
	6.5	Investments	16~~1~~1
	6.6	Restricted Payments	16~~5~~5
	6.7	Suja East, LLC	1~~69~~69
	6.8	Restrictive Agreements	1~~69~~70
	6.9	Modifications of Certain Documents	17~~1~~2
	6.10	[Reserved]	17~~1~~2
	6.11	Hedging Agreements	17~~1~~2
	6.12	[Reserved]	17~~1~~2
	6.13	Use of Proceeds and Letters of Credit	17~~2~~2
	6.14	Limitation on Activities of Holdings	17~~2~~3
	6.15	Prepayments of Indebtedness	17~~3~~4
7.	FINANCIAL COVENANT.		17~~4~~5
	7.1	Consolidated Net Leverage Ratio	17~~4~~5
8.	EVENTS OF DEFAULT; REMEDIES.		17~~5~~5
	8.1	Event of Default	17~~5~~5
	8.2	Application of Payment	1~~7~~79
	8.3	Right to Cure	1~~79~~80
	8.4	Performance by Administrative Agent	18~~0~~0
9.	ADMINISTRATIVE AGENT		18~~0~~1
	9.1	Authorization and Action	18~~0~~1
	9.2	Administrative Agent and its Affiliates	18~~1~~1
	9.3	Duties	18~~2~~3
	9.4	Administrative Agent’s Reliance, Lender Representations, Etc.	18~~3~~4
	9.5	Sub-Agents	18~~6~~7
	9.6	Resignation	18~~6~~7
	9.7	Lender Credit Decision	18~~7~~8
	9.8	Other Agent Titles	18~~8~~8
	9.9	Agent May File Proofs of Claim; Bankruptcy Events	18~~8~~9
	9.10	Collateral	1~~88~~89
	9.11	Issuing Lender	19~~1~~1
	9.12	Bailee for Perfection	19~~1~~2
	9.13	Affiliates of Lenders; Bank Product Providers	19~~2~~3
	9.14	Erroneous Payments	19~~3~~4
	9.15	Flood Laws	19~~45~~5
10.	MISCELLANEOUS		19~~4~~5
	10.1	Notices	19~~4~~5
	10.2	Waivers; Amendments	19~~6~~7
	10.3	Expenses; Limitation of Liability; Indemnity; Damage Waiver	~~198~~199
	10.4	Successors and Assigns	20~~1~~1
	10.5	Survival	207~~8~~

(Cont’d)

Page

	10.6	Counterparts; Integration; Effectiveness	207~~8~~
	10.7	Severability	2~~09~~08
	10.8	Right of Setoff	2~~09~~08
	10.9	Governing Law; Jurisdiction; Etc.	2~~0~~08
	10.10	WAIVER OF JURY TRIAL	2~~0~~09
	10.11	Treatment of Certain Information; Confidentiality	21~~1~~0
	10.12	Interest Rate Limitation	21~~2~~1
	10.13	USA Patriot Act	21~~2~~1
	10.14	Press Release and Related Matters	21~~3~~1
	10.15	No Duty	21~~3~~1
	10.16	No Fiduciary Relationship	21~~3~~2
	10.17	Construction	21~~3~~2
	10.18	Payments Set Aside	21~~3~~2
	10.19	Benefits of Agreement	21~~4~~2
	10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	21~~4~~3
	10.21	Keepwell.	21~~4~~3
	10.22	Designation of Additional Borrowers	21~~5~~4
	10.23	Joint and Several Obligations	21~~5~~4
	10.24	Acknowledgement Regarding Any Supported QFCs	2~~18~~17
	10.25	Assumption of Obligations	218~~9~~
	10.26	ICAV Claims	218~~9~~
11.	THE BORROWER REPRESENTATIVE.		2~~0~~18
	11.1	Appointment; Nature of Relationship.	2~~0~~18
	11.2	Powers	2~~0~~19
	11.3	Employment of Agents	2~~0~~19
	11.4	Successor Borrower Representative	2~~0~~19
	11.5	Execution of Loan Documents	2~~0~~19

(Cont’d)

Page

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.1(a)	-	Accounting Period Calendar
Schedule 3.6	-	Litigation
Schedule 3.10	-	ERISA
Schedule 3.14	-	Existing Subsidiaries
Schedule 3.15	-	Owned Real Property
Schedule 3.16	-	Environmental Matters
Schedule 3.19	-	Labor Matters
Schedule 4.1(e)	-	Mortgaged Property
Schedule 5.11	-	Post-Closing Deliverables
Schedule 5.14	-	Affiliate Transactions
Schedule 6.1	-	Permitted Indebtedness
Schedule 6.2	-	Liens
Schedule 6.5	-	Investments
Schedule 6.8	-	Existing Restrictions

EXHIBITS:
Exhibit A	-	Assignment and Assumption
Exhibit B	-	Bank Product Provider Letter Agreement
Exhibit C	-	Sponsor-Controlled Affiliated Lender Assignment and Assumption
Exhibit D	-	Parity Intercreditor Agreement
Exhibit E	-	Junior Intercreditor Agreement
Exhibit 2.3	-	Borrowing Request
Exhibit 2.7	-	Interest Election Request
Exhibit 2.16-1	-	U.S. Tax Compliance Certificate
Exhibit 2.16-2	-	U.S. Tax Compliance Certificate
Exhibit 2.16-3	-	U.S. Tax Compliance Certificate
Exhibit 2.16-4	-	U.S. Tax Compliance Certificate
Exhibit 2.19-1	-	Notice of Incremental Revolving Credit Commitment
Exhibit 2.19-2	-	Notice of Incremental Term Loan
Exhibit 2.19-3	-	Notice of Incremental Delayed Draw Term Loan Commitment
Exhibit 4.1	-	Solvency Certificate
Exhibit 5.1	-	Compliance Certificate

v

This CREDIT AGREEMENT (this “Agreement”) dated as of August 23, 2021, is by and among SUJA LIFE INTERMEDIATE II, LLC, a Delaware limited liability company (“Holdings”), SUJA MERGER SUB, LLC, a Delaware limited liability company (the “Initial Borrower”), after the consummation of the Merger and after giving effect to the Effective Date Assumption, SUJA LIFE, LLC, a Delaware limited liability company (the “Company”, and as successor to the Initial Borrower by operation of law, the “Borrower”; together with each Restricted Subsidiary of Holdings from time to time party hereto designated as an additional Borrower pursuant to Section 10.22, each, individually, a “Borrower”, and collectively, the “Borrowers”), the LENDERS, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent.

WITNESSETH

WHEREAS, Initial Borrower has requested that the Lenders, the Issuing Lender and the Swingline Lender make available for the purposes specified in this Agreement, a term loan facility and a revolving credit and letter of credit facility; and

WHEREAS, the Lenders, the Issuing Lender, and the Swingline Lender are willing to make available to the Borrowers such credit facilities upon the terms and subject to the conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.             DEFINITIONS

1.1          Defined Terms. As used in this Agreement (including the foregoing preamble and recitals), the following terms have the meanings specified below:

“Acquired Entity or Business” means any Person, any line of business, division or business unit acquired pursuant to a Permitted Acquisition.

“Acquired Indebtedness” means Indebtedness secured by any property (other than Mortgaged Property) of any Person prior to and at the time of the acquisition of such asset by a Company or prior to and at the time such Person becomes a Restricted Subsidiary; provided that such Indebtedness (a) was in existence prior to the date of acquisition of such asset or Person and (b) was not incurred in connection with, or in contemplation of, such acquisition of such asset or Person.

“Acquisition” means the merger of the Initial Borrower with and into the Company, with the Company surviving, as more fully set forth in and pursuant to the Surf Merger Agreement.

“Additional Borrower” means any Wholly-Owned Restricted Subsidiary that is a organized under the laws of any state of the United States or of the District of Columbia or otherwise organized in any jurisdiction reasonably acceptable to the Administrative Agent, in each case that becomes a Borrower after the Effective Date pursuant to Section 10.22.

“Additional Lender” has the meaning set forth in Section 2.19.

“Adjusted Daily Simple SOFR” means for purposes of any calculation, an interest rate per annum equal to (a) the Daily Simple SOFR for such calculation, plus (b) the Term SOFR Adjustment; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means for purposes of any calculation, an interest rate per annum equal to (a) the Term SOFR Rate for such calculation, plus (b) the Term SOFR Adjustment; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders under the Loan Documents, and any successor Administrative Agent appointed pursuant to Section 9.

“Administrative Questionnaire” means an administrative questionnaire delivered by each Lender in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether by contract or voting.

“Agent Parties” has the meaning assigned to such term in Section 10.1(d).

“Agent’s Group” has the meaning assigned to such term in Section 9.2(b).

“All-in Yield” means, as to any Indebtedness, the effective yield thereon payable to the lenders providing such Indebtedness, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors (to the extent the operation of such floor would increase the yield on drawn amounts on the proposed date of incurrence thereof) or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity of such Indebtedness at the time of incurrence of such Indebtedness); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring, success, ticking, unused, syndication or similar fees paid to arrangers or not shared generally with other lenders and customary consent fees for an amendment paid generally to lenders.

“Anti-Corruption Laws” means the laws, and regulations of the jurisdictions applicable to any Obligor or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means any requirement of law in jurisdictions in which any Obligor or its Subsidiaries operate relating to money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder and (c) any similar laws enacted in the United States or any other jurisdictions in which any Obligor or its Subsidiaries operate.

“Anti-Terrorism Laws” means any applicable laws, regulations, or orders of any Governmental Authority of any applicable jurisdiction, including the United States and the United Nations relating to the prohibition of terrorism financing, or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable Margin” means,

(a)            from and after the Effective Date through (but not including) the Third Amendment Effective Date, (w) with respect to any Base Rate Loan in the form of Initial Term Loans, 4.50%, (x) with respect to any Term Benchmark Loan or RFR Loan in the form of Initial Term Loans, 5.50%, (y) with respect to any Base Rate Loans in the form of Second Amendment Term Loans, 4.50% or (z) with respect to any Term Benchmark Loan or RFR Loan in the form of Second Amendment Term Loans, 5.50%;

(b)            from and after the Third Amendment Effective Date, with respect to any Base Rate Loan, Term Benchmark Loan or RFR Loan in the form of Term Loans, the applicable margin per annum set forth below under the caption “Base Rate Loan” or “Term Benchmark Loan / RFR Loan”, as the case may be, based upon the Consolidated Net Leverage Ratio as of the most recent determination date; provided that the Applicable Margin in effect from the Third Amendment Effective Date until the date immediately preceding the date on which a Compliance Certificate is delivered pursuant to Section 5.1(c) in respect of the Fiscal Quarter ending December 30, 2024 shall be determined based upon the applicable rates per annum set forth below in Level 1:

Level	Consolidated Net Leverage Ratio	Base Rate Loan	Term Benchmark Loan / RFR Loan
1	Greater than 3.50:1.00	4.50%	5.50%
2	Less than or equal to 3.50:1.00	4.25%	5.25%

(c)            for any day, with respect to the commitment fees payable hereunder, the applicable margin per annum set forth below under the caption “Commitment Fee Rate”, based upon the Consolidated Net Leverage Ratio as of the most recent determination date; provided that the Applicable Margin in effect from the Effective Date until the date immediately preceding the date on which a Compliance Certificate is delivered pursuant to Section 5.1(c) in respect of the Fiscal Quarter ending December 27, 2021 shall be determined based upon the applicable rates per annum set forth below in Level 1:

Level	Consolidated Net Leverage Ratio	Commitment Fee Rate
1	Greater than 3.50:1.00	0.50%
2	Greater than 3.00:1.00 but less than or equal to 3.50:1.00	0.375%
3	Less than or equal to 3.00:1.00	0.25%

For purposes of the foregoing clauses (b) and (c), (i) the Consolidated Net Leverage Ratio shall be determined as of the end of each Fiscal Quarter based upon Holdings’ most recent consolidated financial statements delivered pursuant to Section 5.1(a) or 5.1(b), and (ii) each change in clause (b) or (c), as applicable, of the Applicable Margin resulting from a change in the Consolidated Net Leverage Ratio shall be effective on the day that is three (3) Business Days following the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change.

If, at any time, any annual or quarterly financial statement was required to have been delivered pursuant to Section 5.1(a) or 5.1(b) but was not delivered (or the Compliance Certificate related to such financial statement was required to have been delivered pursuant to Section 5.1(c) but was not delivered (in each case, after giving effect to any applicable grace period in Section 8.1)), the Applicable Margin or Commitment Fee Rate, as applicable, shall be determined based upon the applicable rates set forth above in Level 1 of each grid commencing with the third Business Day immediately following the date on which such financial statements (or, if later, the Compliance Certificate related to such financial statements) were required to have been delivered. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(c) is determined to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Commitment Fee Rate, as applicable, for any period than the Applicable Margin or Commitment Fee Rate, as applicable, applied for the relevant Interest Period, then (a) the Borrower Representative shall promptly (and in any event within five (5) Business Days) following such determination deliver to the Administrative Agent corrected financial statements and a corrected Compliance Certificate required for such Interest Period, (b) the Applicable Margin or Commitment Fee Rate, as applicable, for the relevant Interest Period shall be determined as if the Consolidated Net Leverage Ratio were determined based on the amounts set forth in such corrected Compliance Certificate and (c) the Borrowers shall promptly (and in any event within five (5) Business Days) following delivery of such corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin or Commitment Fee Rate, as applicable, for the relevant Interest Period; provided, for the avoidance of doubt, no Default or Event of Default under Section 8.1(b) shall be deemed to have occurred with respect to such deficiency prior to such date.

“Applicable Period End Date” means the relevant fiscal year or fiscal quarter period end dates set forth on Schedule 1.1(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Threshold” has the meaning assigned to such term in Section 2.10(b)(i).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 10.4), and accepted by Administrative Agent, substantially in the form of Exhibit A.

“Availability” means as to the Revolving Credit Loan, the amount by which the total Revolving Credit Commitment exceeds the aggregate outstanding Revolving Credit Exposure.

“Available Amount” means, at any time, an amount equal to:

(a)            the greater of (i) $9,000,000 and (ii) 30.0% of Consolidated EBITDA (determined as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered), plus

(b)            the sum, without duplication, of:

(i)            after the delivery of the financial statements to be delivered for the Fiscal Year ending December 26, 2022 pursuant to Section 5.1(a), 100% of Excess Cash Flow not required to be repaid in accordance with Section 2.10(b)(ii) for each Excess Cash Flow Period; provided that such amount shall not be less than $0, plus

(ii)           the amount of cash contributions to the common capital of the Borrowers and the net proceeds of any issuance of Qualified Equity Interests of Holdings (or any direct or indirect parent) that is contributed to the Borrowers or the Restricted Subsidiaries, in each case after the Effective Date and through and including such time, which cash proceeds have been contributed as common equity to the capital of a Borrower or a Restricted Subsidiary, other than Specified Equity Contributions or to the extent otherwise applied, plus

(iii)          Net Cash Proceeds actually received by the Borrowers or any Restricted Subsidiary in respect of Dispositions to any Person (other than Holdings, a Borrower or any Restricted Subsidiary) of Investments made after the Effective Date until such time, if the making of such Investment initially constituted a use of the Available Amount (up to the amount of the original Investment), plus

(iv)          Returns, profits, distributions and similar amounts actually received by the Borrowers or any Restricted Subsidiary in respect of Investments permitted under this Agreement made after the Effective Date until such time, if the making of such Investment initially constituted a use of the Available Amount (up to the amount of the original Investment), plus

(v)           Indebtedness and Disqualified Equity Interests exchanged or converted into Qualified Equity Interests of any Borrower (or any direct or indirect parent thereof) after the Effective Date; plus

(vi)          the Investments of the Borrowers and their Restricted Subsidiaries (in an amount not to exceed the original amount of the Investment) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into any Borrower or any Restricted Subsidiary or the Fair Market Value of the assets of any Unrestricted Subsidiary that have been transferred to any Borrower or any Restricted Subsidiary; plus

(vii)         the amount of any Declined Proceeds, De Minimis Asset Sale Proceeds and Retained ECF Amount; plus

(viii)        cash proceeds (or the Fair Market Value of non-cash proceeds) of the sale of Equity Interests of any Unrestricted Subsidiary or any dividend or other distribution by an Unrestricted Subsidiary, in each case, received by any Borrower or any Restricted Subsidiary to the extent such Subsidiary was originally designated as an Unrestricted Subsidiary using the Available Amount in an amount not to exceed the original amount of the Investment;

minus

(c)            the aggregate amount of (i) Investments made pursuant to Section 6.5 using the Available Amount, (ii) Restricted Payments made pursuant to Section 6.6 using the Available Amount, and (iii) payments of Junior Debt made pursuant to Section 6.15 using the Available Amount.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any financial accommodation extended to an Obligor or its Restricted Subsidiaries by a Bank Product Provider in connection with (a) Hedging Agreements, or (b) Cash Management Services.

“Bank Product Agreements” means those agreements entered into from time to time by Obligors or their Restricted Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Obligors or their Restricted Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Product Provider” means any Lender or any of its Affiliates (or any Person party to a Bank Product Agreement with Obligors or their Restricted Subsidiaries that was a Lender or an Affiliate thereof party to such Bank Product Agreement immediately prior to the assignment of all of its Commitments and Loans hereunder pursuant to Section 2.18(b)); provided, however, that no such Person (other than JPMorgan or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless Administrative Agent shall have received a Bank Product Provider Letter Agreement from such Person with respect to the applicable Bank Product within 30 days after the provision of such Bank Product to Obligors or their Restricted Subsidiaries, or, if such Bank Product Agreement was entered into prior to the Effective Date or prior to the date on which such Bank Product Provider or its Affiliate, as applicable, became a Lender under this Agreement, within 30 days after the Effective Date or 30 days after the date on which such Bank Product Provider or its Affiliate, as applicable, first became a Lender under this Agreement, as applicable.

“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form of Exhibit B, or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative and duly executed by the applicable Bank Product Provider, the Borrower Representative, and the Administrative Agent.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.

“Base Rate” means, at any time, an interest rate per annum equal to the greatest of (a) the Prime Rate at such time, (b) 1/2 of 1.00% in excess of the NYFRB Rate at such time, and (c) the Adjusted Term SOFR Rate for a Term Benchmark Loan with a one-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Bay, the immediately preceding Business Day, plus 1.00%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 6:00 a.m. New York City time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided further that, in no event shall the Base Rate be less than zero. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. When used in reference to any Loan or Borrowing, “Base Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

~~(1)~~ (1)         Adjusted Daily Simple SOFR; or

~~(2)~~ (2)         the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Borrower Representative in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent in consultation with the Borrower Representative decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” has the meaning set forth in the preamble to this Agreement.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.3.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that in relation to RFR Loans and any interest rate settings fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is only an U.S. Government Securities Business Day.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Restricted Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP.

“Capital Lease Obligations” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capital Lease Obligations shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of Issuing Lender or Lenders, as collateral for the LC Exposure or obligations of Lenders to fund participations in respect of the LC Exposure, cash or Deposit Account balances or, if Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Borrower or any Restricted Subsidiary:

(a)            Dollars, Euros, Pounds Sterling, Canadian Dollars, or any national currency of any country that is a member state of the European Union or local currencies held from time to time in the Ordinary Course of Business,

(b)            readily marketable securities issued or directly and fully and unconditionally guaranteed or insured by the United States government, Canada or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(c)            certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $500,000,000 (or the foreign currency equivalent thereof as of the date of determination) in the case of foreign banks, including Canadian banks,

(d)            repurchase obligations for underlying securities of the types described in clauses (b) and (c) above and clause (h) below entered into with any financial institution meeting the qualifications specified in clause (c) above,

(e)            commercial paper rated at least P-2 (or the equivalent thereof) by Moody’s or at least A-2 (or the equivalent thereof) by S&P and in each case maturing within 12 months after the date of acquisition thereof,

(f)             marketable short-term money market and similar securities having a rating of at least P-2 or A-2 (or, in either case, the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 12 months after the date of creation or acquisition thereof,

(g)            readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having the highest credit rating obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(h)            Indebtedness or preferred Equity Interest issued by Persons with a rating of “A” (or the equivalent thereof) or higher from S&P or “A2” (or the equivalent thereof) or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(i)             solely with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein; (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition; and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by entities for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction, and

(j)             in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (a) through (i) above of foreign obligors to the extent such investments are necessary or useful for the business of such Person, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and

(k)            investment funds investing all or substantially all of their assets in securities of the types described in clauses (a) through (i) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided, that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means (a) cash management, treasury or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system, credit cards, credit card processing services, debit cards, stored value cards, gift cards, purchase cards (including so-called “procurement cards” or “P-cards”) and controlled disbursement and overdraft services), (b) deposit and other accounts and (c) merchant services (other than those constituting a line of credit) provided by a depository bank to its customers. For the avoidance of doubt, Cash Management Services do not include obligations under Hedging Agreements.

“CFC” means any direct or indirect Subsidiary of Borrower that is “a controlled foreign corporation” (within the meaning of Section 957(a) of the Code) any shares of which are treated as owned directly or indirectly by a “United States Shareholder” (within the meaning of Section 951(b) of the Code) as measured for purposes of Section 958 of the Code.

“Change in Control” means: (a) at any time prior to an Initial Public Offering, (i) the Permitted Holders shall cease to own and control, directly or indirectly, at least 50.1% of the total voting power of all of the Equity Interests of Holdings or (ii) Holdings (or New Holdings) shall cease to own, directly or indirectly, 100% of the Equity Interests of the Company; or (b) at any time after an Initial Public Offering, another person or group (other than the Permitted Holders and any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator) acquires more than the greater of (x) 35% of the outstanding voting common stock of Holdings, and (y) the percentage of then outstanding voting common stock of Holdings held, directly or indirectly, by the Permitted Holders.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claim” has the meaning set forth in Section 10.26.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Extended Revolving Credit Loans, Initial Term Loans, Second Amendment Term Loans, Third Amendment Term Loans, Fourth Amendment Delayed Draw Term Loans, Refinancing Term Loans, Replacement Term Loans, Refinancing Delayed Draw Term Loans, a given Tranche of Incremental Term Loans, a given Tranche of Incremental Delayed Draw Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Initial Term Loan Commitment, Second Amendment Term Loan Commitment, Third Amendment Term Loan Commitment or Fourth Amendment Delayed Draw Term Loan Commitment.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property over which a Lien has been or is intended to be granted to the Administrative Agent pursuant to the Security Documents (but in any event excluding the Excluded Property or any similar term in any Security Documents).

“Collateral Account” means a blocked, cash collateral account (which may be interest bearing) opened by Administrative Agent and constituting Collateral pursuant to the Security Agreement.

“Commitment” means a Revolving Credit Commitment, the Initial Term Loan Commitment, the Second Amendment Term Loan Commitment, the Third Amendment Term Loan Commitment, a Fourth Amendment Delayed Draw Term Loan Commitment or any combination thereof (as the context requires).

“Commitment Letter” means that certain amended and restated commitment letter, dated as July 30, 2021, executed by the Initial Borrower, and the Lead Arranger, PGIM and Voya.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” has the meaning assigned to such term in Section 10.1(a).

“Companies” means Holdings, the Borrower and each Restricted Subsidiary.

“Company” has the meaning set forth in the preamble to this Agreement.

“Competitor” means any Person that is or becomes a competitor of the Borrowers and/or any of their respective Subsidiaries or an Affiliate of such competitor, in each case to the extent identified by the Borrowers or the Sponsor in writing as a “Disqualified Institution” with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned, denied or delayed) from time to time.

“Compliance Certificate” has the meaning assigned to such term in Section 5.1(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, with respect to the Borrowers and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrowers and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income, profits or capital gains on assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Acquisition or any consummated acquisition.

“Consolidated Current Liabilities” means, with respect to the Borrowers and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower sand its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) the current portion of interest expense, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue, (f) any Revolving Credit Exposure or Revolving Credit Loans, and (f) the current portion of pension liabilities and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Acquisition or any consummated acquisition.

“Consolidated EBITDA” means, for any period for the Borrowers and the Restricted Subsidiaries:

(a)            Consolidated Net Income; plus

(b)            to the extent subtracted in determining such Consolidated Net Income and without duplication:

(i)            Interest Expense;

(ii)           without duplication, provision for taxes based on income (or similar taxes in lieu of income taxes), profits or capital gains of the Borrowers and the Restricted Subsidiaries, including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations paid or accrued during such period or, to the extent reflected as a charge in the statement of such Consolidated Net Income (regardless of classification), any tax distributions (including Permitted Tax Distributions) made during, or with respect, such period;

(iii)          depreciation and amortization expense, including the following non-cash items to the extent constituting depreciation and amortization expense in accordance with GAAP: amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures, or costs, amortization of expenditures relating to software, license and intellectual property payments, amortization of any lease related assets recorded in purchase accounting, customer acquisition costs, unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP;

(iv)          the amount of transaction, management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including those owed under any Sponsor or other Investor management agreement or any fees owed to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities), any other Investor in Holdings, or any direct or indirect parent of Holdings, and the amount of fees, expenses and indemnities paid to directors, including directors of any direct or indirect parent of Holdings, in each case, to the extent permitted hereunder;

(v)           Transaction Costs, accruals, charges, payments, expenses and transaction costs and expenses (including rationalization, legal, tax, structuring and other costs and expenses) incurred in connection with Permitted Acquisitions, Investments, Dispositions (other than Ordinary Course Dispositions), issuance, repayment, amendments, or modifications, negotiation, forbearance, extension or waiver of Indebtedness or issuance of Equity Interests, or the Fifth Amendment Transactions, in each case, to the extent permitted by this Agreement whether or not consummated;

(vi)          all non-cash charges, expenses and losses, including, without limitation, any non-cash asset retirement costs, non-cash compensation charges, non-cash translation (gain) loss and non-cash expense relating to the vesting of warrants (in each case other than to the extent constituting a reserve for a future cash charge);

(vii)         extraordinary, non-recurring, exceptional or unusual charges, losses and expenses or special items;

(viii)        cost savings, operating expense reductions and synergies related to the Acquisition, or related to mergers and other business combinations, acquisitions, divestitures of business entities or properties or assets constituting a division or line of business of any business entity (and purchases and dispositions of intellectual property if, solely in the case of acquisitions, pro forma treatment is elected by the Borrowers in their discretion on a case-by-case basis), restructurings, cost savings initiatives, other operational initiatives (including, to the extent applicable, from the Transactions or implemented increased pricing) and other similar initiatives, including any “run-rate” cost synergies, operating expense reductions and other operating changes, improvements, initiatives and cost savings (but excluding “run-rate” revenue synergies and revenue enhancements (other than implemented increased pricing), consummated after the Effective Date, in each case that are reasonably identifiable and factually supportable and projected by the Borrowers in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers) within 24 months after the Effective Date with respect to the Acquisition, or 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated respectively, and, in each case, reasonably anticipated to be realizable within 24 months of such transaction, in each case, net of the amount of actual benefits realized during such period; provided that no addbacks pursuant to this clause (viii) shall be permitted with respect to Second Amendment Acquisition starting with the Fiscal Quarter ended September 30, 2024;

(ix)          severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses and charges (including related to new product introductions and other strategic or cost saving initiatives, systems design, upgrade and implementation costs), one-time restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing bonuses, retention or completion bonuses, including payments made to employees or others who are subject to non-compete agreements, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of or opening or pre-opening of facilities or discontinued operations, internal costs in respect of strategic initiatives, contract termination costs, stock option and other equity-based compensation expenses, severance costs, including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company, and public company costs;

(x)            add-backs and adjustments (A) set forth in the (x) quality of earnings analysis delivered to the Administrative Agent on June 24, 2021 or any other quality of earnings analysis prepared by other independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent in connection with any Permitted Acquisition or other Investment permitted hereunder and (y) the Sponsor model delivered to the Lead Arranger on June 24, 2021 and (B) consistent with Regulation S-X;

(xi)           the fees, costs and expenses related to the cumulative effect of a change in accounting principles and the implementation of ASC 606;

(xii)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains (other than extraordinary, unusual or non-recurring gains or income) relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back;

(xiii)         any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or any other acquisition or (B) due to purchase accounting;

(xiv)        proceeds of business interruption insurance (including proceeds expect to be received within one year with a reduction if not received within such period);

(xv)         charges, losses or expenses to the extent paid for, reimbursed, indemnified or insured by a third party (or reasonably expected to be so paid or reimbursed within one year after the end of such period with a reduction if not received within such period);

(xvi)        minority interest expense to the extent reducing Consolidated Net Income;

(xvii)       costs and expenses related to implementation of operational and reporting systems and technology initiatives;

(xviii)      letter of credit fees;

(xix)         non-recurring costs, expenses and charges in connection with environmental matters and litigation (including related to settlements thereof);

(xx)          any director’s fees and related expenses payable to any independent director of Holdings in cash during such period to the extent otherwise permitted hereunder;

(xxi)         any net loss (less gains) from disposed, abandoned or discontinued operations or product lines outside of the Ordinary Course of Business;

(xxii)        payments by the Borrowers and the Restricted Subsidiaries paid or accrued during such period in respect of purchase price holdbacks, earn outs and other similar contingent obligations to the extent deducted in calculating Consolidated Net Income of the Borrowers and the Restricted Subsidiaries other than Indebtedness;

(xxiii)       [reserved];

(xxiv)       the amount of loss or discount on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing, in each case, deducted (and not added back) in computing Consolidated Net Income; provided, that such amount of loss or discount on sale shall not exceed 10% of the face value of such assets;

(xxv)        the amount of costs and expenses relating to payments made to option holders of any direct or indirect parent of the Borrowers in connection with, or as a result of, any distribution being made to equityholders of such Person;

(xxvi)      [reserved]; and

(xxvii)     expenses (but not lost revenue) arising from any event, occurrence, fact, condition or change, directly or indirectly arising out of or attributable to COVID-19 in an aggregate amount not to exceed $2,000,000 after the Effective Date; minus

(c)            to the extent included in determining such Consolidated Net Income, (i) all non-cash gains and income, and all extraordinary, unusual or non-recurring gains or income, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis and (ii) minority interest income added to Consolidated Net Income and not deducted therefrom during such period;

provided that the amounts added-back to Consolidated EBITDA pursuant to the foregoing clauses (b)(viii) and (b)(ix) shall in no event in the aggregate exceed 30% of Consolidated EBITDA (calculated after adding-back such amounts); provided further, for the purposes of calculating Consolidated EBITDA for any Fiscal Quarter (a “Reference Period”) for all purposes in this Agreement, (x) if at any time during such Reference Period, the Borrowers or any of their Restricted Subsidiaries shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the earnings before interest, taxes, depreciation and amortization (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the earnings before interest, taxes, depreciation and amortization (if negative) attributable thereto for such Reference Period, and (y) if during such Reference Period, the Borrowers or any of their Restricted Subsidiaries shall have made a Permitted Acquisition or permitted Investment of a business line or division, Consolidated EBITDA for such Reference Period shall be calculated after giving effect on a pro forma basis to the earnings before interest, taxes, depreciation and amortization of any Acquired Entity or Business, including, in each case during such period, as if such Permitted Acquisition had occurred on the first day of such period, in each case in accordance with Section 1.8.

Notwithstanding anything to the contrary, (I) Consolidated EBITDA shall be deemed to be $6,751,025.73 for the Fiscal Quarter ended September 28, 2020, $4,611,123.28 for the Fiscal Quarter ended December 28, 2020, $8,553,718.80 for the Fiscal Quarter ended March 29, 2021, $8,099,268.35 for the Fiscal Quarter ended June 28, 2021, (II) Consolidated EBITDA shall be deemed to be $12,427,000, $17,380,000, $18,836,000 and $11,816,000 for the Fiscal Quarters ended September 25, 2023, January 1, 2024, April 1, 2024 and July 1, 2024, respectively, it being understood and agreed that any adjustments included in the foregoing amounts set forth in this clause (II) that are adjustments described under clauses (b)(viii) and (b)(ix) of this definition shall be subject to the 30% cap set forth in the proviso immediately following clause (c) of this definition, and (III) in no event shall anything in this definition be interpreted to permit any add-back for revenue synergies, revenue enhancement, future revenue from new or amended contracts (other than with respect to implemented increased pricing).

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) the aggregate principal amount of all outstanding Funded Debt of the Borrowers and their Restricted Subsidiaries as of such date that is secured by a lien on the Collateral on a senior or pari passu basis (without regard to remedies) with the Liens on the Collateral securing the Obligations under this Agreement, minus (ii) Unrestricted Cash, in each case as of such date to (b) Consolidated EBITDA for the most recently ended four Fiscal Quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or (b).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrowers and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that, without duplication,

(a)            the costs and expenses related to implementation of operational and reporting systems and technology initiatives shall be excluded;

(b)            the fees, costs and expenses related to the cumulative effect of a change in accounting principles and the implementation of ASC 606 shall be excluded;

(c)            any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or any other acquisition or (B) due to purchase accounting shall be excluded;

(d)            any gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the Ordinary Course of Business, as determined in good faith by the Borrowers, shall be excluded;

(e)            the net income (loss) for such period of any Person that is not a Subsidiary of the Borrowers, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrowers shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) from the operations of such Person to the Borrower or a Restricted Subsidiary thereof in respect of such period;

(f)             any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(g)            any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrowers or any of its direct or indirect parents in connection with the Transactions or an Initial Public Offering, shall be excluded;

(h)            any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrowers have made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period), shall be excluded;

(i)             to the extent covered by insurance and actually reimbursed, or, so long as the Borrowers have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(j)             the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrowers or is merged into or consolidated with a Borrower or any of its Subsidiaries or such Person’s assets are acquired by a Borrower or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a pro forma basis in accordance with Section 1.8);

(k)            solely for the purpose of determining the Available Amount pursuant to clause (b) of the definition thereof, the income of any Restricted Subsidiary of a Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary shall be excluded unless such restriction with respect to the payment of dividends or similar distributions (i) has been legally waived or otherwise released, (ii) is imposed pursuant to this Agreement and other Loan Documents, or (iii) arises pursuant to an agreement or instrument related to any Ratio Debt or Incremental Equivalent Debt incurred pursuant to Section 6.1(ee) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrowers in good faith), except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of their Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations;

(l)             any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded;

(m)            gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period shall be excluded;

(n)            any non-cash net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded;

(o)            any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded;

(p)            payments by the Borrowers and the Restricted Subsidiaries paid or accrued during such period in respect of purchase price holdbacks, earn outs and other similar contingent obligations shall be excluded;

(q)            extraordinary, non-recurring, exceptional or unusual charges, losses and expenses or special items shall be excluded;

(r)            the amount of transaction, management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including those owed under any Sponsor or other Investor management agreement or any fees owed to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities), any other Investor in Holdings, or any direct or indirect parent of Holdings, and the amount of fees, expenses and indemnities paid to directors, including directors of any direct or indirect parent of Holdings, in each case, to the extent permitted hereunder, shall be excluded; and

(s)            proceeds of business interruption insurance (including proceeds expected to be received within one year with a reduction if not received within such period).

For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.8.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) the aggregate principal amount of all outstanding Funded Debt of the Borrowers and their Restricted Subsidiaries as of such date, minus (ii) Unrestricted Cash, in each case as of such date to (b) Consolidated EBITDA for the most recently ended four Fiscal Quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or (b).

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) the aggregate principal amount of all outstanding Funded Debt of the Borrowers and their Restricted Subsidiaries that is secured by a Lien on the Collateral, minus (ii) Unrestricted Cash, in each case as of such date to (b) Consolidated EBITDA for the most recently ended four Fiscal Quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or (b).

“Consolidated Working Capital” means, at any date, the difference of (a) Consolidated Current Assets of the Borrowers and their Restricted Subsidiaries on such date less (b) Consolidated Current Liabilities of Holdings and its Restricted Subsidiaries on such date; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current, (b) the effects of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Obligations.

“Control Agreements” means, collectively, those control agreements in form and substance reasonably acceptable to the Administrative Agent entered into among (a) the depository institution maintaining any Deposit Account (to the extent required under the Loan Documents), the securities intermediary maintaining any securities account, or the commodity intermediary maintaining any commodity account, (b) an Obligor or Defaulting Lender, as applicable, and (c) Administrative Agent, pursuant to which Administrative Agent obtains control (within the meaning of the applicable provision of the UCC) over such Deposit Account, securities account or commodity account.

“Controlled Account” means each Deposit Account, securities account, or commodities account that is subject to a Control Agreement.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Agreement Refinancing Indebtedness” means any Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) by one or more Obligors (other than Holdings (other than as a guarantor)) in exchange for, or to extend, renew, replace or refinance, in whole or in part, existing Term Loans or, in whole or in part, existing Revolving Credit Loans (or unused Revolving Credit Commitments) (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt” and any such Refinanced Debt that consists of Term Loans, “Refinanced Term Debt” and any such Refinanced Debt that is a revolving credit facility, “Refinanced Revolving Debt”); provided that:

(a)            such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt outstanding at the time of such exchange (plus any unused commitments thereunder), extension, renewal, replacement or refinancing except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, extension, renewal, replacement or refinancing and (i) substantially concurrently with the incurrence of any such Refinancing Term Loans, 100% of the proceeds thereof or 100% of the aggregate principal amount thereof shall be applied to repay (or shall be exchanged for, extend, renew or replace) the Refinanced Term Debt (including accrued interest, fees and premiums (if any) payable in connection therewith) and to pay such other reasonable and customary fees and expenses in connection with such exchange, extension, renewal, replacement or refinancing, (ii) substantially concurrently with the effectiveness of such Refinancing Revolving Credit Commitments, all of the Revolving Credit Commitments in effect immediately prior to such effectiveness shall be terminated, and all of the Revolving Credit Loans then outstanding, together with interest thereon and all other amounts accrued for the benefit of the Revolving Credit Lenders, shall be repaid or paid, (iii) substantially concurrently with the effectiveness of such Refinancing Delayed Draw Term Loan Commitments, all of the applicable DDTL Commitments in effect immediately prior to such effectiveness shall be terminated and (iv) on the date such Refinancing Delayed Draw Term Loans are issued, incurred or obtained, 100% of the proceeds thereof or 100% of the aggregate principal amount thereof shall be applied to repay (or shall be exchanged for, extend, renew or replace) the Refinanced Debt (including accrued interest, fees and premiums (if any) payable in connection therewith) and to pay such other reasonable and customary fees and expenses and accrued interest and premium in connection with such exchange, extension, renewal, replacement or refinancing;

(b)            except in the case of a customary bridge facility that is subject to an automatic conversion within one (1) year of issuance of such bridge facility on terms that would otherwise satisfy this clause (b) such Indebtedness has a maturity the same as or later to occur than, and, in the case of Refinanced Term Debt only, a Weighted Average Life to Maturity equal to or greater than, in each case, the Refinanced Debt;

(c)            at no time shall there be more than one tranche or Class of Revolving Credit Commitments hereunder other than with respect to extensions permitted under Section 2.23;

(d)            the other terms and documentation in respect of any such Refinanced Term Debt, to the extent inconsistent with the terms and documentation with respect to the existing Term Loan, shall be determined by the Borrowers and shall, at the option of the Borrowers, (a) reflect current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as reasonably determined by the Borrowers), (b) be consistent with the terms of the corresponding Class of Term Loans unless, in the case of this clause (b), (x) the Lenders under the corresponding Class of Term Loans also received the benefit of such more restrictive terms or (y) any such provisions apply only after the maturity date of the relevant Class of Term Loans, or (c) not be materially more restrictive to the Borrowers, when taken as a whole, than the terms of the applicable Class of Term Loans (as reasonably determined by the Borrowers);

(e)            such Indebtedness shall not be secured by any assets other than the Collateral and shall not be guaranteed by any Person other than the Guarantors (unless such guaranty affirmatively is declined by the Administrative Agent as credit support for the Obligations, it being agreed, for the avoidance of doubt, that a Person qualifying as an Excluded Subsidiary shall not result in the Administrative Agent being deemed to have declined such guaranty);

(f)             the interest rate, margin, original issue discount, up-front fees and other fees and rate floors for such Credit Agreement Refinancing Indebtedness in the form of Refinanced Term Debt may be determined by the Borrowers and the Lenders providing such Refinanced Term Debt, as applicable, providing such Refinanced Term Debt; provided that, in the event that the All-in Yield for any such Refinanced Term Debt that ranks pari passu in right of payment and security with the existing Term Loans incurred (other than in reliance on clause (i) of the Incremental Amount) is greater than the All-in Yield for the existing Term Loans by more than 50 basis points, then the Applicable Margin for the existing Term Loans shall be increased to the extent necessary so that the All-in Yield for such Refinanced Term Debt is no more than 50 basis points higher than the All-in-Yield for the existing Term Loans; provided that, in the event that the All-In Yield for such Refinanced Term Debt is higher than the All-In Yield for the existing Term Loans solely as a result of a higher rate floor for such Refinanced Term Debt, the adjustment to the All-In Yield of the existing Term Loans shall be effected solely by increasing the rate floor;

(g)            such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained;

(h)            the aggregate Revolving Credit Commitments under such Credit Agreement Refinancing Indebtedness shall not exceed, without duplication, the Revolving Credit Commitments and existing Revolving Credit Loans being replaced;

(i)             the aggregate DDTL Commitments under such Credit Agreement Refinancing Indebtedness shall not exceed, without duplication, the applicable DDTL Commitments and existing Delayed Draw Term Loans being replaced; and

(j)             (x) if any Sponsor Controlled Affiliated Lender provides any Credit Agreement Refinancing Indebtedness it shall be subject to the same limitations and restrictions set forth in Section 10.4(g) as if such Sponsor Controlled Affiliated Lender were purchasing Term Loans by assignment and (y) no Sponsor Controlled Affiliated Lender shall provide or hold any Revolving Credit Loans or Revolving Credit Commitments.

“Cure Termination Date” has the meaning assigned to such term in Section 8.3.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower Representative.

“DDTL Commitment” means at any time, with respect to each Lender, the commitment, if any, of such Lender to make Delayed Draw Term Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 and (b) reduced or increased from time to time pursuant to assignments by or to such DDTL Lender pursuant to Section 10.4, or (c) increased pursuant to Section 2.19. As of the Fourth Amendment Effective Date, the DDTL Commitments include the Fourth Amendment Delayed Draw Term Loan Commitments.

“DDTL Lender” means each Lender with a DDTL Commitment or who holds Delayed Draw Term Loans.

“Debt Fund Affiliate” means an Affiliate of the Sponsor that is a bona fide debt fund that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans in the ordinary course of business with respect to which none of the Sponsor, Holdings, the Borrowers or Restricted Subsidiaries or any of their respective Affiliates that is not such a bona fide debt fund makes investment decisions or otherwise has the power to cause the direction of such Affiliates investment decision.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning assigned to such term in Section 2.10(d)(iii).

“De Minimis Asset Sale Proceeds” has the meaning assigned to such term in Section 2.10(b)(i).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both hereunder would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum interest rate equal to (a) in the case of any Loans, 2% plus the rate otherwise applicable to such Loan (including the Applicable Margin) or (b) in the case of any other Obligation, 2% plus the rate applicable to Base Rate Loans (including the Applicable Margin) as provided in Section 2.12(a).

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower Representative, Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) an Undisclosed Administration of such Lender so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) of this definition shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower Representative, each Issuing Lender and each Lender.

“Delayed Draw Term Loan” means (a) each term loan funded under the Fourth Amendment Delayed Draw Term Loan Commitments pursuant to Section 2.1(e) or (b) any other DDTL Commitment.

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with an organization engaged in the business of banking, including savings banks, savings and loan associations, credit unions, and trust companies. Neither investment property nor accounts evidenced by an instrument shall constitute a Deposit Account for purposes of this Agreement.

“Disposition” means any sale, assignment, lease, license, transfer or other disposition of any property or assets (whether now owned or hereafter acquired) by Holdings or any of its Restricted Subsidiaries to any other Person. The term “Dispose” as a verb has a corresponding meaning.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to Full Satisfaction of the Obligations), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to Full Satisfaction of the Obligations, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees, officers, directors, managers or consultants of Holdings (or any direct or indirect parent thereof), the Borrowers or the Restricted Subsidiaries or by any such plan to such employees, officers, directors, managers or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such officers, directors, managers or consultants.

“Disqualified Institution” means (a) any Disqualified Lending Institution, (b) any Competitor and (c) any Affiliate (other than a Debt Fund Affiliate) of such Disqualified Lending Institution or Competitor that is readily identifiable solely on the basis of such Affiliate’s name; provided that (i) no notice delivered by the Borrower Representative shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loans or entered into a Trade, (ii) “Disqualified Institutions” shall exclude any Person that a Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent at [●] from time to time, and (iii) any such designation shall be effective three (3) Business Days after the relevant notice has been delivered to the Administrative Agent. The list of Disqualified Institutions provided by the Borrower Representative and any permitted updates thereto from time to time may be made available to any Lender that specifically requests a copy from Administrative Agent.

“Disqualified Lending Institution” means certain banks, financial institutions, institutional lenders and other entities that have been identified by the Borrower Representative to the Administrative Agent as a “Disqualified Lending Institution” (a) on or prior to the date of the Commitment Letter and (b) as may be updated from time to time by the Borrower Representative after the Effective Date with the consent of the Administrative Agent in its reasonable discretion (such request to be delivered to the Administrative Agent at [●] and provided that any such designation shall be effective three (3) Business Days after the Administrative Agent has consented).

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary that is not a CFC.

“ECF Threshold” has the meaning assigned to such term in Section 2.10(b)(ii).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions set forth in Section 4.1 are satisfied (or waived in accordance with Section 4.1, which date is August 23, 2021).

“Effective Date Assumption” has the meaning assigned to such term in Section 10.25.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrowers and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or the Issuing ~~Bank~~Lenders and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.4(b)(iii), 10.4(b)(vi) and (other than a Disqualified Institution) 10.4(b)(vii) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, human health and workplace safety, preservation or reclamation of natural resources, or the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental removal, remediation, fines, penalties or indemnities, and including any Lien securing or on account of such liability filed against any Mortgaged Property), of any Obligor or any Restricted Subsidiary resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of the capital stock (including common and preferred shares), partnership interests, membership interest in a limited liability company, beneficial interests in a trust, or other equity interests; provided that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional Equity Interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure to make sufficient contributions to a Plan for any plan year which, in the aggregate, are less than the minimum required contribution determined under Section 412 of the Code, Section 430 of the Code or Section 303 of ERISA for the Plan for the plan year, (c) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived, (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the incurrence by a Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by a Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by a Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability, or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time. “Event of Default” has the meaning assigned to such term in Section 8.1.

“Event of Loss” means with respect to any asset of any Obligor or its Restricted Subsidiaries, any of the following: (a) any loss, destruction or damage of such equipment, real property or fixed asset or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such equipment, real property or fixed asset or requisition of the use of such asset.

“Excess Cash Flow” means, for each Excess Cash Flow Period for Holdings and its Restricted Subsidiaries, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of Holdings and its Restricted Subsidiaries for such Excess Cash Flow Period, (ii) the amount of all non-cash loss and charges (including depreciation, amortization and non-cash Interest Expense) deducted in arriving at such Consolidated Net Income, and (iii) the amount of the decrease, if any, in Consolidated Working Capital for such Excess Cash Flow Period, minus (b) the sum, without duplication, of (i) the amount of all non-cash gain and income included in arriving at such Consolidated Net Income, (ii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Loans) of the Borrowers and their Restricted Subsidiaries (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) and scheduled repayments of Capital Lease Obligations (excluding any interest expense portion thereof), in each case, actually paid by the Borrowers and their Restricted Subsidiaries using Internally Generated Cash during such Excess Cash Flow Period, (iii) the amount of the increase, if any, in Consolidated Working Capital for such Excess Cash Flow Period, (iv) to the extent not already deducted in determining such Consolidated Net Income, the aggregate amount actually paid by the Borrowers and their Restricted Subsidiaries using Internally Generated Cash during such Excess Cash Flow Period, or, at the Borrowers’ option, committed or budgeted to be used within the next four Fiscal Quarters as applicable, on account of Capital Expenditures, Permitted Acquisitions and other Investments (including Investments in Joint Ventures and any earn-out payment but excluding Investments in cash and Cash Equivalents) and Restricted Payments pursuant to Section 6.6 (excluding Restricted Payments made using clause (b) of the definition of Available Amount), in each case permitted under this Agreement, (v) the amount of cash Taxes paid (including for the avoidance of doubt any Permitted Tax Distributions) or Tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining such Consolidated Net Income for such period (other than the amount of any cash taxes paid in such period to the extent such cash Taxes were subject to a reserve reducing Consolidated Net Income or Excess Cash Flow in a previous period), (vi) to the extent not already deducted in determining such Consolidated Net Income, any fees, expenses or charges paid using Internally Generated Cash during such period, or, at the Borrowers’ option, committed or budgeted to be used within the next four Fiscal Quarters, in connection with any Permitted Acquisition, Investment, Disposition (other than Ordinary Course Dispositions), incurrence or repayment of Indebtedness, issuance of Equity Interests, the Fifth Amendment Transactions, amendment or modification of any debt instrument (including any amendment or other modification to this Agreement and the other Loan Documents) and including, in each case, any such transaction undertaken but not completed, and any charges paid in cash or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, (vii) cash payments by the Borrowers and their Restricted Subsidiaries during such period in respect of long-term liabilities (other than the current portion thereof) set forth on the balance sheet of the Borrowers and their Restricted Subsidiaries in accordance with GAAP other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent financed with Internally Generated Cash, (viii) the aggregate amount of expenditures actually made by the Borrowers and their Restricted Subsidiaries in cash during such period (including Capital Expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, in each case to the extent financed with Internally Generated Cash, (ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrowers and their Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, in each case to the extent financed with Internally Generated Cash, (x) cash expenditures in respect of Swap Obligations during such period to the extent not deducted in arriving at such Consolidated Net Income to the extent financed with Internally Generated Cash, (xi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of purchase price holdbacks, earn outs, and other similar contingent obligations, to the extent not already deducted from Consolidated Net Income to the extent financed with Internally Generated Cash; and (xii) any other cash items excluded in the calculation of Consolidated Net Income to the extent financed with Internally Generated Cash.

“Excess Cash Flow Percentage” has the meaning assigned to such term in Section 2.10(b)(ii).

“Excess Cash Flow Period” means the period beginning on December 28, 2021 and ending on December 26, 2022 and, thereafter, each Fiscal Year of Holdings and its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Contribution Amount” means an amount equal to net cash proceeds received by any Borrower as capital contributions to its common equity capital after the Effective Date or from the issuance or sale (other than (i) to a Restricted Subsidiary of a Borrower, (ii) to any management equity plan or equity option plan or any other management or employee benefit plan or agreement of the Borrower or (iii) Specified Equity Contributions) of Equity Interests (other than Disqualified Equity Interests) of a Borrower or the Fair Market Value of investment grade securities or Qualified Proceeds contributed to a Borrower, in each case, designated as Excluded Contribution Amounts from time to time pursuant to an officer’s certificate executed by a Responsible Officer, which are excluded from the calculation of Available Amount, minus any Excluded Contribution Amount applied or used hereunder after the Effective Date and prior to such time.

“Excluded Property” has the meaning assigned to such term in the Security Agreement and any other similar term in the Loan Documents.

“Excluded Subsidiary” means unless otherwise elected by the Borrowers (pursuant to the terms of Section 5.8) (a)(i) any Subsidiary that is not a wholly-owned Domestic Subsidiary of the Borrowers or any Obligor; provided, that this clause (i) shall not apply to any Subsidiary that becomes a non-Wholly-Owned Subsidiary as a result of a transaction (x) whose sole purpose was to cause such Subsidiary to become an Excluded Subsidiary, (y) has no other bona fide business rationale and (z) that was consummated at a time when the Borrowers and their Restricted Subsidiaries did not have sufficient capacity under Section 6.3 to make an Investment in an amount equal to the Fair Market Value of 100% of the Equity Interests of such Subsidiary, (ii) any Joint Venture, (b) any Subsidiary for which guarantees of the Obligations are (i) prohibited by Law (including as a result of applicable financial assistance, directors’ duties or corporate benefit requirements or require consent, approval, license or authorization of a Governmental Authority, unless such consent, approval, license or authorization has been received); provided, that there shall be no obligation to obtain such consent or (ii) contractually prohibited on the Effective Date or, following the Effective Date, the date of any acquisition, so long as such prohibition is not created in contemplation of the Transactions or any such acquisition, (c) any other Subsidiary where the Borrowers reasonably determine the burden or cost of providing a Guarantee (including any material adverse tax consequences, adverse accounting consequences or adverse regulatory consequences) shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (d) any not-for-profit Subsidiaries, (e) any Unrestricted Subsidiaries, (f) any special purpose securitization vehicle (or similar entity), including each Receivables Subsidiary and Securitization Subsidiary, (g) any direct or indirect Subsidiary of the Borrowers or any Obligor that is a Foreign Holdco, (h) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC, (i) captive insurance Subsidiaries, (j) any Subsidiary that is not a Material Subsidiary, (k) any broker dealer subsidiaries, (l) any Tax Preferred Subsidiary, and (m) any Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted under this Agreement and financed with assumed Indebtedness permitted to be incurred pursuant to this Agreement (and not incurred in contemplation of such Permitted Acquisition or Investment), and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition is not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder.

“Excluded Swap Obligation” means, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Obligor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means that certain (i) Loan and Security Agreement, dated as of August 18, 2015 (as amended, restated, supplemented or otherwise or modified), by and between the Borrower and the lenders party thereto, (ii) Subordinated Loan Agreement, dated as of October 5, 2018 (as amended, restated, supplemented or otherwise modified) by and between the Borrower and the lenders party thereto, (iii) Note Purchase Agreement, dated as of December 19, 2016, by and among the Borrower and the investors party thereto and (iv) Note Purchase Agreement, dated as of April 2, 2019 (as amended, restated, supplemented or otherwise or modified), among the Borrower and the investors party thereto , each as in effect on the Effective Date.

“Existing Term Loan Tranche” has the meaning assigned to such term in Section 2.23.

“Expiring Credit Commitment” has the meaning assigned to such term in Section 2.4(e).

“Extended Revolving Credit Commitments” has the meaning assigned to such term in Section 2.23.

“Extended Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from an Extension Amendment.

“Extended Term Loans” has the meaning assigned to such term in Section 2.23.

“Extending Revolving Credit Lender” has the meaning assigned to such term in Section 2.23.

“Extending Term Lender” has the meaning assigned to such term in Section 2.23.

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.23 and the applicable Extension Amendment.

“Extension Amendment” has the meaning assigned to such term in Section 2.23.

“Extension Election” has the meaning assigned to such term in Section 2.23.

“Extension Request” means any Term Loan Extension Request or a Revolving Credit Loan Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolving Credit Loan Extension Series, as the case may be.

“Facility” means the Revolving Credit Commitment, the Initial Term Loan Commitment, the Second Amendment Term Loan Commitment, the Third Amendment Term Loan Commitment, the Fourth Amendment Delayed Draw Term Loan Commitment, a Tranche of Incremental Term Loans or a Tranche of Incremental Delayed Draw Term Loans, as the context may require.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged over a period of time having regard to the nature and characteristics of such asset and sale at such time, as reasonably determined in good faith by the Borrowers.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement, treaty, or convention with respect to any of the forgoing (including any legislation, rules or practices adopted pursuant to such agreement, treaty, or convention), and applicable official implementing guidance with respect to any of the foregoing.

“FCA” has the meaning assigned to such term in Section 1.15.

“FDA” means the United States Food and Drug Administration.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, in no event shall the Federal Funds Effective Rate be less than zero.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain amended and restated fee letter, dated as of July 30, 2021, executed by the Initial Borrower and the Lead Arranger and the other parties thereto setting forth the applicable fees relating to this Agreement to be paid to the Administrative Agent, on its behalf and on behalf of the Lenders.

“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement, dated as of the Fifth Amendment Effective Date, by and among the Borrower Representative, Holdings, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Fifth Amendment Effective Date” means May 8, 2026.

“Fifth Amendment Transaction Agreement” means that certain Master Structuring Agreement, dated as of May 6, 2026, by and among Holdings, the Borrower, certain of their subsidiaries and the other parties thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified from time to time which Fifth Amendment Transaction Agreement shall not have been amended or modified (taken as a whole) in a manner that would be reasonably expected, taken as a whole, to be materially adverse to the interests of the Lenders unless such amendment or modification shall be reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed).

“Fifth Amendment Transactions” means the transactions contemplated by each of (a) the Fifth Amendment Transaction Agreement and (b) the Fifth Amendment Transactions Steps Memorandum.

“Fifth Amendment Transactions Steps Memorandum” means that certain transactions steps slide deck prepared by the Borrower, its counsel and other advisors, substantially in the form delivered to the Administrative Agent prior to the Fifth Amendment Effective Date.

“Financial Covenant” means any financial covenant or test set forth in Section 7.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of December 8, 2021, by and among the Borrower Representative, the Lenders party thereto and the Administrative Agent.

“Fiscal Quarter” shall mean any of the quarterly accounting periods of each Obligor ending on the Applicable Period End Date with respect to each fiscal quarter.

“Fiscal Year” shall mean any of the annual accounting period of each Obligor ending on the Applicable Period End Date with respect to each fiscal year.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR shall be 1.00%.

“Food and Agriculture Law” means any law which relates to food safety, quality, or other regulatory obligation including, without limitation, laws and regulations promulgated by the FDA and the USDA, as well as any amendments thereto as well as the Growers’ Lien Laws.

“Foreign Casualty Event” has the meaning assigned to such term in Section 2.10(b)(vi).

“Foreign Disposition” has the meaning assigned to such term in Section 2.10(b)(vi).

“Foreign Holdco” means any direct or indirect Subsidiary of a Borrower all or substantially all of the assets of which consist of the Equity Interests of and/or debt owing from (including any debt or other instrument treated as equity for U.S. federal income tax purposes), one or more direct or indirect CFCs or Foreign Holdcos and intercompany accounts or cash on a temporary basis.

“Foreign Lender” means any Lender or Participant that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary of a Borrower that is (a) not a U.S. Person and (b) a controlled foreign corporation (within the meaning of Section 957(a) of the Code) with respect to which such Borrower (or any corporation which in addition to such Borrower is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, for which a consolidated return is filed pursuant to Section 1501 of the Code) is a United States shareholder within the meaning of Section 951(b) of the Code.

“Foreign Subsidiary Excess Cash Flow” has the meaning assigned to such term in Section 2.10(b)(v).

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among the Borrower Representative, Holdings, the Guarantors party thereto, the Fourth Amendment Delayed Draw Term Loan Lenders party thereto, the other Lenders party thereto and the Administrative Agent.

“Fourth Amendment DDTL Commitment Termination Date” means the earliest to occur of (a) July 13, 2027; provided that if such day is not a Business Day, then on the immediately succeeding Business Day, (b) the date on which the aggregate Fourth Amendment Delayed Draw Term Loan Commitment is fully drawn and (c) the date the unfunded DDTL Commitment is terminated in accordance with the terms of this Agreement.

“Fourth Amendment Effective Date” means January 13, 2026.

“Fourth Amendment Fee Letter” means that certain Fee Letter, dated as of the Fourth Amendment Effective Date, executed by the Borrower Representative and the Administrative Agent setting forth certain of the applicable fees relating to the Fourth Amendment to be paid to the Administrative Agent, on its behalf and on behalf of certain of the Lenders.

“Fourth Amendment PGIM Fee Letter” means that certain PGIM Lender Fee Letter, dated as of the Fourth Amendment Effective Date, executed by the Borrower Representative and PGIM, Inc. setting forth certain of the applicable fees relating to the Fourth Amendment to be paid to PGIM, Inc., on its behalf and on behalf of certain of the Lenders.

“Fourth Amendment Transaction Costs” means the fees, costs, and expenses payable by the Obligors in connection with the consummation of the Fourth Amendment Transactions.

“Fourth Amendment Transactions” mean, collectively, (a) the execution, delivery and performance by each Obligor of the Fourth Amendment and the other applicable Loan Documents on the Fourth Amendment Effective Date, (b) the initial borrowing (if any) of Fourth Amendment Delayed Draw Term Loans, and (c) the payment of all fees and expenses to be paid on or prior to the Fourth Amendment Effective Date and owing in connection with the foregoing.

“Fourth Amendment Delayed Draw Term Loan” means a Loan made pursuant to Section 2.1(e).

“Fourth Amendment Delayed Draw Term Loan Commitment” means, with respect to each applicable Fourth Amendment Delayed Draw Term Loan Lender, the commitment of such Lender to make Fourth Amendment Delayed Draw Term Loans to the Borrowers in the amount of each Fourth Amendment Delayed Draw Term Loan Lender’s Fourth Amendment Delayed Draw Term Loan Commitment as of the Fourth Amendment Effective Date in the amount set forth on Schedule I to the Fourth Amendment under the caption “Fourth Amendment Delayed Draw Term Loan Commitment”. The aggregate amount of the Fourth Amendment Delayed Draw Term Loan Lenders’ Fourth Amendment Delayed Draw Term Loan Commitments is $15,000,000 as of the Fourth Amendment Effective Date.

“Fourth Amendment Delayed Draw Term Loan Lender” means each Lender with a Fourth Amendment Delayed Draw Term Loan Commitment or who holds a Fourth Amendment Delayed Draw Term Loan.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Lender other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date, (a) with respect to the Loans and Letters of Credit: (i) the principal of and interest accrued to such date on the Loans and outstanding LC Disbursements (other than the contingent LC Exposure) shall have been paid in full in cash, (ii) all fees, expenses and other amounts then due and payable (other than the contingent LC Exposure and other contingent amounts for which a claim has not been made) shall have been paid in full in cash, (iii) the Commitments shall have expired or irrevocably been terminated, and (iv) the contingent LC Exposure, if any, shall have been: (A) secured by the grant of a first priority, perfected Lien on cash or Cash Equivalents in an amount at least equal to 103% of the amount of such LC Exposure or other collateral which is acceptable to the Issuing Lender in its sole discretion, (B) secured by the issuance of a “back-to-back” letter of credit in form and substance acceptable to the Issuing Lender with an original face amount at least equal to 103% of the amount of such LC Exposure and issued by an issuing bank satisfactory to the Issuing Lender in its sole discretion or (C) with the consent of the applicable Issuing Lender, rolled in to a new credit facility and (b) with respect to Obligations consisting of Swap Obligations or any Obligations related to credit cards, credit card processing services, debit cards, stored value cards, gift cards and purchase cards (including so-called “procurement cards” or “P-cards”)), the termination of such Swap Obligations and such additional Obligations of JPMorgan Chase Bank, N.A. (or its affiliates) (or the applicable Borrowers and Obligors entering into another arrangement satisfactory to JPMorgan Chase Bank, N.A. (or its affiliates)).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to the Borrowers and their Restricted Subsidiaries on any date of determination, without duplication, all obligations of the type described in clauses (a), (c) (to the extent such letters of credit are drawn and not reimbursed within 2 Business Days after the date of such drawing), (d), and (e) of the definition of “Indebtedness” (including any obligations of such type owing by a partnership in which Holdings or any Restricted Subsidiary is a general partner to the extent of recourse to Holdings or such Restricted Subsidiary for the payment of such Indebtedness), in each case as and to the extent reflected on the balance sheet of the Borrowers and their Restricted Subsidiaries, and any Guarantee of any of the foregoing, and specifically including, without limitation, the amount of all Obligations hereunder. For the avoidance of doubt, it is understood that obligations (i) under Hedging Agreements and Cash Management Services, (ii) under Receivables Facilities and Securitization Facilities and (iii) owed by Unrestricted Subsidiaries, do not constitute Funded Debt.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession).

“Growers’ Lien Laws” means, collectively, state and federal laws of the United States of America applicable to agricultural products purchased on credit from any selling party that create a Lien or imposes a trust upon the agricultural products sold and/or the proceeds of such agricultural products for the benefit of such selling party or a creditor thereof to secure payment for such agricultural products, including without limitation Food Security Act, 7 U.S.C. § 1631 and the Perishable Agricultural Commodities Act of 1930, 7 U.S.C., Chapter 20A, § 499a et seq., and all regulations promulgated thereunder.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government including any supra-national bodies (such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof or pledge any assets to secure the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, or (e) entered into for the purpose of assuring in any other manner the holder of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such holder against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business or customary and reasonable indemnification obligations or product warranties.

“Guarantor” means Holdings, each Subsidiary Guarantor, and each other Person executing a Guaranty Agreement.

“Guaranty Agreement” means a guaranty agreement delivered to the Administrative Agent from time to time by any Person providing a Guarantee of any of the Obligations, in form and substance reasonably acceptable to the Administrative Agent and including the Administrative Agent as a party thereto.

“Hazardous Materials” means all explosive, radioactive, hazardous, or toxic substances, materials, wastes or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, urea formaldehyde, per- and polyfluoroalkyl substances, infectious, or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous or deleterious properties or characteristics.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency options, spot contracts, collar transactions, commodity price protection agreement, rate swap transactions, basis swaps, forward rate transactions, or other interest rate, currency exchange rate, or commodity price hedging arrangement, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), designed to provide protection against fluctuations in interest rates, currency exchange rates, or commodity prices, whether or not any such transaction is governed by or subject to any master agreement.

“Holdings” has the meaning (i) set forth in the introductory paragraph to this Agreement or (ii) after the Effective Date any other Person (“New Holdings”) that is a Subsidiary of Holdings (to the extent such Subsidiary ceases to be a Subsidiary in connection with becoming New Holdings) direct or indirect parent of Holdings (or the previous New Holdings, as the case may be) but not a Borrower (“Previous Holdings”); provided, that (a) such New Holdings directly owns 100% of the Equity Interests of the Borrower, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (c) if reasonably requested by the Administrative Agent, a customary opinion of counsel covering matters reasonably requested by the Administrative Agent shall be delivered on behalf of the Borrowers to the Administrative Agent, (d) all Equity Interests of the Borrower and substantially all of the other assets of Previous Holdings are contributed or otherwise transferred, directly or indirectly, to such New Holdings and pledged to secure the Obligations to the extent constituting Collateral, (e)(x) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default, (y) such substitution does not result in any material adverse tax consequences to the Obligors, and (z) such substitution does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), (f) the Administrative Agent shall have received at least ten (10) Business Days’ prior written notice of the proposed transaction and Previous Holdings, New Holdings and the Borrowers shall promptly and in any event at least three (3) Business Days’ prior to the consummation of the transaction provide (i) all information the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings and (ii) to the extent the proposed successor New Holdings qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation with respect to such proposed successor New Holdings, (g) New Holdings shall be an entity organized or existing under the laws of the United States or any state thereof or the District of Columbia (provided that New Holdings is treated as a disregarded entity for United States federal income tax purposes), (h) the Obligors shall execute and deliver amendments, supplements and other modifications to all Loan Documents, instruments and agreements executed in connection therewith necessary, advisable or reasonably requested by the Administrative Agent to perfect and protect the liens and security interests in the Collateral, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (i) the Borrowers deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in this definition; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Loan Documents and any reference to “Holdings” in the Loan Documents shall refer to New Holdings.

“ICAV” means PGIM Private Capital Fund (Ireland) ICAV.

“Improvements” means any walled and roofed building, any building in the course of construction that qualifies for insurance coverage, and any manufactured (mobile) homes.

“Incremental Amendment” has the meaning assigned to such term in Section 2.19.

“Incremental Amount” has the meaning assigned to such term in Section 2.19.

“Incremental Commitment” has the meaning assigned to such term in Section 2.19.

“Incremental Delayed Draw Term Loan Commitment” has the meaning assigned to such term in Section 2.19(a).

“Incremental Delayed Draw Term Loan” has the meaning assigned to such term in Section 2.19(a).

“Incremental Equivalent Debt” means Indebtedness incurred by an Obligor (other than Holdings (other than as a guarantor)); provided that at the time of incurrence thereof:

(a)            the aggregate principal amount of all Incremental Equivalent Debt on any date such Indebtedness is incurred (or commitments with respect thereto are made) shall not, together with any Incremental Facilities then outstanding, exceed the Incremental Amount;

(b)            (i) the scheduled final maturity date of any Incremental Equivalent Debt (A) that is secured on a pari passu basis with the Obligations will be no earlier than the scheduled final maturity date for the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans and (B) that is unsecured, secured on a junior basis to the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans or secured by assets not constituting Collateral shall, in each case, not mature prior to the date that is ninety-one (91) days following the scheduled final maturity date for the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans, and (ii) the Weighted Average Life to Maturity of any Incremental Equivalent Debt will be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans;

(c)            any Incremental Equivalent Debt may provide for participation (x) on a pro rata basis, greater than a pro rata basis, or less than pro rata basis in any voluntary prepayments with respect to its Class of Term Loans, or (y) on a pro rata basis (with respect to any Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans) or less than pro rata basis in any mandatory prepayments with all Term Loans;

(d)            (i) to the extent guaranteed by Holdings or any of its Restricted Subsidiaries, any such Incremental Equivalent Debt shall not be guaranteed by any such Person that is not (or is not required to be) a Guarantor (except (x) any such Person guaranteeing such Incremental Equivalent Debt or Incremental Revolving Facilities, as applicable, that also guarantees the Initial Term Loans, the Second Amendment Term Loans, the Third Amendment Term Loans or Revolving Loans, as applicable and (y) unless such guaranty affirmatively is declined by the Administrative Agent as credit support for the Obligations, it being agreed, for the avoidance of doubt, that a Person qualifying as an Excluded Subsidiary shall not result in the Administrative Agent being deemed to have declined such guaranty); and (ii) to the extent secured by Collateral, shall be subject to an Intercreditor Agreement or other subordination arrangements reasonably satisfactory to the Administrative Agent;

(e)            except as otherwise specifically addressed herein, all terms of Incremental Equivalent Debt shall be determined by the Borrowers and shall either, at the option of the Borrowers, (i) reflect current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrowers), (ii) be consistent with the terms of the corresponding class under the Facilities unless, in the case of this clause (ii), (x) the Lenders under the corresponding class under the Facilities also receive the benefit of such more restrictive terms or (y) any such provisions apply only after the Latest Maturity Date of the Facilities, or (iii) not be materially more restrictive to the Borrowers, when taken as a whole, than the terms of the applicable class under the Facilities;

(f)             the interest rate, margin, original issue discount, up-front fees and other fees and rate floors for such Incremental Equivalent Debt in the form of term loans may be determined by the Borrowers and the Lenders providing such Incremental Equivalent Debt, as applicable, providing such Incremental Equivalent Debt; provided that, in the event that the All-in Yield for any such Incremental Equivalent Debt that ranks pari passu in right of payment and security with the existing Term Loans incurred (other than in reliance on clause (i) of the Incremental Amount) is greater than the All-in Yield for the existing Term Loans by more than 50 basis points, then the Applicable Margin for the existing Term Loans shall be increased to the extent necessary so that the All-in Yield for such Incremental Equivalent Debt is no more than 50 basis points higher than the All-in Yield for the existing Term Loans; provided that, in the event that the All-In Yield for such Incremental Equivalent Debt is higher than the All-In Yield for the existing Term Loans solely as a result of a higher rate floor for such Incremental Equivalent Debt, the adjustment to the All-In Yield of the existing Term Loans shall be effected solely by increasing the rate floor; and

(g)            Incremental Equivalent Debt (i) may rank either pari passu or junior in right of payment with any Class of Term Loans (including the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans) and the initial Revolving Commitments and (ii) for the avoidance of doubt, may be secured on a pari passu basis with the Obligation, on a junior basis to the Obligations, be unsecured or be secured by assets not constituting Collateral.

“Incremental Facility Notice” has the meaning assigned to such term in Section 2.19.

“Incremental Revolving Credit Commitment” has the meaning assigned to such term in Section 2.19.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.19.

“Indebtedness” of any Person (the “Subject Person”) means, without duplication, (a) all indebtedness for borrowed money (including all indebtedness evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily paid), (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown to be a liability (on the liability side of a balance sheet), (c) the maximum stated amount of all letters of credit issued or acceptance facilities established for the account of such Subject Person and, without duplication, all drafts drawn thereunder, (d) all Capital Lease Obligations, (e) all Synthetic Lease Obligations, (f) any Disqualified Equity Interests of such Subject Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (g) all obligations under any Hedging Agreement (measured at the Termination Value thereof), (h) all obligations under any Qualified Securitization Facility or any Receivables Facility, (i) all indebtedness referred to in clauses (a) through (g) of this definition of another Person secured by any Lien on any property of such Subject Person, whether or not such indebtedness has been assumed, in an amount equal to the lesser of the Fair Market Value of the property of such Subject Person securing such indebtedness and the principal amount of such indebtedness, and (k) all Guarantees by such Subject Person of indebtedness referred to in clauses (a) through (j) of this definition of others, but in each case specifically excluding accrued expenses and trade payables arising or incurred in the Ordinary Course of Business.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and (B) exclude (i) any earn-out obligation until such obligation is not paid for 5 Business Days after becoming due and payable but not paid, (ii) accruals for payroll and other liabilities accrued in the Ordinary Course of Business, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other similar unperformed obligations of the respective seller, (iv) prepaid or deferred revenue arising in the Ordinary Course of Business, and (v) customary obligations under employment agreements and deferred compensation; provided, further that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrowers solely by reason of push-down accounting under GAAP shall be excluded. The amount of any net obligation under any Swap Obligation on any date shall be deemed to be the termination thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(c).

“Initial Borrower” has the meaning set forth in the preamble to this Agreement.

“Initial Public Offering” means the issuance by any Borrower or any direct or indirect parent of any Borrower (whether through an initial primary public offering, a direct listing or a merger with and into a special purpose acquisition company or other person that has consummated (or will consummate) an initial primary public offering) of its common Equity Interests (a) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission or (b) in an underwritten primary public offering (or series of relating offerings of securities to the public pursuant to a final prospectus in accordance with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering)) (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Initial Term Loan” means a Loan made pursuant to Section 2.1(b).

“Initial Term Loan Commitment” means, with respect to each applicable Term Loan Lender, its obligation to make an Initial Term Loan to the Borrowers on the Effective Date in an aggregate principal amount up to, and not to exceed, the amount set forth on such Lender’s signature page hereto under the caption “Term Loan Commitment”. The aggregate amount of the Term Loan Lenders’ Term Loan Commitments is $120,000,000 as of the Effective Date.

“Intercreditor Agreements” means, collectively, (i) any Parity Intercreditor Agreement, (ii) any Junior Intercreditor Agreement and (iii) any other intercreditor agreement contemplated by this Agreement, in each case to the extent then in effect.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.7.

“Interest Expense” means, for any period for Holdings and its Restricted Subsidiaries, the total interest expense (including that attributable to Capital Lease Obligations), net of interest income, of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, and including any cash payments made during such period in respect of interest on Funded Debt that were amortized or accrued in a previous period (but excluding arrangement and upfront fees).

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the second Business Day following each Quarterly Date and the Maturity Date; and (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three, six, or (if agreed to by the Lender) twelve months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as any Borrower may elect in accordance with Section 2.7; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” means, with respect to any Person, funds of such Person not constituting of (x) proceeds of the issuance of (or contributions in respect of) Equity Interests (other than Disqualified Equity Interests) of such Person or (y) proceeds of the incurrence of long term Indebtedness by such Person or any of its Subsidiaries (other than under any revolving indebtedness or intercompany indebtedness) of such Person.

“Inventory” means, with respect to any Person, all of the “inventory” (as such term is defined in the UCC) of such Person.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services, or securities or otherwise) of bonds, notes, debentures, or Equity Interests or other securities or substantially all the assets of, or any line of business or division of, any other Person, or the acquisition of assets of another Person that constitute a business unit (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), whether direct or indirect or in one transaction or series of transactions; (b) the making of any advance, loan or other extension of credit or capital contribution to, any other Person; (c) the entering into of any Guarantee or assumption of debt of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; and (d) the entering into of any Hedging Agreement. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Fair Market Value of such asset or property at the original time such Investment is made) plus the cost of all additions thereto, without adjustment for subsequent increases or decreases in the value of such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, or the payment of interest or dividends on, the original principal amount of any such Investment), minus Returns (except with respect to any Returns increasing the Available Amount) in respect of such Investment.

“Investors” means the Sponsor and other investors directly or indirectly holding Equity Interests of Holdings as of the Effective Date (together with investors identified in writing by the Sponsor to the Administrative Agent prior to the Effective Date which investors may acquire Equity Interests in Holdings promptly after the Effective Date and, for purposes of this definition, in amounts not to exceed what was disclosed in writing by the Sponsor to the Administrative Agent prior to the Effective Date).

“IPO Reorganization” means transactions taken in connection with and reasonably related to consummating an Initial Public Offering~~,~~ (including the Fifth Amendment Transactions), so long as, after giving effect thereto, neither the value of the Collateral Agent’s and Lender’s security interest in the Collateral (including as to the perfection and priority thereof), nor the value of the Guaranty, taken as a whole, is materially impaired (as determined in good faith by the Borrowers).

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means, individually and collectively as the context may require, (a) JPMorgan, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.5(k), and (b) any Lender selected by the Borrowers that agrees to issue a Letter of Credit hereunder in lieu of JPMorgan.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrowers or any of their Subsidiaries and (b) any Person in whom the Borrowers or any of their Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Debt” has the meaning assigned to such term in Section 6.15.

“Junior Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit E (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrowers) among the Borrower Representative, the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for holders of one or more classes of Indebtedness secured on a junior basis with the Obligations (other than the Obligations).

“LC Disbursement” means a payment made by Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCT Election” has the meaning assigned to such term in Section 1.7(b).

“LCT Test Date” has the meaning assigned to such term in Section 1.7(b).

“Lead Arranger” means JPMorgan Chase Bank, N.A.

“Lenders” means the Persons party hereto as a “Lender” (including, for the avoidance of doubt, the Second Amendment Term Loan Lenders, the Third Amendment Term Loan Lenders and the Fourth Amendment Delayed Draw Term Loan Lenders) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption and any Additional Lender in connection with an Incremental Commitment, Extension Commitment, or Refinancing Commitment other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes Swingline Lender.

“Letter of Credit” means any standby or (to the extent permitted by the applicable Issuing Lender) commercial letter of credit issued pursuant to this Agreement; provided, however, no such letter of credit issued by an Issuing Lender (other than a Person that is also Administrative Agent or one of its Affiliates) shall be deemed a “Letter of Credit” for purposes of this Agreement unless Administrative Agent shall have received written notice thereof from such Issuing Lender as required pursuant to Section 2.5(p).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively and individually, any application therefor and any other agreements, instruments or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at the risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, option, levy, execution, attachment, garnishment, hypothecation, assignment for security, deposit arrangement, encumbrance, charge, security interest or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever, on or of such asset, or the creation of a statutory trust (or similar arrangement) under any Food and Agricultural Laws and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means (i) any Permitted Acquisition or permitted Investment by the Borrowers or their Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Junior Debt not prohibited by this Agreement requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment,, and, in each case, which is designated as a Limited Condition Transaction by the Borrower Representative in writing to the Administrative Agent and Lenders.

“Limited Condition Transaction Agreement” has the meaning assigned to such term in Section 1.7(a).

“Loan Documents” means, collectively, this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Letter of Credit Documents, the Guaranty Agreements, the Security Documents, the Fee Letter, the Second Amendment Fee Letter, the Second Amendment PGIM Fee Letter, the Third Amendment Fee Letter, the Third Amendment PGIM Fee Letter, the Fourth Amendment Fee Letter, the Fourth Amendment PGIM Fee Letter, all Borrowing Requests, all Interest Election Requests, all Incremental Facility Notices, all requests for the issuance of Letters of Credit, and all other documents, instruments, certificates, and agreements executed, delivered, or acknowledged by an Obligor in connection with or contemplated by this Agreement and designated as a “Loan Document.” For the avoidance of doubt, Hedging Agreements and agreements for the provision of Cash Management Services shall not constitute “Loan Documents.”

“Loans” mean the loans made by the Lenders to the Borrowers pursuant to this Agreement in the form of a Term Loan, Revolving Credit Loan, Swingline Loan, Incremental Loan, Extended Loan, Replacement Term Loan or Refinancing Loan.

“Management Agreement” means the Management Services Agreement between Paine Schwartz Partners Fund V Management, LLC, Suja Life, LLC and any Sponsor Affiliate (including, for the avoidance of doubt, any person that otherwise solely qualifies under clause (b) of such definition) party thereto from time to time, dated as of the Effective Date.

“Management Equityholders” means any of (i) any current, former or future director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent company thereof owning Equity Interests in Holdings or any direct or indirect parent thereof, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof or any Person described in the succeeding clause (iii), as applicable, to hold an investment in Holdings or any direct or indirect parent thereof in connection with such Person’s estate or tax planning and (iii) any Person who acquires an investment in Holdings or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X of the Board.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon (a) the business, results of operations, assets or financial condition of the Borrowers and their Restricted Subsidiaries taken as a whole, (b) the ability of the Borrowers and the Guarantors taken as a whole to perform any of their material payment obligations under this Agreement, the Guaranty Agreements, or any of the Loan Documents or (c) the material rights and remedies of or benefits available to the Administrative Agent or the Lenders under the Loan Documents.

“Material Disposition” means any Disposition of property or series of related Dispositions of property (other than Dispositions in the Ordinary Course of Business) that yields gross proceeds to any Company in excess of $4,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any Company in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding the greater of (a) $7,500,000 and (b) 25% of Consolidated EBITDA. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedging Agreement at any time shall be the Termination Value thereof.

“Material Intellectual Property” means all intellectual property that is: (i) necessary for or material to the business of the Borrowers and their Restricted Subsidiaries (taken as a whole) and (ii) owned or exclusively licensed by any Borrower or any of its Restricted Subsidiaries.

“Material Non-Public Information” means, with respect to any Person, information that is (a) of a type that would not be publicly available (and could not be derived from publicly available information) if such Person and its Subsidiaries were public reporting companies and (b) material with respect to such Person, its Subsidiaries or the respective securities of such Person and its Subsidiaries for purposes of United States Federal and state securities laws, in each case, assuming such laws were applicable to such Person and its Subsidiaries.

“Material Subsidiary” means, at any date of determination, the Borrower and each of the Borrower’s other Domestic Subsidiaries that are Restricted Subsidiaries (a) whose total assets at the last day of the most recent Reference Period were equal to or greater than 5.0% of consolidated total assets at such date or (b) whose Consolidated EBITDA for such Reference Period were equal to or greater than 5.0% of the Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Effective Date, Domestic Subsidiaries that are Restricted Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 10.0% of consolidated total assets as of the end of the most recently ended Reference Period or more than 10.0% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Reference Period, then the Borrower shall, not later than 60 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Restricted Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 5.8 applicable to such Subsidiary.

“Maximum Rate” has the meaning assigned to such term in Section 10.12.

“Merger” means the consummation of the Surf Merger Agreement on the Effective Date.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or Deposit Account balances, an amount equal to 103% of the Fronting Exposure of Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by Administrative Agent and Issuing Lender in their reasonable discretion.

“Mortgaged Property” means, initially, each parcel of owned real property and the improvements thereto identified to be mortgaged on Schedule 4.1(e) and includes each other parcel of owned real property and improvements thereto with respect to which a Mortgage is granted (or is required to be granted) pursuant to Section 5.9.

“Mortgages” means each mortgage, deed to secure debt, deed of trust, and similar agreement executed by any Obligor for the benefit of Administrative Agent and the Secured Parties, and covering the Mortgaged Property in each case in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, as amended, restated, modified and supplemented from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA in respect of which a Borrower or any ERISA Affiliate has any current obligation to contribute.

“Net Cash Proceeds” means, (a) in connection with any Disposition or any Event of Loss, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or return of funds held in escrow or otherwise, but only as and when received) of such Disposition or Event of Loss, net of (i) reasonable and customary attorneys’ fees, accountants’ fees, sales commissions, investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Disposition or Event of Loss (other than any Lien pursuant to a Security Document), (iii) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to a Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds), (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities until such time as such reserve is no longer required, (v) other reasonable and customary fees and expenses actually incurred in connection therewith and the amount of cash reserves established to fund contingent liabilities reasonably estimated to be payable and attributable to such disposition or event and net of any Taxes and ~~any~~ Permitted Tax Distributions paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any Tax sharing arrangements) and (vi) in the case of any non-Wholly Owned Subsidiary, the pro rata amounts attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary, or (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, upfront fees, placement fees and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders (or all affected Lenders) in accordance with the terms of Section 10.2 and (b) has been approved by Administrative Agent and the Required Lenders or Required Facility Lenders, as applicable.

“Non-Debt Fund Affiliate” means any Affiliate of Holdings, including Holdings or any of its Subsidiaries, but excluding (a) any Debt Fund Affiliate and (b) any natural person.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Expiring Credit Commitment” has the meaning assigned to such term in Section 2.4(e).

“Notice of Incremental Delayed Draw Term Loan Commitment” has the meaning assigned to such term in Section 2.19.

“Notice of Incremental Revolving Credit Commitment” has the meaning assigned to such term in Section 2.19.

“Notice of Incremental Term Loan Borrowing” has the meaning assigned to such term in Section 2.19.

“NPL” has the meaning assigned to such term in Section 3.16(c).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (a) all of the obligations, indebtedness and liabilities of the Obligors to the Lenders, Swingline Lender, Issuing Lender and the Administrative Agent under this Agreement or any of the other Loan Documents, including principal, interest, fees, prepayment premiums (if any), expenses, reimbursements and indemnification obligations and other amounts, and (b) all of the Bank Product Obligations, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against a Borrower or any Restricted Subsidiary thereof of any proceeding under any Debtor Relief Laws or other similar laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” of an Obligor shall exclude any Excluded Swap Obligations with respect to such Obligor.

“Obligor” means each Borrower and each Guarantor.

“Obligor Accounts” has the meaning assigned to such term in Section 9.12.

“Ordinary Course Disposition” means (i) any Disposition among the Obligors and their Restricted Subsidiaries permitted hereunder and (ii) any Disposition permitted under Section 6.4 other than pursuant to clauses (j), (m), (q) and (u).

“Ordinary Course of Business” means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of a Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of a Borrower and its Subsidiaries in the United States or any other jurisdiction in which a Borrower or any Subsidiary does business, as applicable or (iii) generally consistent with the past practice of a Borrower or such Subsidiary, as applicable.

“Organizational Documents” means, with respect to any Person (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (e) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Loan Document or Letter of Credit).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parity Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit D (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrowers) among the Borrower Representative, the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for holders of one or more classes of Indebtedness secured on a pari passu basis with the Obligations (other than the Obligations).

“Participant” has the meaning assigned to such term in Section 10.4.

“Participant Register” has the meaning assigned to such term in Section 10.4.

“Payment” has the meaning assigned to such term in Section 9.14.

“Payment Notice” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” means an acquisition after the Effective Date by any Borrower or any Restricted Subsidiary of all or substantially all the assets of, or any line of business or division or business unit or line of products of, any other Person, or all or a majority of the Equity Interests of any Person (including with respect to an Investment in a Restricted Subsidiary that serves to increase any Borrower’s or such Restricted Subsidiaries’ respective ownership of Equity Interests therein); provided, (a) such acquisition shall be permitted under Section 5.13, (b) Administrative Agent shall have received, to the extent required and in accordance with the requirements of Sections 5.8 and 5.9, all documents reasonably required by Administrative Agent to have a first priority perfected security interest (subject to Permitted Encumbrances) in the Acquired Entity or Business acquired or created in such acquisition, together with all opinions of counsel, certificates, resolutions and other documents (to the extent required by Sections 5.8 and 5.9), (c) any Person acquired will be a Restricted Subsidiary of Holdings immediately after such acquisition if required by the terms of this Agreement, (d) such acquisition shall not be hostile and shall have been approved by the board of directors (or similar governing body) and shareholders of the Acquired Entity or Business, (e) with respect to any such acquisitions with an aggregate purchase price exceeding the greater of (x) $7,500,000 and (y) 25% of Consolidated EBITDA (determined at the time of any such acquisition (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)), the Borrowers shall provide to the Administrative Agent (for distribution to the Lenders) a quality of earnings report from a nationally or regionally recognized accounting firm and a customary due diligence package of readily available items that are reasonably requested by the Administrative Agent; provided, that in any event the Borrower Representative shall provide to the Administrative Agent any quality of earnings that is otherwise available in connection with any such Permitted Acquisition and (f) no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) then exists or would be caused by such acquisition.

“Permitted Encumbrances” means: (a) Liens for taxes or governmental charges or levies not required to be paid pursuant to Section 5.4; (b) Liens in respect of property imposed by law arising in the Ordinary Course of Business such as materialmen’s, carrier’s, mechanics’, landlord’s, warehousemen’s, grower’s and other like Liens provided that such Liens secure only amounts not more than 90 days past due or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (c) Liens granted in the Ordinary Course of Business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security, property, casualty, or liability insurance, or other insurance programs; (d) Liens in connection with or to secure performance of utilities, tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations incurred in the Ordinary Course of Business (other than obligations in respect of the payment of borrowed money); (e) easements, rights-of-way, servitudes, restrictions (including zoning restrictions), defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of such property for its intended purposes or interfering with the ordinary conduct of business of any Obligor; (f) Liens securing Capital Lease Obligations or purchase money Indebtedness (which shall include Indebtedness incurred within 270 days of the acquisition, improvement or completion of construction of an asset to finance (or refinance in accordance with Section 6.1(d)) all or a portion of the purchase price or cost of improvement or construction of such asset) to the extent the Capital Lease Obligations or Indebtedness secured by such Lien is permitted by Section 6.1(d) and provided (x) such Lien attaches only to the asset so purchased, constructed or leased and the proceeds and products thereof and customary security deposits and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, in each case, as permitted by Section 6.1(d); (g) licenses or sublicenses (including with respect to patents, trademarks, copyrights, and other intellectual property rights) and leases or subleases granted to others in the Ordinary Course of Business and which could not reasonably be expected to result in a Material Adverse Effect and any precautionary UCC financing statements filed in connection with such operating lease; (h)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) liens arising out of judgment or awards in respect of judgments that do not constitute an Event of Default under clause (j) of Section 8.1; (j) Liens in favor of Administrative Agent or for the benefit of the Secured Parties granted pursuant to Loan Documents; (k) customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions or in favor of collecting banks incurred in the Ordinary Course of Business; (l) Liens on securities that are the subject of repurchase agreements permitted by the definition of Cash Equivalents; (m) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement related to a Capital Expenditure permitted hereunder or a Permitted Acquisition or another Investment permitted hereunder; (n) Liens created under any agreement relating to the sale, lease, transfer or other Disposition of assets permitted hereunder; provided that such Liens relate solely to the assets to be sold, leased, transferred or otherwise disposed of and the proceeds or products thereof and customary security deposits; (o) Liens that are replacements of Permitted Encumbrances to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness; (p) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under clause (l) of Section 6.1; (q) Liens on assets that secure Acquired Indebtedness permitted under clause (r) of Section 6.1; provided that such Lien shall not apply to any other assets of Holdings or any Restricted Subsidiary (other than products, proceeds, replacements and accessions thereof pursuant to the terms existing at the time of such acquisition); (r) to the extent constituting Liens, options, put and call arrangements, rights of first refusal and similar rights relating to Equity Interests in Joint Ventures or other Investments in each case permitted pursuant to Section 6.5; (s) Liens set forth on Schedule 6.2; provided that (x) to qualify as a Permitted Encumbrance, any such Lien shall only secure the Indebtedness that is secured on the Effective Date and any Refinancing Indebtedness in respect thereof and shall encumber only such assets and the proceeds and products thereof and customary security deposits as are encumbered by such Liens as of the Effective Date and (y) individual financings provided by one lender with respect to the Indebtedness constituting Capital Lease Obligations or purchase money Indebtedness may be cross collateralized to other financings of provided by such lender; (t) other Liens which may be secured on a pari passu basis with the Obligations (subject to an Intercreditor Agreement or other subordination arrangements reasonably satisfactory to the Administrative Agent) as to which the aggregate amount of the obligations secured thereby does not exceed the greater of (x) $10,000,000 and (y) 35% of Consolidated EBITDA (as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) at any time; (u) Liens on Equity Interests of Joint Ventures securing a Guarantee (whether recourse or non-recourse) of obligations of such Joint Venture to the extent such Investment is permitted by Section 6.5; (v) all matters shown on the mortgagee policies of title insurance accepted by Administrative Agent with respect to Mortgaged Properties and any minor survey exceptions and minor defects and irregularities in title and similar encumbrances; (w) Liens securing obligations permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; (x) Liens on cash or Cash Equivalents securing obligations under Hedging Agreements permitted under this Agreement; (y) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by any Borrower or any Restricted Subsidiary in the Ordinary Course of Business; (z) Liens from UCC financing statement filings regarding consignments entered into by any Borrower or any Restricted Subsidiary in the Ordinary Course of Business; (aa) Liens in favor of any Obligor; (bb) Liens securing Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed the greater of (x) $4,500,000 and (y) 15% of Consolidated EBITDA (as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b))) at any time; (cc) Liens for property taxes on property of a Borrower or any Restricted Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy, or claim is to such property; (dd) survey exceptions to a title policy with respect to surveys, minor encumbrances, ground leases, easements, or reservations of, rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, minor defects or irregularities in title and similar encumbrances) as to the use of Real Property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness for borrowed money and which do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business, as currently conducted or as contemplated to be conducted; (ee) customary notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ff) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the Ordinary Course of Business; (gg) Liens (i) in favor of a Borrower or any Guarantor and (ii) in favor of a Restricted Subsidiary that is not an Obligor on assets of a Restricted Subsidiary that is not an Obligor securing Indebtedness permitted under Section 6.1 and that is not recourse to any Obligor except as otherwise permitted under another clause of this definition of “Permitted Encumbrances” (which, for the avoidance of doubt, shall constitute an incurrence thereunder); (hh) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes; (ii) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of a Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred, in each case, in the Ordinary Course of Business of a Borrower or any Restricted Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers of a Borrower or any Restricted Subsidiary in the Ordinary Course of Business; (jj) Liens on property subject to any sale-leaseback transaction permitted under Section 6.4(u); (kk) Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness permitted hereunder; provided (i) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (ii) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (iii) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder; (ll) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any applicable law that are not reasonably expected to result in a Material Adverse Effect; (mm) Liens on Equity Interests and indebtedness of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; (nn) Liens or rights of set-off against credit balances of a Borrower or any Restricted Subsidiary with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to a Borrower or any Restricted Subsidiary in the Ordinary Course of Business to secure the obligations of any Subsidiary to the credit card issuers or credit card processors as a result of fees and charges; (oo) customary Liens on Receivables Assets incurred in connection with a Receivables Facility and customary Liens on Receivables Assets arising in connection with a Qualified Securitization Financing; (pp) Liens securing Ratio Debt and Incremental Equivalent Debt; (qq) [reserved]; and (rr) other obligations secured by any asset of a Borrower or any Obligor (other than assets or property required to constitute Collateral) so long as the Secured Obligations are equally and ratably secured thereby.

“Permitted Equity Issuance” means cash capital contributions to Holdings (other than with respect to Disqualified Equity Interests or a Specified Equity Contribution) or the sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Holdings, the proceeds of which are contributed to the common equity of any Borrower or any Restricted Subsidiary.

“Permitted Holders” means (a)(i) the Sponsor, (ii) the other Investors, (iii) management on the Effective Date and (iv) Permitted Transferees of the foregoing, (b) any person or entity with which the Sponsor and the foregoing Investors form a “group” (within the meaning of the federal securities laws) so long as, in the case of this clause (b), such Investors beneficially own more than 50% of the relevant voting stock beneficially owned by such group, and (c) any person acting in the capacity of an underwriter (solely to the extent that and for so long as such person is acting in such capacity) in connection with a public or private offering of capital stock of any parent entity of the Borrowers.

“Permitted Reorganizations” means (i) reorganizations and other activities related to tax planning and other reorganizations and (ii) transactions taken in connection with and reasonably related to consummating an Initial Public Offering, in each case, whether or not consummated, in each case, to the extent the Administrative Agent’s security interests in the Collateral are not materially impaired (as reasonably determined in good faith by the Borrowers).

“Permitted Tax Distributions” means, ~~if (1) any of the Borrowers or any of their Subsidiaries file a consolidated, combined, affiliated, aggregated, unitary or similar type of income Tax return with Holdings or any direct or indirect owner thereof (including if the Borrowers or any of their Subsidiaries is treated as a disregarded entity for U.S. federal income Tax purposes of a member of any group that files any such Tax return) or (2) any Borrower is treated as a partnership or a disregarded entity (other than a disregarded entity described in clause (1)) for U.S. federal income Tax purposes, then each such Borrower may make payments to Holdings (or another direct or indirect owner thereof) to permit Holdings (or such owner) to pay income or similar Taxes (including to permit Holdings (or such direct or indirect owner) to make distributions to allow its owners (indirect or direct) to pay income or similar Taxes); provided, that (A) for each year that clause (1) is applicable, the aggregate amount of such distributions shall not be greater than the amount of such Taxes that would have been due and payable by such Borrowers and/or those Subsidiaries of such Borrowers that are members, or disregarded entities of members, of the applicable Tax group with Holdings (or another direct or indirect owner) (as determined by the Borrowers in their good faith discretion), had such Borrowers and/or such Subsidiaries filed a consolidated, combined, affiliated, aggregated, unitary or similar type return for such year with the applicable Borrower(s) as the parent corporation and (B) for each year (or portion thereof) that clause (2) is applicable, the aggregate amount of such distributions shall not be greater than (I) the aggregate amount of positive taxable income of such Borrowers and their Subsidiaries (reduced by any net taxable losses of such Borrowers and their Subsidiaries for prior taxable years, to the extent not previously taken into account as a reduction to income in determining Permitted Tax Distributions) that would be allocated among its actual or hypothetical members (including as a guaranteed payments for the use of capital) for such year if the applicable Borrower(s) was classified as a partnership for U.S. federal income Tax purposes (and each of the Subsidiaries had its actual classification for U.S. federal income Tax purposes), determined without regard to any deduction relating to qualified business income under Section 199A of the Code (or any similar provision of state or local law), multiplied by (II) the maximum combined marginal U.S. federal, state, and local income Tax rate applicable to any owner of Holdings (or any other direct or indirect owner treated as a partnership) for such year (including any Taxes imposed on net investment income and any self-employment Taxes), taking into account the character of the relevant income or gain and the deductibility of state and local Taxes for U.S. federal income Tax purposes (and any limitations thereon); provided that to the extent that the aggregate amount of such distributions made for any such taxable period exceeds the amount of Permitted Tax Distributions that would have been permitted for such taxable period based on Borrowers’ and their Subsidiaries’ actual taxable income, as finally determined at the close of such taxable period, then the amount of such excess shall be credited against the Permitted Tax Distributions permitted to be made with respect to the immediately subsequent taxable period.~~without duplication, (i) distributions in an amount sufficient to permit Suja LP to make distributions in amounts described in Section 4.1(a) of the Suja LPA and (ii) distributions in amounts sufficient to permit Suja LP to make pro rata distributions to its equityholders in such amounts as will permit Suja Inc. and its Subsidiaries to make any payments permitted or required to be made pursuant to the Tax Receivable Agreement.

“Permitted Transferee” means (a) in the case of the Sponsor or any Sponsor Associate, (i) the Sponsor, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of the Sponsor or any Sponsor Associate and (iii) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants; and (b) in the case of any Management Equityholder, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Equityholder and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“PGIM Fund” means any subfund of the ICAV, including PGIM US Investors/Non-US Senior Debt Levered I Fund.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.1(d).

“Prepayment Premium” has the meaning assigned to such term in Section 2.10(d)(vi).

“Prime Rate” means the rate of interest published in the Wall Street Journal as the “prime rate” for Dollars on such day; provided that in no event shall the Prime Rate be less than zero. The Prime Rate is not necessarily the lowest rate that JPMorgan is charging any corporate customer.

“Principal Payment Dates” means (i) with respect to the Initial Term Loans, the end of each Fiscal Quarter of each year, commencing with March 31, 2022, and through and including the Term Loan Maturity Date, (ii) with respect to the Second Amendment Term Loans, the end of each Fiscal Quarter of each year, commencing with March 27, 2023, and through and including the Term Loan Maturity Date, (iii) with respect to the Third Amendment Term Loans, the end of each Fiscal Quarter of each year, commencing with March 31, 2025, and through and including the Term Loan Maturity Date, (iv) with respect to the Fourth Amendment Delayed Draw Term Loans, the end of each Fiscal Quarter of each year ending after the funding of such Fourth Amendment Delayed Draw Term Loans through and including the Term Loan Maturity Date and (v) with respect to any Tranche of Incremental Term Loans, such dates (if any) as may be set forth in the Incremental Amendment applicable to such Tranche of Incremental Term Loans.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Pro Rata Share” means, (a) with respect to any Revolving Credit Lender, for purposes of any rights or obligations hereunder affecting or involving Revolving Credit Lenders and not Term Loan Lenders (including any reimbursement obligations in respect of any indemnity claim arising out of an action or omission of Swingline Lender or Issuing Lender under this Agreement), the percentage (carried out to the ninth decimal place) of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment, and (b) with respect to any Lender in respect of any rights or obligations affecting or involving all Lenders (including any reimbursement obligations in respect of any indemnity claim arising out of an action or omission of Administrative Agent, Swingline Lender or Issuing Lender under this Agreement), the percentage (carried out to the ninth decimal place) of the total Commitments or Loans, of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans, as the case may be, of all Classes hereunder. If the Commitments of any Class have terminated or expired, the Pro Rata Share with respect to such Class shall be determined based upon (i) in the case of the Term Loan Lenders of any Class, the outstanding principal amount of the Term Loans of such Class at such time, and (ii) in the case of the Revolving Credit Lenders, Revolving Credit Exposure of all such Revolving Credit Lenders at such time.

“Protected Vendor” means any Person that is afforded the benefit of any Lien or trust upon agricultural or animal products sold to the Borrowers and/or their Subsidiaries and/or any proceeds of such agricultural or animal products under any Growers’ Lien Law.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interests becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means and refers to any Equity Interests that is not a Disqualified Equity Interest.

“Qualified Jurisdiction” means the United States, Canada, the Cayman Islands, the United Kingdom, the Netherlands, Luxembourg, Switzerland and Australia.

“Qualified Proceeds” means assets that are used or useful in, or Equity Interests of any Person engaged in, any business conducted or proposed to be conducted by the Borrowers and the Restricted Subsidiaries, taken as a whole, on the Effective Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, corollary, complementary, synergistic, reasonably related, or ancillary to any of the foregoing or to facilitate any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrowers in good faith.

“Qualified Securitization Financing” means any Securitization Facility (and any guarantee of such Securitization Facility), that meets the following conditions: (a) the Borrowers shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrowers and the Restricted Subsidiaries; (b) all transfers of Receivables Assets and related assets by any Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at Fair Market Value, a portion of which may be paid in the form of an increase in the Seller’s Retained Interest; (c) the financing terms, covenants, termination events and other provisions thereof shall be on then current market terms (as reasonably determined in good faith by the Borrowers) and may include Standard Securitization Undertakings; and (d) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants, performance guarantees and indemnities made in connection with such facilities) to any Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Quarterly Dates” means the last day of March, June, September, and December of each year through the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date.

“Quarterly Percentage Amount” means (a) with respect to the Initial Term Loan for each Principal Payment Date, the amount equal to 0.25% of the aggregate principal amount of the Initial Term Loan Commitments on the Effective Date, (b) with respect to the Second Amendment Term Loan for each Principal Payment Date, the amount equal to 0.25% of the aggregate principal amount of the Second Amendment Term Loan Commitments on the Second Amendment Effective Date, (c) with respect to the Third Amendment Term Loan for each Principal Payment Date, the amount equal to 0.25% of the aggregate principal amount of the Third Amendment Term Loan Commitments on the Third Amendment Effective Date and (d) with respect to any Fourth Amendment Delayed Draw Term Loans for each Principal Payment Date, the amount equal to 0.25% of the initial principal amount of such Fourth Amendment Delayed Draw Term Loans.

“Ratio Debt” means Indebtedness of an Obligor (other than Holdings (other than as a guarantor)); provided that at the time of incurrence thereof:

(a)            (i) the scheduled final maturity date of any Ratio Debt (A) that is secured on a pari passu basis with the Obligations will be no earlier than the scheduled final maturity date for the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans and (B) that is unsecured, secured on a junior basis to the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans or secured by assets not constituting Collateral shall not mature prior to the date that is ninety-one (91) days following the scheduled final maturity date for the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans, and (ii) except in the case of a customary bridge facility that is subject to automatic conversion within one (1) year of issuance of such bridge facility on terms that would otherwise satisfy this clause (a), the Weighted Average Life to Maturity of any Ratio Debt will be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans;

(b)            any Ratio Debt may provide for participation (x) on a pro rata basis, greater than a pro rata basis, or less than pro rata basis in any voluntary prepayments with respect to its Class of Term Loans, or (y) on a pro rata basis (with respect to any Ratio Debt secured by the Collateral on a pari passu basis with the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans) or less than pro rata basis in any mandatory prepayments with all Term Loans;

(c)            (i) to the extent guaranteed by Holdings or any of its Restricted Subsidiaries, any such Ratio Debt shall not be guaranteed by any such Person that is not (or is not required to be) a Guarantor (except (x) any such Person guaranteeing such Ratio Debt that also guarantees the Initial Term Loans, the Second Amendment Term Loans, the Third Amendment Term Loans or Revolving Loans, as applicable and (y) unless such guaranty affirmatively is declined by the Administrative Agent as credit support for the Obligations, it being agreed, for the avoidance of doubt, that a Person qualifying as an Excluded Subsidiary shall not result in the Administrative Agent being deemed to have declined such guaranty); and (ii) to the extent secured by Collateral, shall be subject to an Intercreditor Agreement or other subordination arrangements reasonably satisfactory to the Administrative Agent and shall not be secured by any assets other than Collateral;

(d)            except as otherwise specifically addressed herein, all terms of Ratio Debt shall be determined by the Borrowers and shall either, at the option of the Borrowers, (i) reflect current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrowers), (ii) be consistent with the terms of the corresponding class under the Facilities unless, in the case of this clause (ii), (x) the Lenders under the corresponding class under the Facilities also receive the benefit of such more restrictive terms or (y) any such provisions apply only after the Latest Maturity Date of the Facilities, or (iii) not be materially more restrictive to the Borrowers, when taken as a whole, than the terms of the applicable class under the Facilities;

(e)            the interest rate, margin, original issue discount, up-front fees and other fees and rate floors for such Ratio Debt in the form of term loans may be determined by the Borrowers and the Lenders providing such Ratio Debt, as applicable, providing such Ratio Debt; provided that, in the event that the All-in Yield for any such Ratio Debt that is in the form of term loans that ranks pari passu in right of payment and security with the existing Term Loans incurred (other than in reliance on clause (i) of the Incremental Amount at the time of initial incurrence) is greater than the All-in Yield for the existing Term Loans by more than 50 basis points, then the Applicable Margin for the existing Term Loans shall be increased to the extent necessary so that the All-in Yield for such Ratio Debt is no more than 50 basis points higher than the All-in Yield for the existing Term Loans; provided that, in the event that the All-In Yield for such Ratio Debt is higher than the All-In Yield for the existing Term Loans solely as a result of a higher rate floor for such Ratio Debt, the adjustment to the All-In Yield of the existing Term Loans shall be effected solely by increasing the rate floor; and

(f)             Ratio Debt (i) may rank either pari passu or junior in right of payment with any Class of Term Loans (including the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans) and the initial Revolving Commitments and (ii) for the avoidance of doubt, may be secured on a pari passu basis with the Obligations, on a junior basis to the Obligations, be unsecured or be secured by assets not constituting Collateral.

“Real Property Requirement” means the requirement that the real property owned by any Obligor and located in the United States shall be a Mortgaged Property as shall be necessary in order that any real property owned on or acquired after the Effective Date by an Obligor located in the United States and with a Fair Market Value measured at the time of acquisition in excess of (a) the greater of (i) $2,000,000 and (ii) 6.5% of Consolidated EBITDA (as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b) individually or (b) the greater of (i) $6,000,000 and (ii) 20% of Consolidated EBITDA (as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b) in the aggregate for all such real property be subject to a Mortgage.

“Receivables Assets” means (a) any accounts receivable, including proceeds thereof, owed to a Borrower or a Restricted Subsidiary and arising in the ordinary course of business from the sale of goods and services, and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other related assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable securitization or factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Receivables Facility.

“Receivables Facility” means any of one or more receivables financing facilities (and any guarantee of such financing facility) that meets the following conditions: (i) the obligations under such facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrowers and the Restricted Subsidiaries, (ii) pursuant to such facility any Borrower or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its Receivables Assets to either (a) a Person that is not a Borrower or a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by (1) transferring its accounts receivable to a Person that is not a Borrower or a Restricted Subsidiary or by borrowing from such Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such Person or (2) the issuance to such Borrower or such Restricted Subsidiary of Seller's Retained Interests or an increase in such Seller's Retained Interests and (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrowers) and may include Standard Securitization Undertakings and shall include any guaranty in respect of such financing facility.

“Receivables Subsidiary” means any Subsidiary of any Borrower formed for the purpose of, and that solely engages in, facilitating or entering into one or more Receivables Facilities and any other activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which any Borrower or any Restricted Subsidiary makes an Investment and to which such Borrower or such Restricted Subsidiary transfers accounts receivables and related assets or grants a security interest in Receivables Assets.

“Recipient” means (a) Administrative Agent, (b) any Lender or Swingline Lender, and (c) any Issuing Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 6:00 a.m. (New York City time) on the day that is two (2) Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting or (3) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Term Loans” has the meaning set forth in Section 10.02(b).

“Refinancing Amendment” means an amendment to this Agreement executed by (a) the Borrower Representative, (b) the Administrative Agent, (c) each Additional Refinancing Lenders and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, Refinancing Delayed Draw Term Loans, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.22.

“Refinancing Delayed Draw Term Loan Commitments” means one or more delayed draw term loan commitments hereunder that fund Refinancing Delayed Draw Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Delayed Draw Term Loans” means one or more Classes of Delayed Draw Term Loans that result from a Refinancing Amendment.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, plus the amount of any premiums, make-whole amounts or penalties and accrued and unpaid interest paid thereon, the fees and expenses incurred in connection therewith (including any closing fees and original issue discount) and by the amount of the unfunded commitments with respect thereto unless otherwise permitted under a separate clause of Section 6.1, (b) other than Capital Leases and revolving Indebtedness, such refinancings, renewals, or extensions do not result in a shortening of the scheduled maturity date or the Weighted Average Life to Maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, (c) if the Indebtedness that is refinanced, renewed, or extended was unsecured or subordinated in right of payment to the Obligations, then (x) in the case of unsecured Indebtedness, such Refinancing Indebtedness must be unsecured unless otherwise permitted under a separate clause of Section 6.1 and (y) in the case of subordinated Indebtedness, the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions (taken as a whole) that are at least as favorable in all material respects to the Secured Parties as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (d) except as otherwise permitted, the Indebtedness that is refinanced, renewed, or extended is not recourse to any Obligor other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended or secured by any property other than property that secured the Indebtedness that was refinanced, renewed or extended.

“Refinancing Revolving Credit Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Refinancing Series” means all Refinancing Term Loans, Refinancing Delayed Draw Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments, Refinancing Delayed Draw Term Loans or Refinancing Delayed Draw Term Loan Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield (other than, for this purpose, any original issue discount or upfront fees), if applicable and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning assigned to such term in Section 10.4.

“Registered Loan” has the meaning assigned to such term in Section 10.4.

“Reinvestment Assets” means assets used or useful in a Borrower’s or a Restricted Subsidiary’s business, Capital Expenditures, Permitted Acquisitions and other permitted Investments (other than cash and Cash Equivalents).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Borrower and its Restricted Subsidiaries in connection therewith that are not applied to prepay the Loans.

“Reinvestment Event” means the receipt of any Net Cash Proceeds from any Disposition or Event of Loss in respect of which the Borrowers have elected to reinvest the Net Cash Proceeds in Reinvestment Assets.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to invest in Reinvestment Assets.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after (or 30 days prior to such date, to the extent the applicable Borrower or Restricted Subsidiary has committed to reinvest such proceeds) such Reinvestment Event (or if a Borrower or a Restricted Subsidiary has committed to reinvest such proceeds within such 365 days, within 180 days following such 365 days) and (b) the date on which the Borrowers shall have determined not to invest in Reinvestment Assets.

“Rejection Notice” has the meaning assigned to such term in Section 2.10(d)(iii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board, the NYFRB, and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, Adjusted Daily Simple SOFR, as applicable.

“Replacement Term Loans” has the meaning set forth in Section 10.02(b).

“Required DDTL Lenders” means, at any time with respect to any Class of Delayed Draw Term Loans, Lenders having unused DDTL Commitments of such Class representing more than 50% of the sum of the total unused DDTL Commitments of such Class at such time. The unused DDTL Commitments of any Defaulting Lender shall be disregarded in determining Required DDTL Lenders at any time.

“Required Facility Lenders” means, at any time, with respect to one or more Facilities, Lenders having Revolving Credit Exposures, outstanding Term Loans and/or unused Commitments representing more than 50% of the sum of Revolving Credit Exposures, outstanding Term Loans and/or unused Commitments under such Facility; provided the Commitments of, and the portion of the Revolving Credit Exposure and outstanding Incremental Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans, and unused Commitments (subject to Section 2.19(f)) representing more than 50% of the sum of the total Revolving Credit Exposures, total outstanding Term Loans and unused Commitments at such time; provided the Commitments of, and the portion of the Revolving Credit Exposure and outstanding Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that for so long as there are two or more Lenders each holding more than ten percent (10%) of the sum of the total Revolving Credit Exposures, total outstanding Term Loans and unused Commitments at such time, the term “Required Lenders” must include at least two unaffiliated Lenders, each holding no less than five percent (5%) of such total Revolving Credit Exposures, total outstanding Term Loans and unused Commitments.

“Required Revolving Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Credit Commitments at such time. The Revolving Credit Exposures and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief administrative officer, principal accounting officer, treasurer, assistant treasurer, vice president of finance, secretary, assistant secretary or controller of any Person. Any document delivered hereunder that is signed by a Responsible Officer of any Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of or issued by such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest or Equity Right of or issued by such Person or any payment of management fees or consulting fees to any holder of Equity Interests of such Person.

“Restricted Subsidiary” means any Subsidiary of a Borrower other than an Unrestricted Subsidiary.

“Restrictive Agreement” has the meaning assigned to such term in Section 6.8.

“Retained ECF Amount” has the meaning assigned to such term in Section 2.10(b)(ii).

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revolving Credit Availability Period” means the period from and including the Effective Date and ending on the earlier of the Business Day immediately preceding the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments pursuant to the terms hereof.

“Revolving Credit Commitment” means at any time, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans (including any Incremental Revolving Credit Commitment) and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure at such time hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 or 2.18(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4, or (c) increased pursuant to Section 2.19. The amount of each Lender’s Revolving Credit Commitment as of the Effective Date is set forth below its name or its signature page to this Agreement, or thereafter, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. As of the Third Amendment Effective Date, the aggregate amount of the Lenders’ Revolving Credit Commitments is $40,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum, without duplication, of the outstanding principal amount of such Lender’s Revolving Credit Loans, LC Exposure and Swingline Exposure at such time.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.1 (including loans made pursuant to an Incremental Revolving Credit Commitment).

“Revolving Credit Loan Extension Request” has the meaning assigned to such term in Section 2.23.

“Revolving Credit Maturity Date” means (i) with respect to the Revolving Credit Commitment on the Effective Date, August 23, 2028, (ii) with respect to any tranche of Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Amendment and (iii) with respect to any Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“Sanctioned Person” has the meaning assigned to such term in Section 3.17.

“Sanctions” means any sanctions administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of October 11, 2022 by and among the Borrower Representative, Holdings, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Second Amendment Acquisition” means the acquisition contemplated by the Second Amendment Acquisition Agreement.

“Second Amendment Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of October 11, 2022, by and among Vive Buyer, Inc., a Delaware corporation, Vive Merger Sub I, Inc., a Delaware corporation and Vive Organic.

“Second Amendment Effective Date” means October 11, 2022.

“Second Amendment Fee Letter” means that certain Fee Letter, dated as of October 11, 2022, executed by the Borrower Representative and the Administrative Agent setting forth certain of the applicable fees relating to the Second Amendment to be paid to the Administrative Agent, on its behalf and on behalf of certain of the Lenders.

“Second Amendment PGIM Fee Letter” means that certain OID and Fee Letter, dated as of October 11, 2022, executed by the Borrower Representative and PGIM, Inc. setting forth certain of the applicable fees relating to the Second Amendment to be paid to PGIM, Inc., on its behalf and on behalf of certain of the Lenders.

“Second Amendment Transaction Costs” means the fees, costs, and expenses payable by the Obligors in connection with the consummation of the Second Amendment Transactions.

“Second Amendment Transactions” mean, collectively, (a) the consummation of the Second Amendment Acquisition, (b) the execution, delivery and performance by each Obligor of the Second Amendment and the other applicable Loan Documents on the Second Amendment Effective Date, (c) the initial borrowing of Second Amendment Term Loans, and (d) the payment of all fees and expenses to be paid on or prior to the Second Amendment Effective Date and owing in connection with the foregoing.

“Second Amendment Term Loan” means a Loan made pursuant to Section 2.1(c).

“Second Amendment Term Loan Lender” has the meaning assigned to such term in the Second Amendment.

“Second Amendment Term Loan Commitment” means, with respect to each applicable Second Amendment Term Loan Lender, its obligation to make a Second Amendment Term Loan to the Borrowers on the Second Amendment Effective Date in an aggregate principal amount up to, and not to exceed, the amount set forth on Schedule I to the Second Amendment under the caption “Second Amendment Term Loan Commitment”. The aggregate amount of the Second Amendment Term Loan Lenders’ Term Loan Commitments is $42,000,000 as of the Second Amendment Effective Date.

“Secured Parties” means, collectively, Administrative Agent, the Lenders, Issuing Lender, Swingline Lender, and each Bank Product Provider.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Asset” means (a) any accounts receivable or related assets and the proceeds thereof owed to a Borrower or any Restricted Subsidiary and arising in the ordinary course of business from the sale of goods or services and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other related assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by any Borrower or any Restricted Subsidiary pursuant to which any Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of a Borrower or any of its Subsidiaries.

“Securitization Subsidiary” means any Subsidiary of any Borrower in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which any Borrower or any Restricted Subsidiary makes an Investment and to which any Borrower or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Effective Date, among the Borrowers and the other Obligors (and any other Obligor that becomes a party thereto by joinder after the Effective Date), as “Grantors”, and the Administrative Agent.

“Security Documents” means, collectively, (a) the Security Agreement, each Mortgage, the Control Agreements, and each other agreement, instrument, or document that creates or purports to create a Lien securing the Obligations in favor of Administrative Agent pursuant to or in connection with this Agreement and all UCC financing statements and fixture filings required by the Security Agreement or any Mortgage, or such other agreement, instrument, or document to be filed with respect to the Liens created pursuant thereto and each other security agreement or other document executed and delivered after the Effective Date to secure any of the Obligations and (b) any amendments, supplements, modifications, renewals, restatements, replacements, consolidations, substitutions and extensions of any of the foregoing in accordance with their respective terms.

“Seller’s Retained Interest” means the debt or equity interests held by any Borrower or any Restricted Subsidiary in (i) a Securitization Subsidiary to which Securitization Assets have been transferred, and/or (ii) a Receivables Subsidiary to which Receivables Assets have been transferred including, in each case, any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets and/or Receivables Assets transferred, or any other instrument through which any Borrower or any Restricted Subsidiary has rights to or receives distributions in respect of any deferred purchase price or other residual or excess interest in such Securitization Assets and/or Receivables Assets.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency” mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis on any date of determination, that on such date (a) the fair value of the assets (on a going concern basis) of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater than the debt, including contingent liabilities, of such Person and its Restricted Subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Restricted Subsidiaries (on a going concern basis), on a consolidated basis, is not less than the amount that will be required to pay the probable liability, on a consolidated basis, of such Person and its Restricted Subsidiaries on their debts as they become absolute and matured in the ordinary course of business, (c) such Person and its Restricted Subsidiaries, on a consolidated basis, do not intend to, or believe that they will, incur debts (including current obligations and contingent liabilities) beyond such Person’s and its Restricted Subsidiaries’, on a consolidated basis, ability to pay such debts as they become due in the ordinary course of business, and (d) the capital of such Person and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of such Person and its Restricted Subsidiaries, on a consolidated basis, contemplated on the date of determination. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course of business.

“Specified Equity Contribution” means cash proceeds of a sale of, or contribution to, equity (which equity shall be Qualified Equity Interests) of Holdings, and contributed by Holdings to a Borrower and/or a Restricted Subsidiary of Holdings, designated by the Borrowers as a “Specified Equity Contribution” pursuant to Section 8.3, and made after the last day of the applicable Fiscal Quarter and on or prior to the day that is 15 Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter pursuant to Section 5.1(a) and (b).

“Specified Existing Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23.

“Specified Purchase Agreement Representations” means each of the representations made by or on behalf of the Borrower, any Affiliate or Subsidiary thereof, or their respective businesses, as set forth in the Surf Merger Agreement, in each case, that are material to the interests of the Lenders, but only to the extent that Holdings, the Initial Borrower or their respective Affiliates have the right to terminate its respective obligations under the Surf Merger Agreement, or to decline to consummate the Acquisition as a result of a breach of such representations in the Surf Merger Agreement.

“Specified Representations” means the representations set forth in Sections 3.1(a) (with respect to the organizational existence of the Obligors (other than any Obligor that is not a Material Subsidiary) only), 3.1(c), 3.2, 3.3(b), 3.8, 3.12, 3.17, 3.20 and 3.22 of this Agreement.

“Specified Transaction” means any Permitted Acquisition, or any other Investment that results in a Person becoming a Restricted Subsidiary of Holdings, any Material Disposition that results in a Person ceasing to be a Restricted Subsidiary of Holdings, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Material Disposition of a business unit, line of business or division of Holdings or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes without any adjustment to the commitments thereunder), Restricted Payment, the Fifth Amendment Transactions or other event that by the terms of this Agreement requires a test to be calculated for “pro forma compliance” or on a “pro forma basis” or after giving “pro forma effect.”

“Sponsor” means Paine Schwartz Partners, LLC, together with its Sponsor Affiliates.

“Sponsor Affiliates” means with respect to the Sponsor, any Person (including, for the avoidance of doubt, any continuation fund or similar vehicle that otherwise qualifies under clause (a) or (b) of this definition) that (a) is organized by the Sponsor or an Affiliate of the Sponsor for the purpose of making and/or holding equity or debt investments in one or more companies, and (b) directly or indirectly, is managed, advised or controlled by the Sponsor, but excluding any operating portfolio companies of the foregoing.

“Sponsor Associate” means any managing director, director, officer, or employee of the Sponsor.

“Sponsor-Controlled Affiliated Lender” means, at any time, any Lender that is the Sponsor or a Non-Debt Fund Affiliate, in each case, other than Holdings, the Borrower or any of its Subsidiaries, any Debt Fund Affiliate or any natural person.

“Sponsor-Controlled Affiliated Lender Assignment and Assumption” has the meaning assigned to such term in Section 10.4(g).

“Sponsor-Controlled Affiliated Lender Cap” has the meaning assigned to such term in Section 10.4(g).

“Sponsor Equity Contribution” means a cash equity contribution in the form of a common equity investment, Qualified Equity Interests or otherwise on terms acceptable to the Lead Arranger (such approval not to be unreasonably withheld, delayed, conditioned or denied), in an amount not less than (when combined with any rollover or reinvested equity in the Company or a direct or indirect parent thereof received by management of the Company and by other existing direct or indirect equity holders of the Company in connection with the Merger) 50% of the sum of (a) the aggregate gross proceeds of the Loans to be borrowed under this Agreement on the Effective Date (excluding, the aggregate gross proceeds of any Revolving Credit Loans borrowed to fund original issue discount or upfront fees in the Fee Letter and Transaction Costs), plus (b) the amount of the Equity Contribution, contributed, directly or indirectly, by the Sponsor to the Initial Borrower on the Effective Date, as such amount may be modified in accordance with Section 4.1(n)).

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by any Borrower or any Restricted Subsidiary which are customary for a seller or servicer of assets transferred in connection with a non-recourse, bankruptcy-remote financing of accounts receivable.

“Subordinated Indebtedness” means unsecured Indebtedness incurred pursuant to Section 6.1(p) and owing by an Obligor at any time, provided, that, (a) such Indebtedness does not require any scheduled payment of cash interest or principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof prior to the date that is 6 months after the Term Loan Maturity Date, (b) such Indebtedness is contractually subordinated in right of payment and action to the Obligations in a manner reasonably acceptable to the Administrative Agent, (c) such Indebtedness does not contain any financial performance covenants, is not cross defaulted to this Agreement and contains other terms that are reasonably acceptable to the Administrative Agent, provided that all covenants and events of default (including change of control provisions) are not more restrictive than the covenants and events of default contained in this Agreement, taken as a whole, (d) such Indebtedness provides for all interest to be paid in kind (and not in cash) during the term of this Agreement, and (e) both before and after giving effect to incurrence of such Indebtedness, the Borrowers would be in compliance with the Financial Covenant on a pro forma basis as of the end of the most recent Fiscal Quarter for which financial statements have been delivered to the Lenders (whether or not such Financial Covenant is required to be tested for such Fiscal Quarter end), and, no Default or Event of Default shall exist under this Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which more than 50% of the Equity Interests or more than 50% of the ordinary voting power, are as of such date, owned, controlled or held by the parent (either directly or through one or more intermediaries or both) or (b) the management of which is, as of such date, otherwise controlled, by the parent (either directly or through one or more intermediaries or both). Unless otherwise specified, “Subsidiary” means a Subsidiary of Holdings.

“Subsidiary Guarantors” means each Restricted Subsidiary that has executed a Guaranty Agreement.

“Surf Merger Agreement” means that certain Agreement and Plan of Merger dated as of July 7, 2021, between Holdings, the Initial Borrower and the Borrower, together with all exhibits, schedules, annexes and disclosures relating thereto.

“Suja Inc.” means Suja Life, Inc., a Delaware corporation.

“Suja LP” means Suja Life Holdings, L.P., a Delaware limited partnership.

“Suja LPA” means that certain Sixth Amended & Restated Agreement of Limited Partnership of Suja LP., as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Swap Obligation” means, with respect to any Obligor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder, or any other Lender selected by JPMorgan with the consent of the Borrowers that shall agree with Administrative Agent to act as Swingline Lender.

“Swingline Loan” means a Loan made pursuant to Section 2.4.

“Synthetic Lease Obligation” means the monetary obligation of a Person under ~~(a)~~(a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Preferred Subsidiary” means a Foreign Holdco, a CFC, and any direct or indirect Subsidiary of either of the foregoing.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto imposed by any Governmental Authority.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement to be entered into in connection with or in anticipation of the Fifth Amendment Transactions, by and between Suja Inc., Suja LP, and the other persons party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, which Tax Receivable Agreement shall not have been amended or modified (taken as a whole) in a manner that would materially increase the payments required to be made under such Tax Receivable Agreement after the Fifth Amendment Effective Date, unless such amendment or modification shall be reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Loan” means, collectively, the Initial Term Loans, Second Amendment Term Loans, the Third Amendment Term Loans, Fourth Amendment Delayed Draw Term Loans, any Incremental Term Loans, Extended Term Loans, Incremental Delayed Draw Term Loans, Replacement Term Loans, Refinancing Term Loans or Refinancing Delayed Draw Term Loans, in each case, to the extent outstanding or in existence.

“Term Loan Commitment” means, collectively, the Initial Term Loan Commitment, the Second Lien Term Loan Commitment, the Third Amendment Term Loan Commitment and the Fourth Amendment Delayed Draw Term Loan Commitment.

“Term Loan Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan, DDTL Commitment, Extended Term Loan or Refinancing Term Loan.

“Term Loan Maturity Date” means (i) with respect to the Initial Term Loans, the Second Amendment Term Loans, the Third Amendment Term Loans and the Fourth Amendment Delayed Draw Term Loans, August 23, 2029, (ii) with respect to any Tranche of Incremental Term Loans, the final maturity as specified in the applicable Incremental Amendment and in accordance with Section 2.19(a), (iii) with respect to any Refinancing Term Loan, Extended Term Loan or Replacement Term Loan, the final maturity date as specified in the applicable Refinancing Amendment and (iv) with respect to any tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Amendment.

“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or Term Benchmark Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Interest Period	Percentage
One Month	0.10%
Three Months	0.15%
Six Months	0.25%

“Term SOFR Rate” means, with respect to any Term Benchmark Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 6:00 a.m., New York City time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Value” means, in respect of any Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a) of this definition the amount determined as the mark-to-market value for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include any Lender or any Affiliate of any Lender).

“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of October 31, 2024 by and among the Borrower Representative, Holdings, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Third Amendment Dividend” means that certain one-time dividend or distribution in an aggregate amount not to exceed $135,000,000 to be made by the Borrowers and their Restricted Subsidiaries on or about the Third Amendment Effective Date to Holdings (or any direct or indirect parent thereof).

“Third Amendment Effective Date” means October 31, 2024.

“Third Amendment Fee Letter” means that certain Fee Letter, dated as of October 31, 2024, executed by the Borrower Representative and the Administrative Agent setting forth certain of the applicable fees relating to the Third Amendment to be paid to the Administrative Agent, on its behalf and on behalf of certain of the Lenders.

“Third Amendment PGIM Fee Letter” means that certain OID and Fee Letter, dated as of October 31, 2024, executed by the Borrower Representative and PGIM, Inc. setting forth certain of the applicable fees relating to the Third Amendment to be paid to PGIM, Inc., on its behalf and on behalf of certain of the Lenders.

“Third Amendment Transaction Costs” means the fees, costs, and expenses payable by the Obligors in connection with the consummation of the Third Amendment Transactions.

“Third Amendment Transactions” mean, collectively, (a) the execution, delivery and performance by each Obligor of the Third Amendment and the other applicable Loan Documents on the Third Amendment Effective Date, (b) the initial borrowing of Third Amendment Term Loans, (c) the making of the Third Amendment Dividend, and (d) the payment of all fees and expenses to be paid on or prior to the Third Amendment Effective Date and owing in connection with the foregoing.

“Third Amendment Term Loan” means a Loan made pursuant to Section 2.1(d).

“Third Amendment Term Loan Lender” has the meaning assigned to such term in the Third Amendment.

“Third Amendment Term Loan Commitment” means, with respect to each applicable Third Amendment Term Loan Lender, its obligation to make a Third Amendment Term Loan to the Borrowers on the Third Amendment Effective Date in an aggregate principal amount up to, and not to exceed, the amount set forth on Schedule I to the Third Amendment under the caption “Third Amendment Term Loan Commitment”. The aggregate amount of the Third Amendment Term Loan Lenders’ Term Loan Commitments is $112,035,000 as of the Third Amendment Effective Date.

“Total Credit Exposure” means, as to any Lender at any time, the Revolving Credit Exposures, unused Revolving Credit Commitments and outstanding Term Loans of such Lender at such time.

“Trade” means any binding arrangement to sell and assign or participate all or a portion of the applicable Lender’s rights and/or obligations under, and in accordance with the terms of, this Agreement.

“Trade Date” means the date on which the applicable Lender entered into a Trade.

“Tranche” means, with respect to any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans, all such Loans made on the same date pursuant to the terms of the same Notice of Borrowing.

“Transaction Costs” means the fees, costs, and expenses payable by the Obligors in connection with the consummation of the Transactions.

“Transactions” mean, collectively, (a) the consummation of the Acquisition, (b) Holdings’ receipt of the proceeds of the Sponsor Equity Contribution, (c) the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party and the consummation of the transactions on the Effective Date contemplated thereby, (d) the initial borrowing of Loans, (e) subject to Section 5.11, the grant by each Obligor of the Liens granted by it pursuant to the Security Documents to which it is a party, (f) the repayment in full of all obligations under the Existing Indebtedness, (g) [reserved], and (h) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, Adjusted Daily Simple SOFR or the Base Rate.

“UCC” means the New York Uniform Commercial Code as adopted in the State of New York; provided in connection with any Lien granted under any Security Document, if the laws of any other jurisdiction would govern the perfection or enforcement of such Lien, “UCC” means the Uniform Commercial Code as in effect in such jurisdiction with respect to such Lien.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means in relation to a solvent Person, the precautionary appointment of an administrator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means unrestricted cash and Cash Equivalents of the Obligors held in (a) a pledged account in favor of Administrative Agent such that the Administrative Agent has “control” of such cash and Cash Equivalents under the UCC or (b) maintained in an account with the Administrative Agent; provided that the foregoing requirements in clauses (a) and (b) shall not apply until the date that is ninety (90) days after the Effective Date.

“Unrestricted Subsidiary” means any Subsidiary of a Borrower, other than any Borrower or any Additional Borrower, designated (with written notice to the Administrative Agent) by the board of directors (or analogous governing body) of a Borrower as an Unrestricted Subsidiary pursuant to Section 5.12 subsequent to the Effective Date, and any Subsidiary of an Unrestricted Subsidiary.

“Unused DDTL Commitment” means, at any time with respect to any DDTL Lender, the amount equal to (a) such DDTL Lender’s DDTL Commitment minus (b) the aggregate amount of the outstanding Delayed Draw Term Loans of such DDTL Lender.

“Unused Revolving Commitment” means, at any time with respect to any Revolving Credit Lender, the amount equal to (a) such Revolving Credit Lender’s Commitment minus (b) the aggregate amount of the outstanding Revolving Credit Loans and LC Exposure of such Revolving Credit Lender.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(g).

“USA Patriot Act” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“USDA” means the United States Department of Agriculture.

“Vive Organic” means Vive Organic, Inc., a Delaware corporation.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness; provided that for purposes of the Weighted Average Life to Maturity of such Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned” means a Person in which (other than directors’ qualifying shares or other shares required by law) 100% of the Equity Interests and Equity Rights, at the time as of which any determination is being made, is owned, beneficially and of record, by a Borrower, or by one or more of the other Wholly-Owned Subsidiaries of a Borrower, or both.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Obligor and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a Revolving Credit Loan) or by Type (e.g., a Term Benchmark Loan) or by Class and Type (e.g., a Term Benchmark Revolving Credit Loan). Borrowings also may be classified and referred to by Class (e.g., a Revolving Credit Loan Borrowing) or by Type (e.g., a Term Benchmark Borrowing) or by Class and Type (e.g., a Term Benchmark Revolving Credit Loan Borrowing).

1.3          Interpretation. With reference to this Agreement and each other Loan Document, unless other specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented modified, restated, refinanced, extended, restructured or replaced (subject to any restrictions set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) unless otherwise specified, all references in any Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document, (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (viii) all references to “knowledge” of any Borrower or any Restricted Subsidiary of Holdings means the actual knowledge of a Responsible Officer.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.4          Rounding. Any financial ratios required to be maintained by Holdings and its Restricted Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.6          Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed, and all accounting determinations and computations required under the Loan Documents shall be made, in accordance with GAAP, as in effect from time to time, consistently applied; provided that, (a) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Representative or the Required Lenders (through Administrative Agent) shall so request, Administrative Agent, the Lenders and the Borrower Representative shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Representative shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 7 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Obligor or any Subsidiary of any Obligor at “fair value” and (c) notwithstanding any other provision contained herein, unless the Borrower Representative elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update 2016-02, Leases (Topic 842) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (including the calculation of Consolidated Net Income and Consolidated EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with Accounting Standards Update 2016-02, Leases (Topic 842) or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

1.7          Limited Condition Transactions.

(a)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrowers, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements or binding obligations for such Limited Condition Transaction (each such definitive agreement or binding obligation, a “Limited Condition Transaction Agreement”) are entered into after giving pro forma effect to such Limited Condition Transaction and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Transaction and other actions had occurred on such date. For the avoidance of doubt, if the Borrower Representative has delivered an LCT Election (as defined below), and any Default or Event of Default occurs following the date the applicable Limited Condition Transaction Agreements were entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder. Notwithstanding the foregoing, in no event shall any Event of Default described in clause (a), (b), (h) or (i) of Section 8.1 exist immediately prior to or after giving effect to any Limited Condition Transaction.

(b)            In connection with a Limited Condition Transaction or any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio and Consolidated Secured Net Leverage Ratio (but excluding any calculation for purposes of determining the Applicable Margin or actual compliance with Section 7);

(ii)           determining compliance with any representations, warranties, defaults or Events of Default (other than for purposes of borrowings of Revolving Loans); or

(iii)          testing availability under baskets (including any baskets in respect of any Incremental Facility) set forth in this Agreement,

in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether a Limited Condition Transaction or any such action is permitted hereunder, shall be deemed to be (A) in the case of any acquisition or investment, the date the definitive agreements for such Limited Condition Transaction are entered into or (B) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, the date irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment is delivered (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction (including, for the avoidance of doubt, the Consolidated EBITDA of or attributable to the target companies or assets associated with any such Limited Condition Transaction) and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive Fiscal Quarters ending prior to the LCT Test Date for which financial statements have been delivered to the Administrative Agent, the applicable Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, at or prior to the consummation of the relevant transaction or action, such basket or ratio will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or actions is permitted to be consummated or taken; provided, that for any determination to be made pursuant to this Section 1.7, the Borrower Representative may, by delivering a notice in writing to the Administrative Agent, elect to recalculate all such ratios, tests or baskets in respect of the last twelve fiscal months of the Borrowers for which monthly financial statements are available and have been delivered to the Administrative Agent in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. If the Borrower Representative has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of the Financial Covenant, ratio or basket availability on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such Financial Covenant, ratio or basket availability shall be required to be satisfied both (x) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any pro forma increase in Consolidated EBITDA resulting from such Limited Condition Transaction, any incurrence of Indebtedness and the use of proceeds thereof) have been consummated, and (y) assuming such Limited Condition Transaction and other transactions in connection therewith (including any such pro forma increase in Consolidated EBITDA, incurrence of Indebtedness and the use of proceeds thereof) have not been consummated; provided that for purposes of the definition of Excess Cash Flow the calculation of Consolidated Net Income shall not include the Consolidated Net Income of the Person or assets to be acquired (this Section 1.7, collectively, the “Limited Condition Transaction Provision”).

1.8          Pro Forma Calculations.

(a)            Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and Consolidated EBITDA shall be calculated on a pro forma basis in the manner prescribed by this Section 1.8; provided that notwithstanding anything to the contrary in Section 1.8(b), (c) or (d), when calculating the Consolidated Net Leverage Ratio for purposes of (i) the definition of “Applicable Margin”, (ii) the calculation of Excess Cash Flow (other than to the extent otherwise expressly set forth in the definition thereof or in Section 2.10(b)(ii)) and (iii) determining actual compliance (and not Pro Forma Compliance or compliance on a pro forma basis) with any covenant pursuant to Section 7.1, the events described in this Section 1.8 that occurred subsequent to the end of the applicable Reference Period shall not be given pro forma effect. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Reference Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Reference Period for which internal financial statements of the Borrowers are available and have been delivered to the Administrative Agent; provided that, the provisions of this sentence shall not apply for purposes of calculating the Consolidated Net Leverage Ratio for purposes of the definition of “Applicable Margin” and determining actual compliance with Section 7.1 (other than for the purpose of determining pro forma compliance with Section 7.1) and for purposes of calculating Excess Cash Flow, each of which shall be based on the financial statements delivered pursuant to Sections 5.1(a) or (b), as applicable, for the relevant Reference Period.

(b)            For purposes of calculating any financial ratio or test, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.8(d)) that have been made (i) during the applicable Reference Period and (ii) if applicable as described in Section 1.8(a), subsequent to such Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Reference Period (or, in the case of the determination of Consolidated Current Assets, the last day). If since the beginning of any applicable Reference Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Reference Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.8, then such financial ratio or test (or the calculation of Consolidated Current Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.8.

(c)            Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower Representative, shall be subject to any limitations and caps set forth in the definition of “Consolidated EBITDA” and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, other operating improvements, cost savings, changes and initiatives and synergies resulting (including, to the extent applicable, from the effect of increased pricing or volume in new or existing customer contracts) from or relating to such initiative or such Specified Transaction projected by the Borrowers in good faith to be realizable as a result of actions taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period and such that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions), and any such adjustments shall be included in the initial pro forma calculation of such financial ratios or tests relating to such initiative or such Specified Transaction (and in respect of any subsequent pro forma calculation in which such Specified Transaction is included); provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrower Representative shall be delivered to the Administrative Agent together with the Compliance Certificate next required to be delivered pursuant to Section 5.1(c), certifying that such cost savings, operating expense reductions, other operating improvements and synergies are factually supportable and reasonably anticipated to be realizable in the good faith judgment of the Borrowers, within 24 months after the consummation of a Specified Transaction (with actions from such transactions occurring prior the Effective Date occurring within 24 months after the Effective Date), which is expected to result in such cost savings, expense reductions, other operating improvements or synergies and (y) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA (or any component thereof), whether through a pro forma adjustment or otherwise, for such period; provided further that the aggregate amount of such cost savings, operating expense reductions, other operating improvements and “run-rate” synergies shall not, in the aggregate, exceed, when combined with the items in clauses (b)(viii) and (b)(ix) of the definition of Consolidated EBITDA at any given time 30% of Consolidated EBITDA after giving effect to such adjustments.

(d)            In the event that the Borrowers or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (including Disqualified Equity) included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Reference Period or (ii) subject to Section 1.8(a), subsequent to the end of the applicable Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Reference Period, in which case such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness will be given effect as if the same had occurred on the first day of the applicable Reference Period.

(e)            Any provision requiring the pro forma compliance with Section 7.1 shall be made assuming that compliance with the Consolidated Net Leverage Ratio pursuant to such Section is required with respect to the most recent Reference Period prior to such time, and to the extent pro forma compliance is required hereunder prior to the first test date of the financial covenant under Section 7.1, then the requirement shall be pro forma compliance with the first financial covenant level to be tested following the Effective Date.

1.9           Compliance with Certain Sections. For purposes of determining compliance with any of Section 5.14 and Article VI, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Affiliate transaction, or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of any such section of Section 5.14 or Article VI, as applicable, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses of such Section at the time of such transaction or any later time from time to time, in each case, as determined by the Borrowers in its sole discretion at such time and thereafter may be reclassified within such section by the Borrowers in any manner not expressly prohibited by this Agreement. With respect to (x) any amounts incurred (or commitments obtained) or transactions entered into (or consummated or obtained) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including the Consolidated Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and/or the Consolidated First Lien Net Leverage Ratio) substantially concurrently with (y) any amounts incurred (or commitments obtained) or transactions entered into (or consummated or obtained) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including the Consolidated Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and/or the Consolidated First Lien Net Leverage Ratio), it is understood and agreed that the amounts in clause (x) shall be disregarded in the calculation of the financial ratio or test applicable to the amounts in clause (y) (for purposes of determining compliance with a financial ratio or test (including the Consolidated Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and/or the Consolidated First Lien Net Leverage Ratio), such amounts incurred (or commitments obtained) or transactions entered into (or consummated or obtained) pursuant to clause (y) shall only be tested once (at the time of such incurrence or transaction) and shall not be subject to satisfaction of any additional incurrence test).

1.10         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.11         Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

1.12         Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

1.13         Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated Dollar Amount of the undrawn face amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.14         Certifications. All certifications to be made hereunder by an officer or representative of an Obligor shall be made by such person in his or her capacity solely as an officer or a representative of such Obligor, on such Obligor’s behalf and not in such Person’s individual capacity.

1.15         Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any benchmark rate, or any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.             THE CREDITS

2.1           The Commitments.

(a)            Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees, severally and not jointly with any other Lender, to make Revolving Credit Loans to the Borrowers from time to time during the Revolving Credit Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay, and reborrow Revolving Credit Loans (without penalty or premium).

(b)            Initial Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender holding an Initial Term Loan Commitment agrees, severally and not jointly with any other Lenders, to make the Initial Term Loans to the Borrowers on the Effective Date in an aggregate principal amount not exceeding its Initial Term Loan Commitment. Amounts repaid in respect of Initial Term Loans may not be reborrowed.

(c)            Second Amendment Term Loans. Subject to the terms and conditions set forth herein and in the Second Amendment, each Second Amendment Term Loan Lender agrees, severally and not jointly with any other Lenders, to make the Second Amendment Term Loans to the Borrowers on the Second Amendment Effective Date in an aggregate principal amount not exceeding its Second Amendment Term Loan Commitment. Amounts repaid in respect of Second Amendment Term Loans may not be reborrowed.

(d)            Third Amendment Term Loans. Subject to the terms and conditions set forth herein and in the Third Amendment, each Third Amendment Term Loan Lender agrees, severally and not jointly with any other Lenders, to make the Third Amendment Term Loans to the Borrowers on the Third Amendment Effective Date in an aggregate principal amount not exceeding its Third Amendment Term Loan Commitment. Amounts repaid in respect of Third Amendment Term Loans may not be reborrowed.

(e)            Fourth Amendment Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, each Fourth Amendment Delayed Draw Term Loan Lender agrees, severally and not jointly with any other Lenders, to make the Fourth Amendment Delayed Draw Term Loans to the Borrowers from time to time during the period commencing on the Fourth Amendment Effective Date through the Fourth Amendment DDTL Commitment Termination Date in an aggregate principal amount not exceeding such Fourth Amendment Delayed Draw Term Loan Lender’s Fourth Amendment Delayed Draw Term Loan Commitment; provided that in no event shall more than six (6) Borrowings of Fourth Amendment Delayed Draw Term Loans be advanced to the Borrowers; provided, further, that each Borrowing of Fourth Amendment Delayed Draw Term Loans shall be in a principal amount of at least $1,000,000 and integral multiples of $100,000 in excess thereof (or such lesser principal amount as may be available to be borrowed under the Fourth Amendment Delayed Draw Term Loan Commitments). Each Fourth Amendment Delayed Draw Term Loan made to the Borrowers shall result in an immediate and permanent reduction in the Fourth Amendment Delayed Draw Term Loan Commitments in the principal amount of such Fourth Amendment Delayed Draw Term Loan so made, to be shared by the Fourth Amendment Delayed Draw Term Loan Lenders in accordance with their pro rata shares of the Fourth Amendment Delayed Draw Term Loan Commitment then in effect. Amounts paid or prepaid in respect of Fourth Amendment Delayed Draw Term Loans may not be reborrowed. The Fourth Amendment Delayed Draw Term Loan Commitment shall terminate in its entirety on the Fourth Amendment DDTL Commitment Termination Date.

2.2          Loans and Borrowings.

(a)            Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)            Type of Loans. Subject to Sections 2.7 and 2.13, each Borrowing shall be comprised entirely of Base Rate Loans or Term Benchmark Loans as the Borrowers may request in accordance herewith. Each Swingline Loan shall be a Base Rate Loan. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)            Minimum Amounts; Limitation on Number of Borrowing. At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000 in excess thereof. At the time that each Base Rate Borrowing (other than a Swingline Loan Borrowing or a Base Rate Borrowing on the Effective Date) is made, such Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $100,000 in excess thereof; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or that is required to (i) finance the amount of the reimbursement of an LC Disbursement as contemplated by Section 2.5 or (ii) acquire participations in Swingline Loans pursuant to Section 2.4(c). Each Swingline Loan shall be in an amount equal to $100,000 or a larger multiple of $25,000 in excess thereof. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Term Benchmark Borrowings outstanding plus up to three (3) additional Borrowings for each of any Incremental Term Loans, Extended Term Loans and Refinancing Term Loans.

(d)            Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert to or continue as, a Term Benchmark Borrowing (i) any Revolving Credit Loan Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date; or (ii) any Term Loan Borrowing if the Interest Period requested with respect thereto would end after the applicable Term Loan Maturity Date.

2.3          Requests for Borrowings. To request a Borrowing (other than a Swingline Loan), the Borrower Representative shall notify Administrative Agent of such request in writing, which request must be received by Administrative Agent not later than 1:00 p.m., New York City Time, three (3) Business Days (or, in the case of any borrowing of Fourth Amendment Delayed Draw Term Loans, five (5) Business Days) before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be in the form of Exhibit 2.3 and signed by the Borrower Representative. Each Borrowing Request shall specify the following information:

(a)            whether the requested Borrowing is to be a Revolving Credit Loan Borrowing, Term Loan Borrowing or Delayed Draw Term Loan Borrowing, if available;

(b)            the aggregate amount of the requested Borrowing;

(c)            the date of such Borrowing, which shall be a Business Day;

(d)            whether such Borrowing is to be a Base Rate Borrowing or a Term Benchmark Borrowing;

(e)            in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto (including specifying the duration of such Interest Period and the last day of such Interest Period), which shall be a period contemplated by the definition of the term “Interest Period”; and

(f)            the location and number of a Borrower’s accounts or, in connection with the initial Borrowings on the Effective Date, Person to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing with an Interest Rate Period of one (1) month. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, Administrative Agent shall advise each Lender that will make a Loan in connection with such Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4          Swingline Loans.

(a)            Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that after giving effect to any Swingline Loan the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment, and provided, further, that Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay, and reborrow Swingline Loans.

(b)            Notice of Swingline Loans by the Borrowers. To request a Swingline Loan, the Borrower Representative shall notify Swingline Lender of such request in writing, not later than 1:00 p.m., on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. Unless the limitations set forth in the first sentence of Section 2.4(a) or one or more applicable conditions set forth in Section 4 are not satisfied, Swingline Lender shall make each Swingline Loan available to a Borrower to an account of the applicable Borrower specified in the request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(f), by remittance to the Issuing Lender) by 3:00 p.m. on the requested date of such Swingline Loan. To the extent that Swingline Lender is not Administrative Agent, Swingline Lender shall provide to the Administrative Agent on each date the Borrower Representative has made a borrowing or paydown request, notice thereof accounting for the outstanding Swingline Loans in form reasonably satisfactory to the Administrative Agent.

(c)            Participations by Lenders in Swingline Loans. Immediately upon the making of a Swingline Loan by the Swingline Lender, and without any further action on the part of the Swingline Lender or the Lenders, the Swingline Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Swingline Lender, a participation in such Swingline Loan equal to such Revolving Credit Lender’s Pro Rata Share of such Swingline Loan. The Swingline Lender may, by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Revolving Credit Lenders to fund such participations in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will fund such participation. Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice each Revolving Credit Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely, unconditionally and irrevocably agrees, within one Business Day after receipt of notice as provided in this Section 2.4(c), to pay to the Administrative Agent, for the account of Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this Section 2.4(c) is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, counterclaim, defense, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this Section 2.4(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to Swingline Lender the amounts so received by it from the Revolving Credit Lenders. Administrative Agent shall notify the Borrower Representative of any participation in any Swingline Loan acquired pursuant to this Section 2.4(c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to Swingline Lender. Any amounts received by Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this Section 2.4(c) and to Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Section 2.4(c) shall not relieve the Borrowers of any default in the payment thereof.

(d)            Payments Directly to Swingline Lender. Except as otherwise provided in Section 2.4(c), the Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to Swingline Lender.

(e)            If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each, a “non-Expiring Credit Commitment” and collectively, the “non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender and the Administrative Agent, on the earliest occurring maturity date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the non-Expiring Credit Commitments on a pro rata basis; provided that (i) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (ii) notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans shall be agreed solely with the applicable Swing Line Lender.

2.5           Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Sections 2.1 and 2.4, the Borrowers may request Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit for its own account or for the account of one or more of their Restricted Subsidiaries, and to amend, renew or extend Letters of Credit previously issued by it, in each case, in such form as is reasonably acceptable to the Issuing Lender; provided Issuing Lender shall not be required to issue any Letters of Credit on account of any Restricted Subsidiary of the Borrowers unless Issuing Lender has received the information required by Section 10.13 hereof with respect to such Restricted Subsidiary. Letters of Credit issued, amended, renewed, or extended hereunder shall constitute utilization of the Revolving Credit Commitments.

(b)            Notice of Issuance, Amendment, Renewal, or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall at least three Business Days (or such lesser period of time as may be acceptable to the Issuing Lender) prior to the issuance, amendment, renewal or extension hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Issuing Lender) to the Issuing Lender and the Administrative Agent a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire, the amount of such Letter of Credit, the name and address of the beneficiary thereof, the account party, if other than a Borrower, and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit. If requested by Issuing Lender, the Borrower Representative also shall submit a letter of credit application on Issuing Lender’s standard form in connection with any request for a Letter of Credit and such other Letter of Credit Documents as Issuing Lender may reasonably require. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Document submitted by the Borrowers to, or entered into by the Borrowers with, Issuing Lender relating to any Letter of Credit (other than the Letter of Credit), the terms and conditions of this Agreement shall control. Except as set forth in the immediately preceding sentence, this Section 2.5(b) shall not apply to the automatic extension of any Letter of Credit pursuant to Section 2.5(o).

(c)            Limitations on Amounts. Subject to the terms and conditions set forth herein, Issuing Lender agrees to issue, amend, renew, or extend any Letter of Credit at any time and from time to time during the Revolving Credit Availability Period if (and upon issuance, amendment, renewal, or extension of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal, or extension (i) the aggregate LC Exposures of Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to Section 2.5) shall not exceed $3,000,000, (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments, and (iii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment.

(d)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 12 months after the date of the issuance of such Letter of Credit or such later date as agreed by the Borrowers and the applicable Issuing Lender (or, in the case of any renewal or extension thereof, 12 months after the then-current expiration date of such Letter of Credit or such later date as agreed by the Borrowers and the applicable Issuing Lender), and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided, the Borrowers may request issuance or renewal of a Letter of Credit with an expiry date after the Revolving Credit Maturity Date if, at the time of such issuance or renewal, the Borrowers deposit into the Collateral Account an amount in immediately available funds equal to 103% of the face amount of such Letter of Credit. No Letter of Credit expiry shall be deemed to have occurred after such earlier date due to the effectiveness of the ISP.

(e)            Participations. ~~(i)~~ (i) By the issuance of a Letter of Credit on or after the Effective Date (or an amendment to a Letter of Credit increasing the amount thereof) by Issuing Lender, and without any further action on the part of Issuing Lender or the Revolving Credit Lenders, Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Additionally, without any further action on the part of Issuing Lender or the Revolving Credit Lenders, Issuing Lender hereby grants to each Revolving Credit Lender. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.5(e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal, reinstatement or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment or reimbursement shall be made without any offset, counterclaim, defense, abatement, withholding, or reduction whatsoever.

(ii)     ~~(ii)~~     In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of Issuing Lender, such Revolving Credit Lender’s Pro Rata Share of each LC Disbursement (other than an LC Disbursement made after the Revolving Credit Maturity Date as a result of the issuance a Letter of Credit with an expiry date after the Revolving Credit Maturity Date that has been Cash Collateralized pursuant to the proviso of Section 2.5(d)) made by Issuing Lender promptly upon the request of such Issuing Lender (made through Administrative Agent) at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrowers or at any time after any reimbursement payment is required to be refunded to the Borrowers for any reason, including after termination of the Revolving Credit Commitments. Each such payment shall be made in the same manner as provided in Section 2.6 with respect to Loans made by such Revolving Credit Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by Administrative Agent of any payment from the Borrowers pursuant to Section 2.5(f), Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this Section 2.5(e) to reimburse Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this Section 2.5(e) to reimburse Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)            Reimbursement. (i) If Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower Representative receives written notice, provided that the Borrower Representative may, without being subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 or 2.4 that such payment be financed with a Base Rate Revolving Credit Loan Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Credit Loan Borrowing or Swingline Loan.

(i)      ~~(ii)~~     If the Borrowers fail to make such payment when due, Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Pro Rata Share thereof, and upon the request of Issuing Lender as provided in Section 2.5(e), each Revolving Credit Lender shall pay to the Administrative Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share thereof in accordance with Section 2.5(e).

(g)            Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any other Letter of Credit Document or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, (iii) payment by Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or any payment by Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law, (iv) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to the Borrowers’ obligations hereunder, (vi) any amendment or waiver of or consent to any departure from any or all of the Loan Documents, (vii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith, (viii) the existence of any claim, set-off, defense or any right which the Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction, (ix) the insolvency of any Person issuing any documents in connection with any Letter of Credit, (x) any breach of any agreement between the Borrowers and any beneficiary or transferee of any Letter of Credit, (xi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit, (xii) any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code, (xiii) any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of Issuing Lender, and (xiv) any other circumstances arising from causes beyond the control of Issuing Lender (other than payment or performance). Nothing in this Agreement shall impact the rights of any Obligor to bring action against the beneficiary of any Letter of Credit.

(h)            Exculpation. Neither Administrative Agent, the Lenders, and Issuing Lender, any of their respective Related Parties nor any correspondent bank of Issuing Lender, shall have any liability or responsibility by reason of or in connection with the issuance (or the amendment, renewal or extension) or transfer of any Letter of Credit by Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.5(g)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Issuing Lender; provided that the foregoing shall not be construed to excuse Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to indirect, punitive, exemplary or consequential or exemplary damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by Issuing Lender’s gross negligence, bad faith or willful misconduct or a material breach of this Agreement by such Issuing Lender (in each case, as finally determined by a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, the parties hereto expressly agree that:

(i)            Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)           Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to decline to make payment upon presentation of such documents if such documents are not in strict compliance with the terms of the related Letter of Credit;

(iii)          Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a replacement marked as such or waive a requirement of its presentation; and

(iv)          clauses (i) and (ii) of Section 2.5(h) establish the standard of care to be exercised by Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(i)            Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Issuing Lender shall promptly after such examination notify Administrative Agent and the Borrower Representative by telephone (confirmed by telecopy) of such demand for payment and whether Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(j)             Interim Interest. If Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Credit Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.5(f), then Section 2.12(c) shall apply. Interest accrued pursuant to this Section 2.5(j) shall be for the account of Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to Section 2.5(e) to reimburse Issuing Lender shall be for the account of such Lender to the extent of such payment.

(k)            Replacement of Issuing Lender; Replacement Issuing Lender. The Issuing Lender may be replaced upon providing 30 days written notice, at its sole option, by written agreement between the Borrower Representative, Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Borrowers may replace the Issuing Lender for any reason upon 3 days prior written notice to the Administrative Agent and the Issuing Lender and may add an additional Issuing Lender from time to time. Administrative Agent shall notify the Lenders of any such replacement of Issuing Lender or if the Borrowers shall decide to add a new Issuing Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Lender. From and after the effective date of any such replacement or addition, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include such successor or the previous Issuing Lender (if applicable), or such successor and the previous Issuing Lender (if applicable), as the context shall require. After the replacement of Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(l)            Cash Collateralization. If (i) an Event of Default shall occur and be continuing and the Borrower Representative receives written notice from Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.5(l), or (ii) the Borrowers shall be required to provide cash collateral for LC Exposure pursuant to Section 2.10(b)(iii) or pursuant to Section 8.1, the Borrowers shall immediately deposit into the Collateral Account an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cash collateral pursuant to Section 2.10(b)(iii) the amount to be deposited shall be the amount required under Section 2.10(b)(iii); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (h) or (i) of Section 8.1; provided further, that any such cash collateral deposited as the result of an Event of Default occurring and continuing shall be returned to the Borrowers once the applicable Event of Default is no longer continuing so long as it has not been applied to the Obligations as permitted hereunder. Such deposit shall be held by Administrative Agent in such Collateral Account for the benefit of the Secured Parties as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the Obligations. The Borrowers hereby grant a security interest to the Administrative Agent for the benefit of the Secured Parties in such Collateral Account and in any cash, balances, financial assets (as defined in the UCC) or other property held therein and all proceeds thereof.

(m)           Applicability of ISP and UCP. Unless otherwise expressly agreed by Issuing Lender and the Borrowers when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to ISP or the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the International Chamber of Commerce on the date any Letter of Credit is issued.

(n)            Issuing Lender. Issuing Lender shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. Issuing Lender shall not be obligated to issue Letters of Credit to any beneficiary subject to Sanctions, and Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it and Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

(o)            Automatic Extension. The Borrowers may request and Issuing Lender shall issue Letters of Credit that may automatically be extended for one or more successive periods not to exceed one year each; provided that Issuing Lender has the option to elect not to extend for any such additional period; and provided, further that, (i) that Issuing Lender shall not elect at any time after the Revolving Credit Maturity Date to extend such Letter of Credit, and (ii) Issuing Lender shall not elect to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing at the time Issuing Lender must elect whether or not to allow such extension or, subject to Section 2.5(d), if such extension would be terminated on or after the date 5 days prior to the Revolving Credit Maturity Date.

(p)            Issuing Lenders other than Administrative Agent. Any Issuing Lender (other than an Issuing Lender that is also Administrative Agent or one of its Affiliates) selected by the Borrowers to issue a Letter of Credit hereunder, shall (i) notify Administrative Agent in writing no later than the Business Day immediately following the Business Day on which the issuance, termination, expiration, reduction, amendment, modification or replacement of any Letter of Credit issued by such Issuing Lender occurs; provided that any notice by an Issuing Lender of the issuance, termination, expiration, reduction, amendment, modification or replacement of a Letter of Credit pursuant to this Section received by Administrative Agent on a day that is not a Business Day, or after 11:00 a.m. (New York City time) on a Business Day, shall be deemed to have been given at the opening of business on the next Business Day, and (ii) deliver to the Administrative Agent, once each week (on such day of the week as Administrative Agent and Issuing Lender shall agree) or during the existence of an Event of Default, as frequently as requested by Administrative Agent, a written report for the prior week of the daily aggregate undrawn amounts of all outstanding Letters of Credit issued by such Issuing Lender.

(q)            Illegality under Letters of Credit. If, at any time, it becomes unlawful after the Effective Date for any Issuing Lender to comply with any of its obligations under any Letter of Credit (including, but not limited to, as a result of any sanctions imposed by the United Nations, the United States or any other relevant sanctions authority), the obligations of such Issuing Lender with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for such Issuing Lender to comply its obligations under such Letter of Credit, and such Issuing Lender shall not be liable for any losses that the Obligors may incur as a result.

(r)            Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

(s)            If the expiration of any Letter of Credit in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other tranches and with the prior consent of each applicable Issuing Lender and the Administrative Agent, automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.05(e) and (f)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.5(l). Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed solely with the Issuing Lender.

(t)            Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement or any letter of credit application or any other Letter of Credit Document, in the event of any conflict between the terms hereof and the terms of any letter of credit application or any Letter of Credit Document, (i) the terms hereof shall control and (ii) any grant of a security interest or Lien in any letter of credit application or any other Letter of Credit Document shall be null and void.

2.6          Funding of Borrowings.

(a)            Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.4. Administrative Agent will make such Loans available to any Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such Borrower in the applicable Borrowing Request; provided that Base Rate Revolving Credit Loan Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(f) shall be remitted by Administrative Agent to the Issuing Lender.

(b)            Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) and may, in reliance upon such assumption but without any obligation to do so, make available to such Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender on the one hand and the Borrowers on the other severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, for the first three Business Days the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and thereafter at the Base Rate and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.6(b) shall be conclusive, absent manifest error.

(c)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.3(d) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.3(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.3(d).

2.7          Interest Elections.

(a)            Elections by the Borrowers for Borrowings. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period specified in such Borrowing Request. Thereafter, subject to the requirements of Section 2.13, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loan Borrowings, which may not be converted or continued.

(b)            Notice of Elections. To make an election pursuant to this Section, the Borrower Representative shall notify Administrative Agent of such election by telephone or by emailing an Interest Election Request to the Administrative Agent, in either case by the time that a Borrowing Request would be required under Section 2.3 if such Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request (whether by telephone or email) shall be irrevocable and any telephonic request shall be confirmed promptly by hand delivery, email or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit 2.7 and signed by the Borrower Representative.

(c)            Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this Section 2.7(c) shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be a Base Rate Borrowing or a Term Benchmark Borrowing; and

(iv)          if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto (by specifying the duration of such Interest Period and the last day of such Interest Period) after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            Failure to Elect; Default. If such Borrower Representative fails to deliver a timely and properly completed Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as a Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

(f)            Initial Interest Elections. Anything in Section 2.2 or this Section 2.7 to the contrary notwithstanding, a Borrower may not select a Term Benchmark Borrowing as a Borrowing on the Effective Date unless Administrative Agent receives the applicable Borrowing Request not later than 1:00 p.m., one Business Day prior to the Effective Date, together with an indemnity agreement from the Borrowers agreeing to pay losses as described in Section 2.15, in form and substance reasonably acceptable to the Administrative Agent.

2.8          Termination and Reduction of the Commitments.

(a)            Scheduled Termination. Unless previously terminated in accordance with the terms hereof, (i) the Initial Term Loan Commitments shall terminate upon the making of the Initial Term Loans on the Effective Date, (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date, (iii) the Second Amendment Term Loan Commitments shall terminate upon the making of the Second Amendment Term Loans on the Second Amendment Effective Date, (iv) the Third Amendment Term Loans Commitments shall terminate upon the making of the Third Amendment Term Loans on the Third Amendment Effective Date and (v) the Fourth Amendment Delayed Draw Term Loan Commitments shall terminate on the Fourth Amendment DDTL Commitment Termination Date.

(b)            Voluntary Termination or Reduction. The Borrowers may at any time terminate, or from time to time reduce, (i) the Revolving Credit Commitments; provided that (x) each partial reduction of the Revolving Credit Commitments pursuant to this Section shall be in an amount that is $1,000,000 or a larger multiple of $1,000,000 in excess thereof and (y) the Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.10, the aggregate Revolving Credit Exposures would exceed the total Revolving Credit Commitments and (ii) the DDTL Commitments; provided that each partial reduction of the DDTL Commitments pursuant to this Section shall be in an amount that is $1,000,000 or a larger multiple of $1,000,000 in excess thereof.

(c)            Notice of Voluntary Termination or Reduction. The Borrower Representative shall notify Administrative Agent of any election to terminate or reduce any Commitments under Section 2.8(b) by no later than 1:00 p.m., New York City time, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or occurrence of other transactions or events, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)            Effect of Termination or Reduction.

(i)            Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments (other than any reduction made pursuant to Section 2.18(b)). All commitment fees accrued on the portion of the Revolving Credit Commitments terminated until the effective date of such termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

(ii)           Any termination or reduction of the DDTL Commitments shall be permanent. Each reduction of the DDTL Commitments shall be made ratably among the Lenders in accordance with their respective DDTL Commitments (other than any reduction made pursuant to Section 2.18(b)). All commitment fees accrued on the portion of the DDTL Commitments terminated until the effective date of such termination of such DDTL Commitments shall be paid on the effective date of such termination.

2.9          Repayment of Loans; Evidence of Debt.

(a)            Repayment. Each Borrower, jointly and severally, hereby unconditionally promises to pay the Loans as follows:

(i)            to the Administrative Agent for the ratable account of the Revolving Credit Lenders the aggregate outstanding principal amount of the Revolving Credit Loans on the Revolving Credit Maturity Date or any earlier date of termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof;

(ii)           to the Administrative Agent for the ratable account of the applicable Term Loan Lenders, (x) the principal of the Incremental Term Loans of each Tranche on such dates and in such amounts as may be set forth in the Notice of Incremental Term Loan Borrowing for such Tranche, to be applied to the unpaid principal amount of the Incremental Term Loans for such Tranche for which such payment relates, (y) on each Principal Payment Date, (A) the principal of the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans, as applicable, outstanding in an amount equal to the Quarterly Percentage Amount for each such Class, to be applied to the unpaid principal amount of the Initial Term Loans, the Second Amendment Term Loans and the Third Amendment Term Loans on a pro rata basis, (B) the principal of any Fourth Amendment Delayed Draw Term Loans outstanding in an amount equal to the Quarterly Percentage Amount of the initial principal balance of such Fourth Amendment Delayed Draw Term Loans when originally incurred, to be applied to the unpaid principal amount of such Delayed Draw Term Loans on a pro rata basis and (z) on the applicable Term Loan Maturity Date or any earlier date of termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof, the remaining unpaid principal amount of the Initial Term Loans, the Second Amendment Term Loans, the Third Amendment Term Loans, the Fourth Amendment Delayed Draw Term Loans and/or such other Tranche of Incremental Term Loans, as applicable; provided that the scheduled installments of principal of the Term Loans of any Class set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans of such Class in accordance herewith;

(iii)          to Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date (or any earlier date of termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof) and the date that is five (5) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Loan Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b)            Manner of Payment. Each repayment or prepayment of Borrowings of any Class shall be applied to repay any outstanding Base Rate Loan Borrowings of such Class before any other Borrowings of such Class.

(c)            Maintenance of Loan Accounts by Lenders and the Administrative Agent. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Administrative Agent shall maintain on the Register (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            Effect of Entries. The entries made in the accounts maintained pursuant to Section 2.9(c) shall be conclusive evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts maintained by any Lender and the accounts of Administrative Agent in respect of such matters, the accounts of Administrative Agent shall control in the absence of manifest error.

(e)            Participations in Letters of Credit and Swingline Loans. In addition to the accounts maintained pursuant to Section 2.9(c), each Lender and the Administrative Agent shall maintain in accordance with its usual practice account or accounts evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts maintained by Administrative Agent and the accounts of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.10        Prepayment of Loans.

(a)            Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section (including Section 2.10(d)(vi)) and Section 2.15; provided that each voluntary prepayment of the Term Loans shall be in an amount that is at least $500,000 or a larger multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding (other than any voluntary prepayments made in connection with the Fifth Amendment Transactions). Any prepayment of the Term Loans pursuant to this Section 2.10(a) shall be applied to the remaining scheduled amortization payments thereof as set forth in Section 2.10(c).

(b)            Mandatory Prepayments. The Borrowers will prepay the Loans (and/or provide cash collateral for LC Exposure, as applicable), as follows:

(i)            Sale of Assets or Events of Loss. If on any date a Company shall receive Net Cash Proceeds from (x) any Disposition (excluding any Ordinary Course Disposition) or (y) any Event of Loss, then, unless the Borrower Representative shall have elected to reinvest such Net Cash Proceeds pursuant to a Reinvestment Event so long as no Event of Default described in clause (a), (b), (h) or (i) of Section 8.1 has occurred and is continuing or would result therefrom, within 10 Business Days of the date of receipt by a Company of such Net Cash Proceeds, the Borrowers shall prepay the Term Loans in an amount equal to 100% of the amount of such Net Cash Proceeds in excess of the greater of (A) $4,500,000 and (B) 15% of Consolidated EBITDA (determined at the time of such Disposition or Event of Loss (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) (the “Asset Sale Threshold”) per Fiscal Year for all such Dispositions (it being agreed that the Borrowers may retain all such amount below the Asset Sale Threshold (the “De Minimis Asset Sale Proceeds”)); provided that notwithstanding the foregoing, on each Reinvestment Prepayment Date, the Term Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.10(c). The provisions of this Section do not constitute consent to the consummation of any Disposition not permitted by Section 6.4.

(ii)           Excess Cash Flow. Not later than the date that is 10 Business Days after the earlier of (x) the date on which the audited financial statements under Section 5.1(a) for the Fiscal Year ending closest to December 31, 2022 and each Fiscal Year thereafter are required to be delivered to the Lenders, and (y) the date such audited financial statements are actually delivered, the Borrowers shall prepay the Term Loans in an aggregate amount equal to (A) 50% of Excess Cash Flow (the “Excess Cash Flow Percentage”) for such Excess Cash Flow Period minus (B) the aggregate amount of voluntary prepayments of Term Loans (except to the extent funded with the proceeds of long term indebtedness) pursuant to Section 2.10(a) and all other Indebtedness secured by the Collateral on a pari passu basis with the Term Loans (and in the case of any revolving loans, accompanied by a corresponding reduction of the commitments in respect thereof), minus (C) optional prepayments on the Revolving Credit Loans (except to the extent funded with proceeds of long term indebtedness) that are accompanied by a corresponding reduction in the Revolving Credit Commitment, such prepayment to be effected in each case in the manner and to the extent specified in Section 2.10(c); provided, however, that (x) the Excess Cash Flow Percentage shall be 25% if the Consolidated First Lien Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is less than 4.00 to 1.00 and (y) the Excess Cash Flow Percentage shall be 0% if the Consolidated First Lien Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is less than to 3.50 to 1.00; provided, further, that such Excess Cash Flow payment shall only be required to the extent exceeding the greater of (A) $3,000,000 and (B) 10% of Consolidated EBITDA as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) (the “ECF Threshold”) (it being agreed that the Borrowers may retain all such amount below the ECF Threshold (the “Retained ECF Amount”)); provided, further, that any prepayment of Revolving Loans incurred on the Effective Date to finance any original issue discount or upfront fees required by the Fee Letter shall, at the option of the Borrowers, be applied to any subsequent Fiscal Year to the extent the amount of such prepayments exceeds the amount of prepayments required to be made pursuant to this Section 2.10(b)(ii) for such year.

(iii)          Insufficient Availability. Until the Revolving Credit Maturity Date, the Borrowers shall from time to time prepay the Revolving Credit Loans and Swingline Loans (or provide cash collateral for LC Exposure as provided in Section 2.5(l)) in such amounts as shall be necessary so that at all times the aggregate outstanding Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments, such amount to be applied FIRST, to repay the outstanding principal balance of the Swingline Loans, until such Swingline Loans shall have been repaid in full, SECOND, to repay, the outstanding principal balance of the Revolving Credit Loans and THIRD, to Cash Collateralize the LC Exposure. In addition, if on any date the LC Exposure shall exceed the Letter of Credit sublimit set forth in Section 2.5(c), the Borrowers shall cash collateralize on such date the outstanding Letters of Credit in an amount equal to such excess.

(iv)         Indebtedness Issuance. Without limiting the obligation of the Borrowers to obtain the consent of the Required Lenders pursuant to Section 6.1 to the incurrence of any Indebtedness not otherwise permitted hereunder, upon the incurrence of any Indebtedness (other than Indebtedness permitted under this Agreement (other than Credit Agreement Refinancing Indebtedness)), the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds thereof within 5 Business Days of receipt thereof, such prepayment to be effected in the manner and to the extent specified in Section 2.10(c).

(v)          Notwithstanding any other provisions of this Section 2.10, (i) to the extent that the repatriation to the United States of any Excess Cash Flow attributable to Foreign Subsidiaries (“Foreign Subsidiary Excess Cash Flow”) would be (x) prohibited or delayed by applicable Law or (y) restricted, prohibited or delayed by applicable material constituent documents or material agreements so long as such restrictions described in this clause (y) are not created in contemplation of such prepayments, an amount equal to the portion of such Foreign Subsidiary Excess Cash Flow that would be so affected were the Borrowers to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.10 so long, but only so long, as the applicable local law or applicable material documents would not otherwise permit repatriation to the United States (the Borrowers hereby agree to use commercially reasonable efforts during the year following the date such prepayment would otherwise have been required to be paid to overcome or eliminate any such restrictions on repatriation, even if the Borrowers do not intend to actually repatriate such cash, so that an amount equal to the full amount of such Foreign Subsidiary Excess Cash Flow will otherwise be subject to repayment under this Section 2.10), and if at any time within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Foreign Subsidiary Excess Cash Flow is permissible under the applicable Law or applicable material documents (even if such cash is actually not repatriated), an amount equal to the amount of the Foreign Subsidiary Excess Cash Flow that could be repatriated will be promptly (and in any event not later than five Business Days after the date that such cash could be repatriated) applied (net of an amount equal to the additional taxes of the Borrowers, their Subsidiaries and the direct and indirect holders of Equity Interests in the Borrowers that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrowers to the repayment of the Term Loans pursuant to this Section 2.10 and (ii) to the extent that the Borrowers have determined in good faith that repatriation of any Foreign Subsidiary Excess Cash Flow could reasonably be expected to have adverse tax consequences (other than de minimis tax consequences), an amount equal to such Foreign Subsidiary Excess Cash Flow that would be so affected will not be subject to repayment under this Section 2.10; provided that in the case of each of clauses (i) and (ii), such nonpayment prior to the time such amounts must be prepaid shall not constitute an Event of Default (and such amounts shall be available for working capital and other general corporate purposes of the Borrowers and the Restricted Subsidiaries).

(vi)         Notwithstanding any other provisions of this Section 2.10, (i) to the extent that the repatriation to the United States of any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or the Net Proceeds of any Event of Loss incurred by a Foreign Subsidiary (“Foreign Casualty Event”) would be (x) prohibited or delayed by applicable law or (y) restricted prohibited or delayed by applicable material agreements (including material constituent documents) so long as such restrictions described in this clause (y) are not created in contemplation of such prepayments, an amount equal to the Net Cash Proceeds that would be so affected were the Borrowers to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.10 so long, but only so long, as the applicable local law or applicable material documents would not otherwise permit repatriation to the United States (the Borrowers hereby agree to use commercially reasonable efforts during the year following the date such prepayment would otherwise have been required to be made to overcome or eliminate any such restrictions on repatriation even if the Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Cash Proceeds will otherwise be subject to repayment under this Section 2.10), and if at any time within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds is permissible under the applicable Law or applicable material documents, even if such cash is not actually repatriated at such time, an amount equal to the amount of the Net Cash Proceeds will be promptly (and in any event not later than five Business Days after the date that such cash could be repatriated) applied (net of an amount equal to the additional Taxes of the Borrowers, their Subsidiaries and the direct and indirect holders of Equity Interests in the Borrowers that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrowers to the repayment of the Term Loans pursuant to this Section 2.10 and (ii) to the extent that the Borrowers have determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Foreign Casualty Event could reasonably be expected to have adverse Tax (other than de minimis Tax consequences) with respect to such Net Cash Proceeds, an amount equal to such Net Cash Proceeds that would be so affected will not be subject to repayment under this Section 2.10; provided that in the case of each of clauses (i) and (ii), such nonpayment prior to the time such amounts must be prepaid shall not constitute an Event of Default (and such amounts shall be available for working capital and other general corporate purposes of the Borrowers and the Restricted Subsidiaries, in each case, subject to the prepayment provisions in this Section 2.10). For the avoidance of doubt, nothing in this Section 2.10 shall require the Borrowers or any Subsidiary to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).

(c)            Order of Application to Loans. Each such prepayment of the Loans made under Section 2.10(a) shall be applied to any Class of Term Loans or the Revolving Credit Loans as may be selected by the Borrowers and, in connection with voluntary prepayments of such Class of Term Loans, applied to the remaining scheduled amortization payments thereof as the Borrowers shall direct or, absent such direction, in the direct order of maturity or otherwise as may be agreed in the applicable Incremental Amendment for such Tranche. Except as otherwise provided in Section 8.2, each mandatory prepayment of the Loans under Section 2.10(b) (other than any mandatory prepayment of the Loans under Section 2.10(b)(iii)) shall be applied (i) FIRST, to repay accrued interest and fees due on the amount of such repayment, (ii) SECOND, to repay, on a pro rata basis, the outstanding principal balance of the Term Loans (on a pro rata basis to each Class of Term Loans and within each Class, first to such Term Loans that are Base Rate Loans and, then, to such Term Loans that are Term Benchmark Loans), as the Borrowers shall direct or, absent such direction, in the direct order of maturity and thereafter, to the remaining scheduled amortization payments on a pro rata basis, until the Term Loans shall have been repaid in full, (iii) THIRD, to repay the outstanding principal balance of the Swingline Loans, until such Swingline Loans shall have been repaid in full; and (iv) FOURTH, to repay, on a pro rata basis, the outstanding principal balance of the Revolving Credit Loans (without a corresponding reduction in the applicable Revolving Credit Commitment).

(d)            Notices, Etc.

(i)            The Borrower Representative shall notify Administrative Agent (and, in the case of prepayment of a Swingline Loan, Swingline Lender) in writing of any optional prepayment under Section 2.10(a), (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 2:00 p.m., three Business Days before the date of prepayment~~,~~ (or, in the case of any prepayment of a Term Benchmark Borrowing in connection with the Fifth Amendment Transactions, one Business Day before such prepayment), (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 p.m., on the date of prepayment. Each such notice shall specify the prepayment date, and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.8(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8(c). Promptly following receipt of any such notice, Administrative Agent shall advise the relevant Lenders of the contents thereof.

(ii)           Prior to or concurrently with any prepayment under Section 2.10(b), the Borrower Representative shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower Representative containing a reasonably detailed calculation of the estimated amount of such prepayment.

(iii)          Promptly following receipt of any prepayment notice relating to a Borrowing or such certificate relating to a prepayment, Administrative Agent shall advise the relevant Lenders of the contents thereof and of the amount of such Lender’s ratable portion of such prepayment. Each Lender may reject all of its pro rata share of any mandatory prepayment (other than prepayments resulting from the incurrence of Credit Agreement Refinancing Indebtedness) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii) and (iv) of Section 2.10(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment; provided that in no event may the proceeds of any Credit Agreement Refinancing Indebtedness be rejected. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above such failure will be deemed an acceptance of the total amount of such mandatory prepayment.

(iv)         Each partial prepayment of any Borrowing shall be in an amount such that the remaining amount outstanding of each Borrowing would be permitted in the case of a Borrowing of the same Type as provided in Section 2.2 except as necessary to apply fully the required amount of a mandatory prepayment under Section 2.10(b). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

(v)          Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any amounts required by Section 2.15 and shall be made in the manner specified in Section 2.9(b) and this Section 2.10.

(vi)          If any optional prepayment pursuant to Section 2.10(a), Section 2.18(b) (only with respect to optional prepayments made in connection with a Lender who is not a party to the applicable Extension Amendment) or Section 2.22 or mandatory prepayment pursuant to Section 2.10(b)(iv) (in each case, whether before or after the occurrence of an Event of Default, an acceleration of the Obligations or the commencement of a bankruptcy or insolvency proceeding) occurs prior to the date occurring (A) prior to the date that is one year after the Third Amendment Effective Date or (B) on or after the date that is one year after the Third Amendment Effective Date but prior to the date that is two years after the Third Amendment Effective Date, the Borrowers jointly and severally agree to pay to the Administrative Agent (1) for the ratable account of each Term Loan Lender with Initial Term Loans that are subject to a prepayment premium in an amount equal to 2.00% or 1.00%, respectively, of the aggregate principal amount of the Initial Term Loans subject to such prepayment, (2) for the ratable account of each Term Loan Lender with Second Amendment Term Loans that are subject to a prepayment premium in an amount equal to 2.00% or 1.00%, respectively, of the aggregate principal amount of the Second Amendment Term Loans subject to such prepayment, (3) for the ratable account of each Term Loan Lender with Third Amendment Term Loans that are subject to a prepayment premium in an amount equal to 2.00% or 1.00%, respectively, of the aggregate principal amount of the Third Amendment Term Loans subject to such prepayment and (4) for the ratable account of each Term Loan Lender with Fourth Amendment Delayed Draw Term Loans, as applicable, that are subject to a prepayment premium in an amount equal to 2.00% or 1.00%, respectively, of the aggregate principal amount of the Fourth Amendment Delayed Draw Term Loans subject to such prepayment (this clause (vi), the “Prepayment Premium”). Notwithstanding any provision set forth in this Agreement to the contrary, the Prepayment Premium shall be equal to 0.00% for any prepayment of Fourth Amendment Delayed Draw Term Loans in connection with a “change of control” transaction (including a sale of any Borrower (or any of their respective direct or indirect parents) or all or substantially all of their respective assets).

2.11        Fees.

(a)            Commitment Fees.

(i)            Each Borrower, jointly and severally, agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at a per annum rate equal to the Applicable Margin applicable for the “Commitment Fee Rate” on the average daily Unused Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such Revolving Credit Commitment terminates and the Revolving Credit Maturity Date. Accrued commitment fees for this Section 2.11(a) through and including each Quarterly Date shall be payable on the second Business Day following such Quarterly Date and on the earlier of the date the Revolving Credit Commitment terminates and the Revolving Credit Maturity Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(ii)           Each Borrower, jointly and severally, agrees to pay to the Administrative Agent for the account of each Fourth Amendment Delayed Draw Term Loan Lender a commitment fee, which shall accrue at a per annum rate equal to (x) from and including the Fourth Amendment Effective Date through July 13, 2026, 0.50%, and (b) thereafter to but excluding the Fourth Amendment DDTL Commitment Termination Date, 1.00% on the average daily Unused Fourth Amendment Delayed Draw Term Loan Commitment of such Lender. Accrued commitment fees under this Section 2.11(a)(ii) through and including each Quarterly Date shall be payable in Dollars (calculated as the Dollar Equivalent thereof) on the last Business Day of each Fiscal Quarter and on the earlier of Fourth Amendment DDTL Commitment Termination Date and the Term Loan Maturity Date, commencing on the first such date to occur after the Fourth Amendment Effective Date. All such commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            Letter of Credit Fees. Each Borrower, jointly and severally agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Term Benchmark Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued during the period from and including the Effective Date to and excluding the later of the date on which such Revolving Credit Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Lender for its own account a fronting fee, which shall accrue at the rate of 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by it during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as Issuing Lender’s standard fees and other standard costs and charges with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the second Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this Section 2.11(b) shall be payable within 30 days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            Administrative Agent Fees. Each Borrower, jointly and severally agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent and such other fees required by the Fee Letter.

(d)            Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, other than in the case of fees payable solely for account of Administrative Agent, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

2.12        Interest.

(a)            Base Rate Loans. The Loans comprising each Base Rate Borrowing (including each Swingline Loan Borrowing) shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)            Term Benchmark Loans. The Loans comprising each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)            Default Interest. The Borrowers shall pay interest on the principal amount of all overdue outstanding Loans and, to the fullest extent permitted by law, the outstanding amount of all overdue interest, fees and other Obligations, at a rate per annum equal to the Default Rate immediately upon the occurrence of any Event of Default described in clause (a), (b), (h) or (i) of Section 8.1.

(d)            Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments, and, in the case of the Term Loans, on the applicable Term Loan Maturity Date (or earlier date of termination of this Agreement or acceleration of the Loans due hereunder pursuant to the terms hereof); provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Credit Loan prior to the Revolving Credit Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Term Benchmark Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion. Additionally, the Borrowers shall immediately pay to the Administrative Agent for the account of the applicable Lenders the amount of any interest and fees that may be owing pursuant to the penultimate sentence of the definition of Applicable Margin. The Borrowers’ obligations under this Section 2.12(d) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(e)            Computation. Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR hereunder shall be computed on the basis of a year of 360 days. All interest computed by reference to the Base Rate shall be computed on the basis of a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate Loans based on Prime Rate), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Adjusted Term SOFR Rate shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

2.13        Alternate Rate of Interest; Illegality.

(a)            Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:

(i)            the Administrative Agent, in consultation with the Borrower Representative, determines (which determination shall be conclusive and binding absent manifest error) (A) prior to commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including, because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii)           the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing;

then the Administrative Agent shall give written notice thereof to the Borrower Representative and the Lenders as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower Representative delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.3, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) be repaid or converted into a Base Rate Borrowing if Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower Representative delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.3, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) a Base Rate Loan if Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above, on such day.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, in each case in consultation with the Borrower Representative, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent in consultation with the Borrower Representative may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Borrower Representative may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day. Increased Costs.

2.14        Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan), or to increase in any material respect the cost to such Lender, Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender, or such other Recipient hereunder (whether of principal, interest or any other amount) then, promptly following written request of such Lender, Issuing Lender, or such other Recipient, the Borrowers will pay to such Lender, Issuing Lender, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company, as the case may be, as specified in Section 2.14(a) or 2.14(b) and delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrowers shall pay such Recipient the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.15        Compensation for Losses.

(a)            With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any mandatory prepayment), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.8(c) and is revoked in accordance herewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost, or expense attributable to such event (excluding any loss of anticipated profits) and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(b)            With respect to RFR Loans, on the event of (i) the payment of any principal of any RFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any mandatory prepayment), (iii) the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.8(c) and is revoked in accordance herewith), or (iv) the assignment of any RFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost, or expense attributable to such event (excluding any loss of anticipated profits) and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.16        Taxes.

(a)            Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Obligors. Without duplication of any amounts payable pursuant to this Section 2.16, the Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Obligors. Without duplication of any additional amounts paid under Section 2.16(b) or (c), the Obligors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.16(e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.16(f), such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or Administrative Agent as will enable the Borrower Representative or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in clauses (A), (B), and (D) of Section 2.16(g)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower Representative and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Obligor or Administrative Agent), properly completed and duly executed originals of IRS Form W-9 or any applicable successor form certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Obligors and Administrative Agent (in such number of copies as shall be requested by the Borrower Representative or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Obligors or Administrative Agent), whichever of the following is applicable:

(1)             in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable, or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable, or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)             properly completed and duly executed originals of IRS Form W-8ECI (or any successor forms);

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a properly completed and duly executed certificate substantially in the form of Exhibit 2.16-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Obligors within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) properly completed and duly executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable, or any successor forms); or

(4)            to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed originals of IRS Form W-8IMY (or any successor forms), accompanied by any required IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (as applicable, or any successor forms), the applicable U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-2 or Exhibit 2.16-3, IRS Form W-9 (or any successor forms), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower Representative or Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          The Administrative Agent shall assume primary withholding responsibility under Chapters 3 and 4 of Subtitle A of the Code and primary IRS Form 1099 and IRS Form 1042-S reporting and backup withholding responsibility with respect to payments it receives on account of any Lender. In furtherance of the foregoing, (A) if the Administrative Agent is a U.S. Person, it shall deliver to the Obligors two properly completed and duly executed copies of IRS Form W-9 certifying that it is exempt from federal backup withholding and (B) if the Administrative Agent is not a U.S. Person, it shall deliver to the Obligors two properly completed and duly executed copies of IRS Form W-8ECI or IRS Form W-8BEN-E, as applicable, with respect to fees received on its own behalf and, with respect to payments received on account of any Lender, two properly completed and duly executed copies of IRS Form W-8IMY certifying that the Administrative Agent is either (1) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of Subtitle A of the Code and primary IRS Form 1099 reporting and backup withholding responsibility for payments it receives for the accounts of others, or (2) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States, and in the case of each of clauses (1) and (2), that the Administrative Agent is using such form as evidence of its agreement with the Obligors to be treated as a U.S. Person with respect to such payments (and the Obligors and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by United States Treasury Regulations Section 1.1441- 1(b)(2)(iv)(A)), with the effect that the Obligors can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.16(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.16(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the expiration or cancellation of all Letters of Credit, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.17        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 10.3 or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m. on the date when due, in immediately available funds, without counterclaim, set-off, or other deduction or condition. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at such account as Administrative Agent may designate to the Borrower Representative in writing from time to time, except (i) as otherwise expressly provided in the relevant Loan Document, (ii) payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein, and (iii) that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.3 shall be made directly to the Persons entitled thereto. Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof in like funds as received by wire transfer to such Lender’s lending office as specified in its Administrative Questionnaire or such other office as notified in writing by such Lender to the Administrative Agent. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document shall be made in Dollars.

(b)            Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) FIRST, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) SECOND, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)            Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of, or conversions of, Loans in a particular Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective unpaid principal amounts of Loans of such Class (in the case of conversions and continuations of Loans); (ii) each payment of commitment fees under Section 2.11 in respect of Revolving Credit Commitments and each payment of Letter of Credit participation fees under Section 2.11 shall be made for account of the relevant Revolving Credit Lenders, pro rata according to the amounts of their respective Revolving Credit Commitments and their respective LC Exposure, respectively, (iii) each termination or reduction of the amount of the Commitments of a particular Class under Section 2.8 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (iv) each payment or prepayment of principal of Loans of any Class by the Borrowers, shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (v) each payment of interest on Loans of any Class by the Borrowers shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on the Loans of such Class then due and payable to the respective Lenders.

(d)            Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans in excess of its ratable share of the aggregate amount of outstanding Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon, then such Lender shall notify Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.17(d) shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.17(d) shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(e)            Presumptions of Payment. Unless Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Lender hereunder that the Borrowers will not make such payment, Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption but without any obligation to do so, distribute to the Lenders or Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, for the first five Business Days at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and thereafter at the Base Rate. A notice of Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.17(e) shall be conclusive, absent manifest error.

(f)            Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement (including Sections 2.4, 2.5(e), 2.5(f), 2.6(b) and 2.17(e)), then Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(g)            Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by Administrative Agent hereunder is rescinded or must otherwise be restored or returned by Administrative Agent as a preference, fraudulent conveyance, or otherwise under any Debtor Relief Law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent together with a pro rata portion of any interest paid by or other charges imposed on Administrative Agent in connection with such rescinded or restored payment.

2.18        Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14 or 2.16, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, or eliminate the need for the notice pursuant to Section 2.13(b), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.14 or 2.16, if the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or 2.16, or if any Lender is a Defaulting Lender, a Non-Consenting Lender or a Lender who has refused to consent to an Extension Amendment, then the Borrowers may, at Borrowers’ sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter, (iv) [reserved], (v) such assignment does not conflict with applicable law, and (vi) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent or (y) make payments and reduce Commitments on a non-pro rata basis. Each Lender agrees that if the Borrowers exercise their option hereunder, they shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 10.4. If such Lender shall refuse or fail to execute and deliver any such Assignment and Assumption prior to the effective date of such replacement as notified by Administrative Agent, such Lender shall be deemed to have executed and delivered such Assignment and Assumption, and shall no longer be a Lender hereunder upon the payment to such Lender of an amount equal to the aggregate amount of outstanding Obligations (other than Bank Product Obligations) owed to such Lender in accordance with the wire transfer instructions for such Lender on file with Administrative Agent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.19        Increases of the Revolving Credit Commitments; Adjustments to Revolving Credit Commitments; Incremental Term Loans; Incremental Delayed Draw Term Loans.

(a)            Following the Effective Date, Obligors may from time to time through the Revolving Credit Maturity Date in case of any Incremental Revolving Credit Commitment (as defined below) or the Term Loan Maturity Date in the case of any Incremental Term Loans (as defined below) or any Incremental Delayed Draw Term Loan Commitments (as defined below), (i) propose to increase the aggregate amount of the Revolving Credit Commitments (each, an “Incremental Revolving Credit Commitment”) in accordance with this Section by delivering a Notice of Incremental Revolving Credit Commitment to the Administrative Agent substantially in the form of Exhibit 2.19-1 (a “Notice of Incremental Revolving Credit Commitment”), and (ii) propose that one or more additional term loans (including delayed drawn term loans) be made to it in accordance with this Section (each, an “Incremental Term Loan”) by delivering a Notice of Incremental Term Loan Borrowing to the Administrative Agent substantially in the form of Exhibit 2.19-2 (a “Notice of Incremental Term Loan Borrowing”); and (iii) propose to increase the aggregate amount of the DDTL Commitments or that one or more additional delayed draw term loan commitments be made to it in accordance with this Section (each, an “Incremental Delayed Draw Term Loan Commitment” and the loans thereunder, an “Incremental Delayed Draw Term Loan”; each Incremental Delayed Draw Term Loan Commitment, together with any Incremental Revolving Credit Commitment and any Incremental Term Loan, each, an “Incremental Commitment”) by delivering a Notice of Incremental Delayed Draw Term Loan Commitment to the Lead Arrangers substantially in the form of Exhibit 2.19-3 (a “Notice of Incremental Delayed Draw Term Loan Commitment” together with any Notice of Incremental Revolving Credit Commitment and any Notice of Incremental Term Loan Borrowing, each individually an “Incremental Facility Notice”), specifying in each case (subject to the restrictions set forth in Section 2.19(b)) therein (A) the amount of the Incremental Commitments requested, (B) the requested advance date of the proposed Incremental Commitments, (C) the interest rate to be applicable to any Tranche of Incremental Term Loans and/or Incremental Delayed Draw Term Loans included in such Incremental Commitments, (D) the amortization for all Incremental Term Loans or Incremental Delated Draw Term Loans, if and as applicable, and (E) the amount of any upfront or closing fees to be paid by the Borrowers to the Lenders and/or Additional Lenders funding such Incremental Commitments requested. In connection with each requested Incremental Commitment, (1) in the case of an Incremental Revolving Credit Commitment, (A) any outstanding Revolving Credit Loans shall be held by the Lenders and Additional Lenders that are Revolving Credit Lenders on a ratable basis after giving effect to such increase, (B) each such Incremental Revolving Credit Commitment shall have the same terms and be made pursuant to the same documentation as the Revolving Credit Facility (other than in respect of any fees payable) and (C) no Sponsor-Controlled Affiliated Lender shall provide any Incremental Revolving Loan Commitment (or any other Revolving Credit Commitment) and if any Sponsor Controlled Affiliated Lender provides any Incremental Term Loans and/or Incremental Delayed Draw Term Loans it shall be subject to the same limitations and restrictions set forth in Section 10.4(g) as if such Sponsor Controlled Affiliated Lender were purchasing Term Loans by assignment, (2) the final maturity date of any Incremental Revolving Credit Commitments or any Incremental Delayed Draw Term Loan Commitments shall be no earlier than the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, (3) the scheduled final maturity date and amortization schedule for any Incremental Term Loan and/or Incremental Delayed Draw Term Loans may be determined by the Borrowers and the Lenders and/or Additional Lenders, as applicable, providing such Incremental Term Loan and/or Incremental Delayed Draw Term Loans; provided that, except in the case of a customary bridge facility, the terms of which automatically convert into terms that comply with this proviso within one (1) year of issuance of such bridge facility, the scheduled final maturity date of any Incremental Term Loans and/or Incremental Delayed Draw Term Loans shall be no earlier than the Term Loan Maturity Date and the Weighted Average Life to Maturity of any Tranche of Incremental Term Loans and/or Incremental Delayed Draw Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans outstanding prior to the advance of such Tranche, (4) the interest rate, margin, original issue discount, up-front fees and other fees and rate floors for such Incremental Term Loan and/or Incremental Delayed Draw Term Loans may be determined by the Borrowers and the Lenders and/or Additional Lenders, as applicable, providing such Incremental Term Loan and/or Incremental Delayed Draw Term Loans; provided that, in the event that the All-in Yield for any such Incremental Term Loan and/or Incremental Delayed Draw Term Loans that ranks pari passu in right of payment and security with the existing Term Loans (other than in reliance on Section 2.19(b)(i)) is greater than the All-in Yield for the existing Term Loans by more than 50 basis points, then the Applicable Margin for the existing Term Loans shall be increased to the extent necessary so that the All-in Yield for such Incremental Term Loan and/or Incremental Delayed Draw Term Loans, as applicable, is no more than 50 basis points higher than the All-in Yield for the existing Term Loans; provided that, in the event that the All-In Yield for such Incremental Term Loan and/or Incremental Delayed Draw Term Loans is higher than the All-In Yield for the existing Term Loans and/or Incremental Delayed Draw Term Loans solely as a result of a higher rate floor for such Incremental Term Loan and/or Incremental Delayed Draw Term Loans, as applicable, the adjustment to the All-In Yield of the existing Term Loans shall be effected solely by increasing the rate floor, (5) any Incremental Term Loans and/or Incremental Delayed Draw Term Loans that are secured by the Collateral on a junior basis to the Initial Term Loans, the Second Amendment Term Loans, the Third Amendment Term Loans and Fourth Amendment Delayed Draw Term Loans or that are unsecured or secured by assets that are not Collateral shall be set forth in documentation that is separate from the Loan Documents and if secured by Collateral shall be subject to an Intercreditor Agreement or other subordination arrangements reasonably satisfactory to the Administrative Agent, (6) any Incremental Commitments or Incremental Term Loans and/or Incremental Delayed Draw Term Loans shall not at any time be guaranteed by any Person other than the Guarantors and shall not be secured by a Lien on any property that does not constitute Collateral, (7)(a) any Incremental Revolving Credit Commitment will provide for the ability to permanently repay and terminate such Incremental Revolving Credit Commitment on a pro rata basis with the existing Revolving Credit Commitments and (b) any Incremental Term Loan and/or Incremental Delayed Draw Term Loans may provide for participation (x) on a pro rata basis, greater than a pro rata basis, or less than pro rata basis in any voluntary prepayments with respect to its Class of Term Loans, or (y) with respect to any Incremental Term Loans secured by the Collateral on the pari passu basis with the Initial Term Loans, the Second Amendment Term Loans, the Third Amendment Term Loans and Fourth Amendment Delayed Draw Term Loans, on a pro rata basis or less than pro rata basis in any mandatory prepayments with all Term Loans, but no Incremental Term Loan shall share more favorably than ratably in any mandatory prepayments of the Term Loans and (8) the other terms and documentation in respect of any Incremental Term Loan and/or Incremental Delayed Draw Term Loans, to the extent inconsistent with the terms and documentation with respect to the existing Term Loan, shall be determined by the Borrowers and shall, at the option of the Borrowers, (a) reflect current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as reasonably determined by the Borrowers), (b) be consistent with the terms of the corresponding Class of Term Loans unless, in the case of this clause (b), (x) the Lenders under the corresponding Class of Term Loans also receive the benefit of such more restrictive terms or (y) any such provisions apply only after the maturity date of the relevant Class of Term Loans, or (c) not be materially more restrictive to the Borrowers, when taken as a whole, than the terms of the applicable Class of Term Loans (as reasonably determined by the Borrowers). Notwithstanding the foregoing, no Incremental Commitment shall become effective unless, subject to the Limited Condition Transaction Provision to the extent acceptable to the Lenders and Additional Lenders providing the relevant Incremental Commitment in connection with a Limited Condition Transaction, (i) no Event of Default then exists or would be caused thereby and (ii) the condition to a Borrowing in Section 4.2(a) is satisfied; provided that, in the case of an Incremental Commitment being used to consummate a Limited Condition Transaction, at the Borrowers’ election, to the extent acceptable to the Lenders and/or Additional Lenders providing the relevant Incremental Commitment, the only representations and warranties that will be required to be true and correct in all material respects will be the Specified Representations (conformed as necessary for such acquisition) and such of the representations made by or on behalf of the applicable target, its affiliates, its subsidiaries or their respective businesses in the acquisition agreement governing such Limited Condition Transaction as are material to the interests of the Lenders, but only to the extent that a Company has the right to terminate its obligations under such acquisition agreement or to decline to consummate such Limited Condition Transaction as a result of a breach of such representations in the acquisition agreement.

(b)            The aggregate principal amount of all Incremental Commitments made pursuant to this Section, shall not exceed (i) the greater of (x) $30,000,000 and (y) 100% of Consolidated EBITDA (determined at the time of incurrence on a pro forma basis as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) (it being agreed that the Fourth Amendment Delayed Draw Term Loan Commitment has been approved by the Required Lenders within the Fourth Amendment and shall not reduce the amounts available in this subclause (i)), minus any amount of Incremental Equivalent Debt and Ratio Debt incurred in reliance on this clause (i), plus (ii) an amount that, subject to the Limited Condition Transaction Provision, after giving effect thereto (and after giving effect to any acquisition consummated concurrently therewith and all other pro forma adjustment events, assuming that the entire amount of any Incremental Revolving Credit Commitments that are then being incurred has been borrowed (it being agreed that such test shall only be required on the date such Incremental Revolving Credit Commitments are provided), and excluding for purposes of computing the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, or Consolidated Net Leverage Ratio, as applicable, any netting of the cash proceeds of any Incremental Term Loans or Revolving Credit Loans made thereunder), would cause (A) with respect to any Incremental Commitments secured on a pari passu basis with the Obligations, the Consolidated First Lien Net Leverage Ratio to be greater than 4.50 to 1.00, (B) with respect to any Incremental Commitments secured on a junior basis to the Obligations, the Consolidated Senior Net Leverage Ratio to be greater than 5.00 to 1.00 or (z) with respect to any Incremental Commitments that are unsecured on secured by assets not constituting Collateral, the Consolidated Net Leverage Ratio to be greater than 5.25 to 1.00, in each case, on a pro forma basis as of the last day of the immediately preceding Fiscal Quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b), plus (iii) the amount of all voluntary prepayments of Term Loans and Revolving Credit Loans (including pursuant to buybacks and open market purchases in the amount actually paid in cash) actually paid and not funded with the proceeds of long-term Indebtedness of any Obligor (and in the case of Revolving Credit Loans, accompanied by a permanent reduction of the Revolving Credit Commitments), plus (iv) any payments made to any Term Loan Lender that is replaced pursuant to Section 2.18(b) as a result of its refusal to consent to an amendment or other modification, but solely to the extent the applicable Term Loans are retired and not assigned (the amount of the foregoing clause (i) through (iii), the “Incremental Amount”); provided that, each Incremental Commitment must be at least $1,000,000 and in integral multiples of $1,000,000 in excess thereof (provided that such amounts may be less if representing all remaining availability under the limit set forth above); provided further that, the amount of any Incremental Commitments incurred in reliance on the foregoing clause (i) and (iii) shall be automatically reclassified as incurred under the foregoing clause (ii) from time to time if the Borrowers meet the applicable requirements set forth on a pro forma basis. Borrowers shall provide at least three (3) days’ (or such shorter period as Administrative Agent shall agree) notice to Administrative Agent (which shall promptly provide a copy of such notice to the Lenders, as applicable) of any requested Incremental Commitment.

(c)            Administrative Agent shall deliver a copy of each Incremental Facility Notice to such Lenders or other Persons that qualify as an Eligible Assignee as may be determined by Administrative Agent in its reasonable discretion with the approval of the Borrower Representative or as may be specified by the Borrower Representative with the consent (not to be unreasonably withheld or delayed) of Administrative Agent. No Lender shall have any obligation to increase its Revolving Credit Commitment or fund any Incremental Term Loan, and any decision by a Lender to increase its Revolving Credit Commitment or fund any Incremental Term Loan shall be made in its sole discretion independently from any other Lender.

(d)            The Incremental Facility Notice delivered by the Borrower Representative may specify a date prior to which any commitments must be received. If prior to such specified date (if any) Administrative Agent receives commitments from Lenders and/or from any other Person that (i) qualifies as an Eligible Assignee and is reasonably acceptable to the Borrower Representative and the Administrative Agent and (ii) has agreed to become a Lender in respect of all or a portion of the Incremental Commitment (an “Additional Lender”), in excess of the requested Incremental Commitment, Administrative Agent shall have the right, in its sole discretion but with the consent of the Borrower Representative, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or Additional Lender in its notice to the Administrative Agent) the shares of the Incremental Commitment of the Lenders or Additional Lenders willing to fund (or commit to fund) such Incremental Commitment so that the total committed Incremental Commitment equals the requested Incremental Commitment. If as of such specified date (if any) Administrative Agent has not received commitments from Lenders (and/or Additional Lenders) in an amount sufficient to fund the requested Incremental Commitment, Administrative Agent shall so notify the Borrower Representative and the request for Incremental Commitment shall be deemed automatically rescinded; provided the Borrower Representative may submit a replacement Incremental Facility Notice setting forth different terms for the requested Incremental Commitment.

(e)            An increase in the aggregate amount of the Lenders’ Revolving Credit Commitments or Incremental Delayed Draw Term Loan Commitment or an agreement to fund Incremental Term Loans or Incremental Delayed Draw Term Loans, pursuant to this Section shall become effective upon the receipt by Administrative Agent of an agreement (an “Incremental Amendment”) in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, signed by each Obligor, by each Additional Lender and by each existing Lender whose Revolving Credit Commitment is to be increased or who has agreed to fund such Incremental Term Loans or Incremental Delayed Draw Term Loans or to provide Incremental Delayed Draw Term Loan Commitments, setting forth the new Pro Rata Share, Revolving Credit Commitment and/or Incremental Term Loans of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with customary officer’s certificates and ratification agreements executed by each Obligor and such evidence of appropriate corporate authorization on the part of each Obligor with respect to the requested Incremental Commitment, updates or endorsements to policies of title insurance (to the extent available at a commercially reasonable cost), flood hazard determination certificates (and, if applicable, evidence of flood insurance) with respect to each parcel of Mortgaged Property, the results of lien searches from applicable jurisdictions and such customary opinions of counsel for the Obligors with respect to the requested Incremental Commitment and other assurances as Administrative Agent may reasonably request. The Incremental Amendment may, without the consent of any other Lender or Issuing Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.19. If, after giving effect to any Incremental Commitment, the outstanding Revolving Credit Loans would not be held pro rata in accordance with the new Commitments, the Revolving Credit Lenders (including, without limitation, any Additional Lenders) shall, on the effective date of the applicable Incremental Commitment, make advances among themselves so that after giving effect thereto the Revolving Credit Loans will be held by the Revolving Credit Lenders (including, without limitation, any Additional Lenders), on a pro rata basis in accordance with their respective Revolving Credit Commitments hereunder (after giving effect to the applicable Incremental Commitment). Each Revolving Credit Lender agrees to wire immediately available funds to the Administrative Agent in accordance with this Agreement as may be required by Administrative Agent in connection with the foregoing.

(f)            Other than with respect to the the Fourth Amendment Delayed Draw Term Loan Commitments, for purposes of determining that the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Obligor therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Incremental Delayed Draw Term Loan Commitments shall be included in such calculation, other than Incremental Delayed Draw Term Loan Commitments in an amount equal to the amount of Incremental Delayed Draw Loans that could be funded under such commitments on such date in accordance with this Agreement so long as any such Incremental Delayed Draw Term Loan Commitments were established for a bona fide business purpose.

(g)            This Section 2.19 shall supersede any provisions in this Agreement, including Section 10.2(b).

2.20        Cash Collateral.

(a)            Certain Credit Support Events. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)            Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of Issuing Lender, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Exposure, to be applied pursuant to Section 2.20(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and Issuing Lender as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers shall, promptly upon demand by Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under Section 2.20 or 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided prior to any other application of such property as may otherwise be provided for herein.

(d)            Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by replacement of the Defaulting Lender pursuant to Section 2.18 or the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.21        Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Revolving Lenders, Required DDTL Lenders and Required Facility Lenders, as applicable.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by Administrative Agent as follows: FIRST, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; SECOND, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; THIRD, to Cash Collateralize Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20; FOURTH, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; FIFTH, if so determined by Administrative Agent and the Borrower Representative, to be held in a Deposit Account controlled by Administrative Agent and released pro rata in order to (y) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Credit Loans or Delayed Draw Term Loans under this Agreement and (z) Cash Collateralize Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; SIXTH, to the payment of any amounts owing to the Lenders, Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; SEVENTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and EIGHTH, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (y) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (z) such Loans were made or the related Letters of Credit and Swingline Loans were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with their respective Commitments without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Each Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

(C)            With respect to any fee not required to be paid to any Defaulting Lender pursuant to Section 2.21(a)(iii)(A) or 2.21(a)(iii)(B), the Borrowers shall (i) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.21(a)(iv), (ii) pay to each Issuing Lender and Swingline Loans, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (iii) not be required to pay the remaining amount of any such fee.

(D)            No Defaulting Lender shall be entitled to receive any default interest pursuant to Section 2.21(c).

(iv)         Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (A) no Event of Default exists at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such condition is satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)          Cash Collateral, Repayment of Swingline Loans. If the reallocation described in Section 2.21(a)(iv) cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, FIRST, prepay Swingline Loans in an amount equal to Swingline Lender’s Fronting Exposure and SECOND, Cash Collateralize Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)            Defaulting Lender Cure. If the Borrower Representative, Administrative Agent, Swingline Lender, and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Credit Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.21(a)(iv)), and reimburse each such Revolving Credit Lender for any costs of the type described in Section 2.15 incurred by any Revolving Credit Lender as a result of such purchase, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.22        Refinancing Amendments.

(a)            On one or more occasions after the Effective Date, the Obligors may obtain, from any Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans, the Delayed Draw Term Loans (or unused DDTL Commitments) and the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement (which for purposes of this Section 2.22(a) will be deemed to include any then outstanding Refinancing Term Loans or Incremental Term Loans, Refinancing Delayed Draw Term Loans or Incremental Delayed Draw Term Loans), in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Delayed Draw Term Loan Commitments, Refinancing Delayed Draw Term Loans, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.22 or otherwise, (i) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (iii) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (ii) subject to the provisions of Sections 2.4(e) and 2.5(s) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Sections 2.4(e) and 2.5(s), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (iii) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Obligors shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (iv) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b)            Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.22 shall be in an aggregate principal amount that is (x) not less than $1,000,000 (unless otherwise agreed by Administrative Agent) and (y) an integral multiple of $1,000,000 in excess thereof.

(c)            Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.2 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.22, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(d)            This Section 2.22 shall supersede any provisions of this Agreement to the contrary.

2.23        Extension of Term Loans; Extension of Revolving Credit Loans.

(a)            The Borrower Representative may at any time and from time to time request that all or a portion of the Term Loans (including, for the avoidance of doubt, any Delayed Draw Term Loans) of a given Class (each, an “Existing Term Loan Tranche”) be amended or converted to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended or converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Term Loans, the Borrower Representative shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (i) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (ii) (except as to interest rates, fees, amortization, final maturity date, “AHYDO” payments, optional prepayments, premium, required prepayment dates and participation in voluntary prepayments, which shall be determined by the Borrower Representative and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request), shall either, at the option of the Borrower Representative, (x) reflect current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower Representative) or (y) be consistent with, or (taken as a whole) not materially more favorable to the lenders providing such Extended Term Loans (unless (I) the lenders under the Existing Term Loan Tranche also receive the benefit of such more restrictive terms or (II) such covenants or other provisions are applicable only to periods after the latest final maturity date of the Existing Term Loan Tranche existing at the time of such refinancing); provided that (1) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Tranche; provided that at no time shall there by Classes of Term Loans hereunder (including Refinancing Term Loans, Refinancing Delayed Draw Term Loans and Extended Term Loans) which have more than six different Maturity Dates, (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.07 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Tranche from which such Extended Term Loans were amended or converted, in each case as more particularly set forth in Section 2.10), (2)(A) pricing, fees, optional prepayment or redemption terms shall be determined in good faith by the Borrowers and the interest margins and floors with respect to the Extended Term Loans may be higher or lower than the interest margins and floors for the Term Loans of such Existing Term Loan Tranche, (B) the Weighted Average Life to Maturity of Extended Term Loans shall not be shorter than the Weighted Average Life to Maturity of the Term Loans, at the time of such refinancing (except by virtue of amortization or prepayment of the Term Loans prior to the time of such incurrence), and/or (C) additional fees, premiums or solely to the extent payable after the Term Loan Maturity Date, “AHYDO” payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extended Term Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder, (4) Extended Term Loans may have call protection and redemption terms as may be agreed by the Borrowers and the Lenders thereof, (5) any Extended Term Loans shall not at any time be guaranteed by any Person other than the Guarantors and shall not be secured by a Lien on any property that does not constitute Collateral and (6) to the extent that any such provision that applies after the Term Loan Maturity Date is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Tranche from which they were converted; provided, that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased). Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionally increased). Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.23 or such other amount approved by the Administrative Agent).

(b)            The Borrower Representative may at any time and from time to time request that all or a portion of the Revolving Commitments of any Class, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Revolving Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Revolving Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Revolving Credit Commitments, the Borrower Representative shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders on identical terms) (a “Revolving Credit Loan Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which, shall either, at the option of the Borrower, (A) reflect current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrowers) or (B) if not consistent with the terms of the applicable Existing Revolving Credit Commitments, shall not be materially more restrictive to the Obligors (as determined in good faith by the Borrower), when taken as a whole, than the terms of such Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing Existing Revolving Credit Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the latest maturity date of any Revolving Commitments then outstanding under this Agreement, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest margins and floors with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins and floors for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A) and (y) the commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment; provided, that, notwithstanding anything to the contrary in this Section 2.23 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Existing Revolving Credit Commitments shall be made on a pro rata basis with all other Existing Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments. No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Revolving Credit Loan Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall be designated a series (each, a “Revolving Credit Loan Extension Series”) of Extended Revolving Credit Loans for all purposes of this Agreement and shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Commitment Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Revolving Commitments other than the Existing Revolving Credit Commitment Class from which such Extended Revolving Credit Commitments were converted.

(c)            The Borrower Representative shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolving Credit Commitment, as applicable, are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower Representative, in each case acting reasonably to accomplish the purposes of this Section 2.23. Subject to Section 2.18(b), no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended or converted into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolving Credit Commitment subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolving Credit Commitment, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolving Credit Commitment, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d)            Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower Representative, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.23(a) or 2.23(b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver) on the date thereof each of the conditions set forth in Section 4.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates certifying such resolutions and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.10 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.9), (iii) modify the prepayments set forth in Section 2.10 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.23, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)            No conversion of Loans pursuant to any Extension in accordance with this Section 2.23 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.23 shall supersede any provisions herein to the contrary.

3.            REPRESENTATIONS AND WARRANTIES

Holdings (solely in respect of itself and Section 3.1, 3.2, 3.3, 3.8, 3.17 and 3.22), the Borrowers and each other Obligor represents and warrants (with each representation and warranty being deemed in effect after giving effect to the Transactions) to the Administrative Agent, the Lenders, and Issuing Lender that on the Effective Date and on such other dates as such representations and warranties are required to be made:

3.1            Organization; Powers. Each of the Obligors is (a) duly organized, validly existing, and, if applicable in its jurisdiction of organization, in good standing or the equivalent status under the laws of the jurisdiction of its organization, (b) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, has all requisite corporate or similar power and authority and all governmental licenses, permits, water rights, authorizations, and other approvals and entitlements to own and operate its property, to lease or sublease any property its operates, to occupy any property it occupies, and to carry on its business as now conducted and as contemplated to be conducted by it upon and following the consummation of the Transactions, (c) has all requisite corporate or similar power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (d) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is duly qualified or licensed and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the characters of its properties or the nature of its business requires such qualification or authorization.

3.2          Authorization; Enforceability. The execution, delivery and performance by each Obligor of the Loan Documents and the documents related to the Transactions occurring on the Effective Date to which it is a party and the performance of each Obligor’s obligations thereunder are within each Obligor’s requisite powers and have been duly authorized by all necessary corporate, limited liability company or other organizational action, and, if required, by all necessary action by holders of Equity Interests in each such Obligor. The Loan Documents to which each Obligor is a party have been duly executed and delivered by such Obligor and constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) Debtor Relief Laws or similar laws of general applicability affecting the enforcement of creditors’ rights. (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries.

3.3          Governmental Approvals; No Conflicts. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party and the documents related to the Transactions to which it is a party and the performance of each Obligor’s obligations thereunder (a) do not require any consent, authorization or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) those that would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate (x) any applicable law or regulation applicable to any Obligor or its Restricted Subsidiaries or (y) the Organizational Documents of any Obligor or any of its Restricted Subsidiaries, in the case of clause (x), that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (c) [reserved], (d) will not conflict with or result in a breach or contravention of, any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Obligor or any of its Restricted Subsidiaries is a party or affecting such Person or its properties that would reasonably be expected to result in a Material Adverse Effect, and (e) except for the Liens created pursuant to the Security Documents or Permitted Encumbrances, will not result in the creation or imposition of any Lien on any asset of any Obligor or any of its Restricted Subsidiaries.

3.4          Financial Condition; No Material Adverse Change.

(a)            Financial Condition. The Borrower Representative has heretofore furnished to the Administrative Agent and Lenders (i) the audited balance sheet of the Company, as of December 28, 2020, and the related audited statements of operations and comprehensive loss, members’ equity and cash flows of the Company for the year then ended, (ii) an unaudited interim balance sheet of the Company as of April 26, 2021 and the related unaudited interim statements of operations and comprehensive loss, members’ equity and cash flows of the Company for (x) the four-month period ended April 26, 2021 and (y) each subsequent fiscal quarter ended at least forty-five (45) days prior to the Effective Date (in respect of this clause (y), to the extent provided under the Surf Merger Agreement), (iii) a pro forma consolidated balance sheet and related statements of income of Holdings and its subsidiaries, as of April 26, 2021, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), (iv) the audited balance sheets of Vive Organic as of December 31, 2021 and December 30, 2020 and the related audited statements of operations and of cash flows of Vive Organic for the years then ended and (v) the unaudited balance sheet of Vive Organic as of August 31, 2022 and the related statements of operations and cash flows of Vive Organic for the eight-month period then ended, in each case prepared on a consolidated basis in conformity in all material respects with GAAP; provided, that in each case, no financial statements or pro forma financial statements shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)). Such financial statements or financial information present fairly in all material respects the financial position and results of operations and cash flows of the Company and as of such dates and for such period in accordance with GAAP (where applicable) in all material respects, subject to year-end audit adjustments and the absence of footnotes in the case of any such unaudited financial statements.

(b)            No Material Adverse Change. Since July 7, 2021, no events have occurred that either individually or in the aggregate would reasonably be expected to have or cause a Material Adverse Effect.

3.5          Properties.

(a)            Property Generally. Each Borrower and its Restricted Subsidiaries has (a) good and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (or in the case of all other personal property, rights in), all of their respective assets, except for (i) Permitted Encumbrances, or (ii) minor defects in title to property that do not materially interfere with its ability to conduct its business as currently conducted or to use such property for their intended purposes and (iii) as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All such assets are free and clear of Liens except for Permitted Encumbrances.

(b)            Intellectual Property. (i) Each Borrower and its Restricted Subsidiaries owns, or is licensed or otherwise has rights to use, all trademarks, tradenames, copyrights, patents and other intellectual property reasonably necessary to the operation of its business, and, (ii) to its knowledge, the use thereof by any Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, in each case of (i) and (ii), except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.6          Litigation~~.~~. Actions, Suits and Proceedings. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Borrower or Restricted Subsidiary, threatened against any Borrower or any of its Restricted Subsidiaries (i) that involve any of the Loan Documents or any of the Transactions contemplated hereby or thereby, or (ii) that have a reasonable likelihood of adverse determination and such determination could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, except for matters disclosed on Schedule 3.6.

3.7          Compliance with Laws. No Borrower nor any Restricted Subsidiary nor any of their respective products is subject to, in violation of, or in default with respect to, any judgments, laws (including without limitation the Food and Agriculture Law), regulations, orders, writs, injunctions and decrees of any Governmental Authority applicable to it or its property that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, there are no existing Liens pursuant to Growers’ Lien Laws. As of the Effective Date, Borrowers and their Subsidiaries are in compliance in all material respects with all notifications, instructions and payment obligations received from creditors of Protected Vendors delivered pursuant to Growers’ Lien Laws.

3.8          Investment Company Status. None of the Borrowers, Holdings or any of their Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

3.9          Taxes. Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Obligor and its Restricted Subsidiaries have filed or caused to be filed all federal, state, local and non-U.S. Tax returns and reports required to have been filed by them by their respective due dates (including any extensions) and have paid or caused to be paid all Taxes shown therein to be due and have paid all other Taxes, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Person has set aside on its books adequate reserves in accordance with the GAAP or (b) Taxes which are not yet delinquent for a period of more than thirty (30) days. There is no tax assessment, to the knowledge of any Obligor, that has been proposed or threatened in writing, against any Obligor or any of its Restricted Subsidiaries that has not been finally resolved and would, if paid in full, be reasonably expected to have a Material Adverse Effect. No Obligor nor any Restricted Subsidiary thereof is party to any tax sharing agreement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

3.10        ERISA. Except as set forth on Schedule 3.10, as of the Effective Date, no Borrower nor any of its Restricted Subsidiaries is party to or bound to any Multiemployer Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect. No Borrower or Restricted Subsidiary is nor will be (a) an employee benefit plan subject to ERISA, (b) a plan or account subject to Section 4975 of the Code; (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (d) a “governmental plan” within the meaning of ERISA.

3.11        Disclosure.

(a)            The Borrower Representative has delivered to the Administrative Agent and the Lenders the Borrowers’ projected consolidated profit and loss statements and summary cash flow statements prepared on an annual basis for its 2021 through 2025 Fiscal Years. Such projections and all other financial projections and forecasts delivered to the Administrative Agent and the Lenders in connection with this Agreement have been prepared by the Borrowers in good faith based upon reasonable assumptions believed by the Borrowers to be reasonable at the time made available to the Administrative Agent and the Lenders, it being recognized by Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given that any particular projection will be realized, and that actual results during the period or periods or covered by such projections may differ significantly from the projected results and such differences may be material.

(b)            All information (other than the projections and forecasts described in Section 3.11(a), forward-looking statements, budgets, estimates and information of a general economic or industry nature) furnished by or on behalf of any Obligor, to the Administrative Agent or any Lenders in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) is, when furnished and taken as a whole, does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(c)            As of the Effective Date, the information included in the Beneficial Ownership Certification delivered by the Borrower Representative pursuant to Section 4.1(j) is true and correct in all material respects.

3.12        Federal Reserve Regulations; Use of Credit. The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation T, U or X of the Board of Governors of the United States Federal Reserve System.

3.13       [Reserved].

3.14        Existing Subsidiaries. Set forth on Schedule 3.14 is a complete and correct list of all of the Subsidiaries of Holdings, the Borrowers and their respective Subsidiaries as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization, of such Subsidiary; (ii) each Person holding Equity Interests in such Subsidiary; (iii) the Equity Interests issued by such Subsidiary; (iv) the Equity Interests held by each such Person; and (v) the percentage of ownership of such Subsidiary represented by such Equity Interests.

3.15        Real Property. Set forth on Part 1 of Schedule 3.15 is a complete and correct list, as of the Effective Date, of all of the Material Real Property owned by any Company, indicating in each case the use of the respective property, the identity of the owner, and the location of the respective property. As of the Effective Date, except as set forth on Part 2 of Schedule 3.15, no Mortgaged Property owned by an Obligor has Improvements located in an area identified as having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

3.16        Environmental Matters. Except as set forth on Schedule 3.16, each Borrower and its Restricted Subsidiaries has obtained all permits, licenses, and other authorizations required under all Environmental Laws to carry on its business, except to the extent failure to have any such permit, license, or authorization would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.16, each of such permits, licenses, and authorizations is in full force and effect and each Obligor and its Restricted Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any applicable Environmental Law, except to the extent failure to comply therewith would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

In addition, except as set forth in Schedule 3.16:

(a)            There are no claims, actions, suits, investigations, or proceedings asserted against or, to any Borrower’s or Restricted Subsidiary’s knowledge, threatened against, the Borrower or any of its Restricted Subsidiaries, nor has the Borrower or any of the Restricted Subsidiaries received any written notice, notification, demand, potentially responsible party letter, request for information, citation, summons or order from any Governmental Authority or third party alleging potential liability of the Borrower or any of its Restricted Subsidiaries under any Environmental Law in connection with the conduct of the business of such Borrower or any of its Restricted Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, release or threatened release of any Hazardous Materials, excluding any matter that would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(b)            Except as would not (either individually or in the aggregate) be reasonably expected to have a Material Adverse Effect, (i) no Borrower or any of its Restricted Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, or under any comparable state or local statute; (ii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or, to any Borrower’s knowledge, previously owned, operated or leased by any Borrower or any of its Restricted Subsidiaries; (iii) there has been no release or threatened release of any Hazardous Materials at, from, on or under any site or facility now or, to any Borrower’s or Restricted Subsidiary’s knowledge, previously owned, operated or leased by any Borrower or any of its Restricted Subsidiaries in quantities or concentrations requiring remediation by any Borrower or any Restricted Subsidiary under applicable Environmental Law; and (iv) no Borrower or any of its Restricted Subsidiaries has contractually assumed any liability or obligation of any other person under or relating to any applicable Environmental Law.

(c)            No written notification of a release of a Hazardous Material has been filed by or on behalf of any Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result (either individually or in the aggregate) in a Material Adverse Effect and no site or facility now or, to any Borrower’s or Restricted Subsidiary’s knowledge, previously owned, operated or leased by any Borrower or any of its Restricted Subsidiaries is listed or, to any Borrower’s or Restricted Subsidiary’s knowledge, proposed for listing on the National Priorities List (“NPL”) under CERCLA, listed for possible inclusion on the NPL by the Environmental Protection Agency in the Superfund Enterprise Management System, as provided for by 40 C.F.R. § 300.5, or any similar state list requiring investigation or clean-up by any Obligor or any of its Restricted Subsidiaries, except for such listing that would not reasonably be expected to result (either individually or in the aggregate) in a Material Adverse Effect.

3.17        Sanctions/Anti-Corruption Representations.

(a)            Each Obligor and its subsidiaries are in compliance in all material respects with all applicable Anti-Terrorism Laws, Anti-Corruption Laws, and laws relating to Sanctions, including all those applicable in the jurisdictions in which Obligor and its Subsidiaries conduct business. No Obligor nor any of its Subsidiaries is in material violation of any Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions or is engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in any Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions.

(b)            No Obligor nor any of its Subsidiaries, nor any director, officer, nor to its knowledge, any other employee, agent or representative of any Obligor, is a Person (each such Person, a “Sanctioned Person”) that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions (currently, as of the date of this Agreement, the Region of Crimea, Cuba, Iran, North Korea, Venezuela and Syria).

(c)            No Obligor nor any of its Subsidiaries, nor any director, officer, nor to its knowledge, any other employee, agent or representative of any Obligor, is engaging in any dealings or transactions with any Sanctioned Person, or in any country or territory, that at the time of the dealing or transaction is, or whose government is, the subject of Sanctions (currently, as of the date of this Agreement, the Region of Crimea, Cuba, Iran, North Korea, Venezuela and Syria), in violation of Sanctions.

3.18        Insurance. The properties of each Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, in the good faith determination of the Borrowers and giving effect to any self-insurance, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Borrower or the applicable Subsidiary operates, in each case, in accordance with Section 5.5.

3.19        Labor Matters. Except as set forth on Schedule 3.19, as of the Effective Date no Borrower nor any of its Restricted Subsidiaries are party to or bound by any collective bargaining agreement. There are no strikes, lockouts, work stoppages or other labor disputes against any Borrower or any of its Restricted Subsidiaries, or, to the best of any Borrower’s knowledge, threatened against or affecting any Borrower or any of its Restricted Subsidiaries, in each case, which could reasonably be expected to result in a Material Adverse Effect. Each Obligor has paid in all material respects all wages required and due and payable to its employees except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.20       Solvency. On the Effective Date, the Borrowers together with their Restricted Subsidiaries on a consolidated basis, are Solvent.

3.21        [Reserved].

3.22        Security Documents. The provisions of the Security Documents (taken as a whole) are, or will be at the time of execution and delivery thereof, effective to create in favor of Administrative Agent for the benefit of the Secured Parties a valid and enforceable (except as such enforceability may be limited by (a) Debtor Relief Laws or similar laws of general applicability affecting the enforcement of creditors’ rights. (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries) first-priority Lien (subject only to Permitted Encumbrances) on all right, title and interest of each Obligor in the Collateral described therein. When all appropriate filings or recordings are made in the appropriate offices or other perfection action taken as contemplated hereby and by the Security Documents, the Liens created by each such Security Document will constitute fully perfected first priority Liens (subject only to Permitted Encumbrances) on and security interests in all right, title and interest of the Obligors in such Collateral subject to the limitations and exceptions set forth in the Security Documents.

4.            CONDITIONS PRECEDENT.

4.1          Effective Date. The obligations of the Lenders to make Loans and of Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which Administrative Agent shall have received each of the following, in each case reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(a)            Executed Counterparts. From each party thereto, a counterpart of this Agreement and the other Loan Documents to be executed and delivered as of the Effective Date, signed and delivered on behalf of such party.

(b)            Opinions of Counsel to Obligor. Customary legal opinion (addressed to the Administrative Agent, the Lenders and Issuing Lender and dated the Effective Date) of Kirkland & Ellis LLP, counsel the Obligors.

(c)            Corporate Documents. Such documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing of each Obligor as of the Effective Date, the authorization of the Transactions, the identity, authority and capacity of each Responsible Officer authorized to act on behalf of an Obligor in connection with the Loan Documents, this Agreement, the other Loan Documents or the Transactions.

(d)            Security Documents. (i) The Security Agreement, duly executed and delivered by the Obligors and the Administrative Agent, (ii) certificates, if any, representing the Equity Interests required to be pledged under the Security Agreement accompanied by undated stock or comparable powers executed in blank, and (iii) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the foregoing Security Agreement; provided, however, that, the satisfaction of the requirement set forth in clause (ii) above, after the Borrower Representative’s use of commercially reasonable efforts to provide such items on or prior to the Effective Date without undue burden or expense, shall not constitute conditions precedent to the Borrowing on the Effective Date but shall instead be delivered by the Borrower Representative within 90 days after the Effective Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).

(e)            Solvency. A solvency certificate from the chief executive officer, chief financial officer or other officer with equivalent duties of the Borrower Representative in the form of Exhibit 4.1.

(f)            Repayment of Existing Indebtedness. Evidence that all existing third party debt for borrower money of the Company under the Existing Indebtedness (other than Indebtedness permitted by Section 6.1 hereof) shall have been (or shall be substantially simultaneously) repaid, redeemed, defeased, discharged, refinanced, replaced or termination and all commitments thereunder shall have been (or shall be substantially simultaneously) terminated and all liens and guarantees thereunder shall have been (or shall be substantially simultaneously) released or terminated.

(g)            Administrative Agent and, if applicable, Issuing Lender or Swingline Lender shall have received a Borrowing Request.

(h)            Financial Statements. The financial statements and financial information referred to in Sections 3.4(a) and 3.11(a).

(i)             Fees. Evidence that the Borrowers shall have paid (or shall pay substantially concurrently with the funding of the initial Borrowings under this Agreement on the Effective Date) all accrued fees that are required to be paid on the Effective Date under the terms of the Fee Letter, to the extent invoiced at least three (3) Business Days prior to or on the Effective Date, expenses of Administrative Agent required to be paid on Effective Date pursuant to the Commitment Letter, including the fees, charges and disbursements of King & Spalding LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of the Loan Documents (directly to such counsel if requested by Administrative Agent).

(j)             Know Your Customer Requirements. The Administrative Agent shall have received, at least three (3) business days before the Effective Date, (i) all documentation and other information about the Obligors and their subsidiaries that shall have been reasonably requested by the Administrative Agents or the Lead Arranger at least ten (10) business days prior to the Effective Date and that the Administrative Agent and the Lead Arranger reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (ii) to the extent any Borrower or any Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation with respect to such Borrower or such Guarantor which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, that in each case has been requested at least ten (10) business days prior to the Effective Date.

(k)            Material Adverse Effect. Since July 7, 2021, no “Material Adverse Effect” (as defined in the Surf Merger Agreement) shall have occurred.

(l)             Consummation of the Acquisition. Substantially simultaneously with the funding of the initial Borrowings under this Agreement on the Effective Date, the Acquisition shall be consummated in all material respects in accordance with the terms of the Surf Merger Agreement, but without giving effect to any alteration, amendment, change, supplement, waiver or consent that is materially adverse to the interests of the Lead Arranger, in any such case without the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned and provided that the Lead Arranger shall be deemed to have consented to such waiver, amendment, consent or other modification unless it shall object thereto within three (3) business days after written notice of such waiver, amendment, supplement, consent or other modification) (it being understood (a) any change to the definition of “Material Adverse Effect” or the “Xerox” provisions contained in the Surf Merger Agreement shall be deemed to be material and adverse to the Lead Arranger, (b) any reduction to the purchase price shall be deemed not to be materially adverse to the interests of the Lenders if such reduction (i) does not, in the aggregate, exceed 15% of the purchase price set forth in the Surf Merger Agreement as of July 7, 2021 or (ii) is equal to or in excess of 15% of the purchase price set forth in the Surf Merger Agreement as of July 7, 2021 and is applied (1) first, at the option of the Initial Borrower, to a reduction of the Sponsor Equity Contribution and (2) thereafter, to a reduction in the amount of the Initial Term Loans and the Equity Contribution on a pro rata basis, (c) any increase in the purchase price shall not be deemed to be materially adverse to the interests of the Lenders if such increase is funded with an increase in the aggregate amount of the Sponsor Equity Contribution and (d) any purchase price adjustment contemplated by the Surf Merger Agreement (including any working capital purchase price adjustment) shall not be considered an amendment or waiver of the Surf Merger Agreement).

(m)           Specified Purchase Agreement Representations. The Specified Purchase Agreement Representations shall be true and correct in all material respects (or to the extent as of a specified earlier date, true and correct in all material respects as of such date).

(n)            Sponsor Equity Contribution. Prior to or substantially simultaneously with the funding of the initial Borrowings under this Agreement on the Effective Date, Holdings shall have received the Sponsor Equity Contribution.

(o)            Specified Representations. With respect to the funding of the initial Borrowings on the Effective Date, the Specified Representations shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the Effective Date, both before and immediately after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

Administrative Agent shall notify the Borrower Representative, Issuing Lender and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2          Each Credit Event. The obligation of each Lender to make a Loan after the Effective Date (including any Delayed Draw Term Loan, Incremental Term Loan, and/or Incremental Delayed Draw Term Loan), and of Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)            the representations and warranties of each Obligor set forth in this Agreement and of the other Loan Documents to which it is a party, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, both before and immediately after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.1(a) and 5.1(b), respectively;

(b)            at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing;

(c)            with respect to Revolving Credit Loans or the issuance of any Letter of Credit, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments;

(d)            Administrative Agent and, if applicable, the Issuing Lender or the Swingline Lender shall have received a Borrowing Request or a notice requesting the issuance, amendment, renewal, or extension of such Letter of Credit, as the case may be, in each case, in accordance with the requirements of this Agreement;

(e)            with respect to Fourth Amendment Delayed Draw Term Loans, the amount of the proposed Fourth Amendment Delayed Draw Term Loans to be made on such date would not exceed the Fourth Amendment Delayed Draw Term Loan Commitments; and

(f)            with respect to Fourth Amendment Delayed Draw Term Loans, as of the last day of the most recently ended Reference Period, the Consolidated Net Leverage Ratio (recomputed on a pro forma basis, and for the avoidance of doubt, not disregarding any Loans funded substantially concurrently pursuant to the Fourth Amendment Delayed Draw Term Loan Commitments (it being understood and agreed that the proceeds of any Fourth Amendment Delayed Draw Term Loans shall not be netted for purposes of this calculation)) shall not exceed 5.25 to 1.00.

Each making of a Loan and each issuance, amendment, renewal, or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in clauses (a), (b) and (c) of this Section 4.2.

To the extent that proceeds of a Fourth Amendment Delayed Draw Term Loan are used to finance a Limited Condition Transaction, the requirements of paragraphs (a) and (b) in this Section 4.2 are subject to the limitations relating to a Limited Condition Transaction.

5.            AFFIRMATIVE COVENANTS

So long as any Commitment is outstanding and thereafter until all Obligations are Fully Satisfied, each Obligor covenants and agrees with Administrative Agent, Issuing Lender and the Lenders that:

5.1            Financial Statements and Other Information. The Borrower Representative will furnish to the Administrative Agent (for distribution to each Lender):

(a)            within 120 days after the end of each Fiscal Year, (i) commencing with the Fiscal Year ending December 27, 2021, the consolidated balance sheet and related statements of operations, members’ equity and cash flows of the Company and its Subsidiaries, as of the end of and for such year, setting forth, in each case, commencing with the Fiscal Year ending December 26, 2022, in comparative form the figures for the previous Fiscal Year audited by Moss Adams LLP, KPMG or another independent public accountants of recognized national or regional standing (without a “going concern” or substantially similar qualification or exception and without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to (x) the maturity of any Indebtedness occurring within twelve (12) months of the relevant audit, (y) any actual or prospective default under any financial covenant or (z) the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries) to the effect that such consolidated financial statements present fairly in all materials respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance in all material respects with GAAP consistently applied, except as noted therein and (ii) a certification of a Responsible Officer of the Company that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and the applicable Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP consistently applied; provided, however, that for the Fiscal Year ending December 27, 2021 only, the consolidated financial statements required pursuant to this clause (a) may be provided within 150 days after the end of such Fiscal Year.

(b)            within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (and for the fourth Fiscal Quarter of the 2021 Fiscal Year only) commencing with the Fiscal Quarter ending December 27, 2021, (i) the consolidated balance sheet and related statements of operations and cash flows of the Company and its Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case, commencing with the Fiscal Quarter ending March 27, 2023 in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year and (ii) a certification of a Responsible Officer of the Company that such consolidated financial statements present fairly the financial condition and results of operations of the Company and the applicable Subsidiaries, on a consolidated basis for such period in accordance in all material respects with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that for the Fiscal Quarters ending September 27, 2021, December 27, 2021, March 28, 2022 and September 30, 2024 only, the consolidated financial statements required pursuant to this clause (b) may be provided within 60 days after the end of such Fiscal Quarter;

(c)            concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate in substantially the form of Exhibit 5.1 of a Responsible Officer of the Borrower Representative (a “Compliance Certificate”) (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Financial Covenant and, to the extent required to be tested for such period, whether the Borrowers were in compliance with the Financial Covenant for such period, and (iii) stating whether any change in GAAP or in the application thereof that has an impact on the financial statements of the Company and its Subsidiaries or the calculation of the Financial Covenant hereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrowers or any of its Restricted Subsidiaries with the SEC, or with any national securities exchange, or any financial statements (including any related management discussion and analysis) distributed by the Borrowers to any holder of Material Indebtedness of the Borrowers or any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished hereunder, as the case may be;

(e)             [reserved];

(f)             [reserved];

~~(e) prior to an Initial Public Offering, concurrently with the delivery of the financial statements under clauses (a) and (b) of this Section, a management discussion and analysis with respect to such financial statements;~~

~~(f) prior to an Initial Public Offering, as soon as available, but in any event no more than 90 days after the end of each Fiscal Year commencing with the Fiscal Year ending December 27, 2021, an annual consolidated plan, budget and financial projection of the Company and its Restricted Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrowers in form consistent with past practice, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Restricted Subsidiaries on a quarterly basis for such Fiscal Year, which shall state the material assumptions used in preparation thereof;~~

(g)            promptly after any request by Administrative Agent or any Lender (through Administrative Agent) (subject in each case to any confidentiality restrictions not entered into in contemplation hereof), copies of any detailed audit reports, final management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Obligor by independent accountants in connection with the accounts or books of any Obligor or any of its Restricted Subsidiaries, or any audit of any of them;

(h)            concurrently with the delivery of the financial statements under clause (a) and (b) of this Section, consolidating financial statements of the Borrowers and their Subsidiaries that eliminate the accounts of Unrestricted Subsidiaries;

(i)             [reserved];

(j)             [reserved];

(k)            promptly following any request therefor, such other information and reports regarding each Obligor or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as Administrative Agent or any Lender (through Administrative Agent) may reasonably request (other than any such information or reports that are subject to attorney-client privilege, third-party confidentiality obligations not entered into in contemplation hereof, trade secrets, non-financial proprietary information or applicable law); and

Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and if so, shall be deemed to have been delivered on the date on which such documents are posted electronically by any Obligor or on such Obligor’s behalf on the Platform to which each Lender and the Administrative Agent have access or on the Company’s website; provided that: (i) the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent for any Lender who requests the Borrower Representative to deliver such paper copies until written request to cease delivering paper copies is given by Administrative Agent or such Lender; (ii) the Borrower Representative shall notify (which may be by facsimile or electronic mail) Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by email electronic versions (i.e. soft copies) of such documents; and (iii) upon written request by Administrative Agent, the Borrower Representative shall provide paper copies of the Compliance Certificate required by clause (c) of this Section 5.1 to the Administrative Agent. Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event, shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in Section 5.1(a) and 5.1(b) may be satisfied with respect to financial information of Holdings and the Restricted Subsidiaries by furnishing (I) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (II)  Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable filed with the SEC; provided that, with respect to the foregoing clauses (I) and (II), (i) to the extent such information relates to Holdings or a parent of Holdings, such information is accompanied by information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrowers and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.1(a), such materials are accompanied by a report of independent public accountants of nationally or regionally recognized standing and shall not be subject to any “going concern” or substantially similar qualification or exception and without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to (x) the maturity of any Indebtedness occurring within twelve (12) months of the relevant audit), (y) any actual or prospective default under any financial covenant or (z) the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries).

5.2          Notices of Material Events. Each Obligor will furnish to the Administrative Agent and each Lender prompt written notice of the following, after a Responsible Officer of any Obligor has obtained knowledge thereof:

(a)            the occurrence of any Default;

(b)            filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or any of their respective Restricted Subsidiaries that (i) involves any Loan Document or the Transactions, or (ii) that has a reasonable likelihood of adverse determination and such determination described in this subclause (ii) could reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of (i) any notice or other action by the FDA, the USDA or any comparable Governmental Authority to limit, suspend, revoke or terminate any permit, license or authorization that is necessary to any Company’s business, or (ii) any request or proceedings by the FDA, the USDA, or any comparable Governmental Authority seeking the withdrawal, recall, suspension, import detention, or seizure of, or any corrective action relating to any product produced or distributed by any Company or (iii) any Borrower, facility, or product becoming subject to any administrative or regulatory action, inspection, Form FDA 483 observation, warning letter, notice of violation, or other comparable notice by or from the FDA, the USDA or any comparable Governmental Authority (with copies to be provided to Agent of same), or of any product of a Borrower being seized, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings to seize, detain, or suspend manufacturing of a product, in the case of each of clauses (ii) and (iii), that are expected to have a Material Adverse Effect;

(d)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(e)            the assertion of any claim pursuant to applicable Environmental Law, including alleged violations of or non-compliance with permits, licenses or other authorizations issued pursuant to applicable Environmental Law, by any Person against, or with respect to the activities of, any Obligor or any of their respective Restricted Subsidiaries, that could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(f)             [reserved];

(g)            [reserved];

(h)            [reserved]; and

(i)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3          Existence; Conduct of Business. Each Obligor shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the rights (including water rights), licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted by Article VI.

5.4          Payment of Obligations. Each Obligor shall, and shall cause each of its Restricted Subsidiaries to, timely pay all Tax liabilities, governmental charges and levies, in each case in the nature of a Tax, that are due and payable by it, in each case, unless (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Obligor or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

5.5          Maintenance of Properties; Insurance. Each Obligor shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain all tangible property material to the conduct of its business in good working order and condition, and maintain and protect all intellectual property owned by any Obligor or any of its Restricted Subsidiaries, other than (i) where such action could not reasonably be expected to result in a Material Adverse Effect and (ii) ordinary wear, tear, casualty, condemnation and dispositions permitted under Section 6.4, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations including any flood insurance required by Section 3.15, in the good faith determination of the Borrowers and giving effect to any self-insurance. The Borrower Representative will furnish to the Administrative Agent, upon request of Administrative Agent, once per calendar year, information in reasonable detail as to the insurance so maintained. Each general liability insurance policy shall name Administrative Agent as additional insured. Each insurance policy covering Collateral shall name Administrative Agent as lender’s loss payee and shall provide that such policy will not be canceled without 30 days (10 days solely with respect to cancellation for nonpayment of premium) (or such shorter period as reasonably acceptable to the Administrative Agent) prior written notice to the Administrative Agent.

5.6          Books and Records; Inspection Rights.

(a)            Each Obligor shall, and shall cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true, and correct entries in accordance in all material respects with GAAP are made of all material dealings and transactions in relation to its business and activities. Each Obligor will, and will cause each of its Restricted Subsidiaries to, permit any representatives (including consultants, auditors, accountants and advisors) designated by Administrative Agent, upon reasonable prior notice if no Event of Default then exists, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its employees (provided an authorized representative of the Borrowers shall be allowed, but not required, to be present during such discussion), independent accountants, or officers, all at such reasonable times and as often as reasonably requested; provided that, in no event shall any Obligor or any of its Restricted Subsidiaries be required pursuant to the terms of this Section 5.6 to allow any such Person to inspect or examine, or be required to discuss, any records, documents or other information (x) with respect to which any Obligor or any its Subsidiaries has obligations of confidentiality or (y) that (i) is subject to attorney client-privilege or otherwise constitutes attorney work-product, (ii) constitutes non-financial trade secrets or non-financial proprietary information, or (iii) in respect of which disclosure to the Administrative Agent (or its respective representatives or contractors) is prohibited by applicable law; and provided, further, that excluding any such visits and inspections during the continuation of an Event of Default, (i) only Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.6 (and such information will be shared with the Lenders), and (ii) Administrative Agent shall not exercise such rights more often than one time during any calendar year.

(b)            The Borrower Representative shall, upon the request of Administrative Agent or the Required Lenders, hold a conference call once each Fiscal Year to which Administrative Agent and the Lenders shall be invited, in each case at such time as may be agreed to by the Borrower Representative and the Administrative Agent.

5.7          Compliance with Laws. Each Obligor shall, and shall cause each of its Restricted Subsidiaries and each of Obligor’s and Restricted Subsidiary’s products to, comply with all laws, rules, regulations, and orders of any Governmental Authority applicable to it or its property (including any Food and Agriculture Law), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in (i) a Material Adverse Effect, and (ii) with respect to compliance of Anti-Corruption Laws, Anti-Terrorism Laws, applicable Anti-Money Laundering Laws and Sanctions, be material to the Borrowers, taken as a whole. The Borrowers will maintain in effect, after the date set forth on Schedule 5.11, policies and procedures reasonably designed to promote compliance by the Borrowers, their Restricted Subsidiaries and their respective directors, officers, employees and agents with applicable Anti- Terrorism Laws, Anti-Corruption Laws and Sanctions. So long as the Borrowers or any of their respective Restricted Subsidiaries purchases agricultural products from Protected Vendors, the Borrowers or such Restricted Subsidiaries shall monitor the receipt of notices of Liens and/or trusts (or of any intent to preserve any rights or benefits pursuant to any trust created in favor of any supplier, seller or agent or disclosing a security interest created by a seller of Farm Products) on its assets and notices of non-payment or dishonored checks, in each case, under Food and Agricultural Laws, and provide prompt written notice thereof to Administrative Agent following receipt thereof.

5.8          Certain Obligations Respecting Subsidiaries. Borrowers shall take such action, and shall cause each of its Restricted Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries (other than (x) any Excluded Subsidiary or (y) any Unrestricted Subsidiary) are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that the Borrowers or any of their Restricted Subsidiaries shall form or acquire any new Subsidiary, the Borrowers shall, and shall cause each of their Subsidiaries (other than (x) any Excluded Subsidiary or (y) any Unrestricted Subsidiary) to, within 60 days (or such longer period as the Administrative Agent may reasonably agree) after such formation, acquisition, or, in the case of any (I) Subsidiary becoming a Material Subsidiary, after the date financial statements are delivered pursuant to Section 5.1(a) or 5.1(b) showing such change and (II) Unrestricted Subsidiary being designated as a Restricted Subsidiary (and is not otherwise an Excluded Subsidiary), take the following actions:

(a)            such Subsidiary will become a “Subsidiary Guarantor” hereunder by executing and delivering a Guaranty Agreement (or joinder thereto), and become a “Grantor” under the Security Agreement by executing and delivering a supplement to the Security Agreement;

(b)            the Borrower Representative shall furnish to the Administrative Agent an updated Schedules 3.14, 3.15 and 4.1(e) with respect to such Subsidiary;

(c)            the Borrower Representative shall cause such Subsidiary (or any Guarantor that is the owner of the shares or other Equity Interests of such Subsidiary, as applicable) to take such action (including delivering certificates evidencing such Equity Interests, delivering such Uniform Commercial Code financing statements, and executing and delivering security agreements for filing and recording in the United States Patent and Trademark Office and the United States Copyright Office) as shall be necessary or reasonably advisable in the reasonable opinion of Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, to create and perfect valid and enforceable first-priority Liens, subject to no other Liens except for Permitted Encumbrances, on the Collateral of such Subsidiary and all of the Equity Interests in such Subsidiary to the extent consisting Collateral as collateral security for the Obligations;

(d)            the Borrower Representative shall cause such Subsidiary to deliver such proof of corporate action, incumbency of officers, opinions of counsel, “Know your customer” information and other documents as is consistent with those delivered by each Obligor pursuant to Section 4.1 on the Effective Date, in each case, as Administrative Agent shall have reasonably requested; and

(e)            if such Subsidiary is formed or incorporated in a non-U.S. jurisdiction, (i) such jurisdiction shall be a Qualified Jurisdiction, (ii) any form of security and guaranty agreements have to be in form reasonably acceptable to Administrative Agent and the Borrower Representative (consistent, to the extent in effect on the Effective Date, with the security and guaranty agreements in effect on the Effective Date or otherwise consistent with the customary market practice in the applicable jurisdiction) and Administrative Agent shall have completed any “Know your customer” diligence;

provided, however, if a Borrower or any of its Subsidiaries that is a Guarantor forms or acquires a new Tax Preferred Subsidiary, such Borrower shall only be required to, or cause the Guarantor that is the owner of the Equity Interests of such Tax Preferred Subsidiary that constitutes Collateral to, take such action (including delivering certificates and transfer powers for such Equity Interests and delivering Uniform Commercial Code financing statements) as shall be necessary or advisable in the opinion of Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, to create and perfect valid and enforceable first-priority Liens, subject to no other Liens except for Permitted Encumbrances, on 65% of the voting Equity Interests (solely to the extent that the pledge of more than 65% would result in material adverse tax consequences to the Obligors) and 100% of the non-voting Equity Interests in each such new Tax Preferred Subsidiary as collateral security for the Obligations.

5.9          Further Assurances.

(a)            General Further Assurances. Subject to the terms of the Loan Documents, the Borrower Representative shall, and shall cause each other Obligor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrowers. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, unless otherwise elected by the Borrowers no actions in, or required by the applicable laws of, any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests (including in Equity Interests of CFCs or any intellectual property rights), there shall be no security agreements or pledge agreements governed under the applicable laws of any non-U.S. jurisdiction and there shall be no requirement to make any filings or take any action in any office in any foreign jurisdiction (including with respect to foreign intellectual property) or register or apply to register any intellectual property rights.

(b)            Real Property Requirement. If the Real Property Requirement shall cease to be satisfied, the Borrower Representative shall, no later than 120 days after the acquisition of any owned real property (or such longer period as Administrative Agent shall agree to in writing in its sole discretion), cause the Real Property Requirement to be satisfied by causing such additional owned real property or other owned real property to be subjected to a Lien securing the Obligations and shall take, and cause the other Obligors to take, such actions as are necessary or reasonably requested by Administrative Agent to grant and perfect such Liens and deliver such other documents (including the delivery of such Mortgages, title insurance commitments (to the extent available at commercially reasonable cost), exception documents, surveys, flood hazard determination certificates (and related Borrower notices), evidence of flood insurance (if applicable), available environmental assessments, opinions of counsel and other documents, in each case, as may be reasonably requested by Administrative Agent) as is consistent with those delivered by each Obligor on the Effective Date, all at the expense of the Obligors to the extent provided for under Section 10.3.

Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i)            no control agreements with respect to control agreements related to deposit accounts and securities accounts or commodities accounts shall be required hereunder or under any other Loan Document;

(ii)            no landlord waivers, collateral access agreements, bailee waivers, estoppel letters or other similar agreements with respect to the Collateral shall be required hereunder or under any other Loan Document;

(iii)          other than to the extent readily available, no environmental reports shall be required to be delivered hereunder or under any other Loan Document; and

(iv)         no Obligors shall be required to (A) perfect any pledges and security interests by any means other than by (1) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to Mortgaged Properties or any fixtures relating to Mortgaged Properties, (2) filings in United States government offices with respect to intellectual property and (3) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes (other than Excluded Property), security certificates of issuers owned by Holdings, the Borrowers or the Guarantors and instruments (other than Excluded Property) issued to the Borrowers or Guarantors, together with customary endorsements or transfer powers, in each case, as required by the Security Agreement, (B) provide any notice to or obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof), or (C) enter into any source code escrow arrangement (or be obligated to register intellectual property).

5.10          Cash Management Systems. Within 180 days after the Effective Date (or such later day as the Administrative Agent may agree in its reasonable discretion), each Obligor shall establish their primary depository and treasury management relationships with JPMorgan or one of its Affiliates and thereafter for so long as JPMorgan is a Lender hereunder, maintain its primary depository and treasury management relationships with JPMorgan or one of its Affiliates.

5.11        Post-Closing Deliverables. The Borrower Representative shall deliver to the Administrative Agent all documents required to be delivered pursuant to the Schedule 5.11 by the deadlines set forth therein; it being understood that, notwithstanding anything else set forth in this Agreement or the other Loan Documents to the contrary, such documents shall not be required to be delivered prior to such deadline.

5.12        Designation of Subsidiaries. The Borrowers may at any time after the Effective Date designate or redesignate any Restricted Subsidiary of any Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, (i) immediately before and after such designation or redesignation, no Event of Default pursuant to Section 8.1(a), (b), (d) (solely with respect to Section 7), (e) (solely with respect to Section 5.1(a), (b) or (c)), (h) or (i) shall have occurred and be continuing and (ii) after giving Pro Forma Effect to such designation or redesignation, the Borrowers are in compliance with the Financial Covenant. The designation or redesignation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrowers therein at the date of designation or redesignation in an amount equal to the Fair Market Value as reasonably determined in good faith by the Borrowers of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation or redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) an Investment, the incurrence of Indebtedness and any Liens at the time of designation (to the extent any Investment, Indebtedness or Liens of such Subsidiary exists at such time) and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value of such Subsidiary on the date of designation or redesignation, as reasonably determined in good faith by the Borrowers at the date of such designation or redesignation. No Material Intellectual Property or exclusive license in any Material Intellectual Property shall be permitted to be transferred by Holdings or any of its Restricted Subsidiaries to any Unrestricted Subsidiary, whether by designation hereunder or other transfer or disposition, other than non-exclusive licenses in the Ordinary Course of Business.

5.13        Lines of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers or any of the Restricted Subsidiaries on the Effective Date or any business or any other activities that are reasonably similar, ancillary, corollary, synergistic, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Borrowers or any of the Restricted Subsidiaries on the Effective Date (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), or to facilitate any of the foregoing, in each case as reasonably determined by the Borrowers in good faith.

5.14        Transactions with Affiliates. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, if the value of such transaction is in excess of the greater of (x) $4,500,000 and (y) 15% of Consolidated EBITDA (determined at the time of any such transaction (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Sections 5.1(a) and (b)) except:

(a)            transactions at prices and on terms and conditions that are fair and reasonable and not materially less favorable to such Obligor or such Restricted Subsidiary than could be obtained on an arm’s length basis from unrelated third parties as determined in good faith by the Borrowers;

(b)            transactions expressly permitted by Sections 6.1, 6.3, 6.4, and 6.5(d), (j), (o) and (v);

(c)            any Restricted Payments permitted by Section 6.6 (other than Section 6.6(e)(iv) or (o));

(d)            a customary indemnity provided for the benefit of officers and directors (or comparable managers) of such Company;

(e)            so long as it has been approved by such Company’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, reimbursement or employee benefit arrangements (including severance benefits and health, welfare and retirement benefits and equity incentive and option plans) to employees, officers, and outside directors of such Company in the Ordinary Course of Business;

(f)            (i) transactions between any Obligors, and (ii) transactions between Restricted Subsidiaries that are not Obligors;

(g)            loans or advances to employees of any Obligor or its Restricted Subsidiaries permitted hereunder;

(h)            the Management Agreement and the payments pursuant thereto (other than Section 6.6(e)(iv)), without giving effect to amendments, modifications, or waivers of the Management Agreement with respect to payment amounts after the Effective Date that are, when taken as a whole, materially adverse to the Lenders compared to the Management Agreement in effect on the Effective Date;

(i)             the Acquisition and any transaction contemplated by the Surf Merger Agreement;

(j)             transactions among any Obligors and their Restricted Subsidiaries constituting any part of a Permitted Reorganization or IPO Reorganization;

(k)            transactions among any Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary or an additional Borrower as a result of such transaction;

(l)             loans and other transactions made by Holdings and its Restricted Subsidiaries to joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Holdings and its Restricted Subsidiaries in such joint venture) to the extent otherwise permitted under Section 6.5;

(m)           employment, consulting and severance arrangements between a Borrower (or any direct or indirect parent) and its Restricted Subsidiaries and their respective officers and employees in the Ordinary Course of Business (including loans and advances in connection therewith) and transactions pursuant to stock option plans and employee benefit plans and arrangements in the Ordinary Course of Business;

(n)            the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrowers and their Restricted Subsidiaries (or any direct or indirect parent of a Borrower) in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Borrowers and their Restricted Subsidiaries;

(o)            transactions pursuant to any arrangement or agreement in existence on the Effective Date and set forth on Schedule 5.14, or any amendment, extension, renewal, modification or replacement of any such arrangement or agreement (so long as any such amendment, extension, renewal, modification or replacement would not be materially adverse to the Lenders or the Administrative Agent);

(p)            so long as no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) has occurred and is continuing, customary payments by the Borrowers and any of their Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) which payments are approved by the majority of the members of the board of directors (or analogous governing body) or a majority of the disinterested members of the board of directors (or analogous governing body) of the applicable Borrower in good faith;

(q)            payments by a Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, but only to the extent permitted by Section 6.6;

(r)            the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of a Borrower (or any direct or indirect parent) or any one of its Subsidiaries to the extent not otherwise prohibited by the Loan Documents;

(s)            transactions in which a Borrower or any of the Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the applicable Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 5.14;

(t)            payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 6.5;

(u)            Affiliate repurchases of (i) the Loans or Commitments to the extent permitted hereunder or (ii) any other Indebtedness, and, in the case of each of the foregoing, the payments and other transactions reasonably related thereto; ~~and~~

(v)            transactions approved by a majority of the disinterested members of the board of directors (or similar governing body) of the Borrowers; provided that if the value of such transaction (or series of transactions) exceeds the greater of (x) $7,500,000 and (y) 25% of Consolidated EBITDA (calculated on a pro forma basis as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) then the Borrower Representative shall notify (along with reasonable detail) the Administrative Agent of any such transaction~~.~~;

(w)            transactions and payments pursuant to the Tax Receivable Agreement; and

(x)             the Fifth Amendment Transactions.

5.15        Fiscal Year. No Obligor shall, nor shall it permit any of its Subsidiaries to change the Fiscal Year end date of any Obligor or is Subsidiaries without notice to the Administrative Agent.

5.16        Ratings. The Borrowers shall use commercially reasonable efforts to (a) obtain a private corporate rating (but not a specific rating) of Borrower and a private rating (but not a specific rating) for the Term Loans from at least one (1) nationally recognized statistical rating agency, and (b) maintain and refresh such rating as reasonably requested by the Administrative Agent.

5.17        Use of Proceeds and Letters of Credit. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to: (a) use the proceeds of the Initial Term Loans and Revolving Credit Loans made on the Effective Date for any purpose other than to (i) consummate the Transactions, (ii) pay the Transaction Costs (solely with the proceeds of the Initial Term Loans), (iii) issue Letters of Credit, (iv) to fund any working capital adjustments required by the Surf Merger Agreement and (v) fund any original issue discount and upfront fees required pursuant to the Fee Letter; provided that the aggregate amount of Revolving Credit Loans made on the Effective Date shall not exceed $3,000,000; (b) use the proceeds of the Revolving Credit Loans and Swingline Loans made after the Effective Date for any purposes other than to fund the Borrowers’ working capital and general corporate purposes (including Permitted Acquisitions but subject to Section 6.15) or, subject to the terms and conditions of this Agreement and the other Loan Documents, the general corporate purposes of any Obligor; (c) use any part of the proceeds of any Loan for any purpose that violates any of the Regulations of the Board, including Regulations U and X, (d) use the proceeds of the Second Amendment Term Loans made on the Second Amendment Effective Date for any purpose other than to (i) consummate the Second Amendment Acquisition and (ii) pay the Second Amendment Transaction Costs and (e) use the proceeds of the Third Amendment Term Loans made on the Third Amendment Effective Date for any purpose other than to (i) make the Third Amendment Dividend and (ii) pay the Third Amendment Transaction Costs. No Obligor shall, directly or knowingly indirectly, use the proceeds of the Loans, or lend or contribute such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions in violation of Sanctions, or (ii) in any other manner that would result in a violation of any applicable Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions by any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise, or (iii) for the purpose of making any improper payments, including bribes, to any official of any Governmental Authority or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Lender to be in violation of, any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

6.            NEGATIVE COVENANTS

So long as any Commitment is outstanding and thereafter until all Obligations are Fully Satisfied, each Obligor covenants and agrees with Administrative Agent, Issuing Lender and the Lenders that:

6.1          Indebtedness. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume, or permit to exist any Indebtedness, except:

(a)            Indebtedness under this Agreement and the other Loan Documents;

(b)            the Indebtedness (i) described on Schedule 6.1 or (ii) outstanding on the Effective Date not in excess of $1,000,000 in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this clause (b)(ii)), and any Refinancing Indebtedness in respect of the foregoing Indebtedness;

(c)            intercompany Indebtedness among any of the Obligors permitted under Section 6.5;

(d)            Indebtedness of the Borrowers and their Restricted Subsidiaries consisting of Capital Lease Obligations and Indebtedness incurred to finance the acquisition, construction or improvement of any asset, including mortgage financings (other than Mortgaged Property and so long as the Real Property Requirement remains satisfied), or finance such acquisition, construction or improvement within 270 days within the incurrence of such Indebtedness; provided that (i) such Indebtedness when incurred does not exceed the purchase price or cost of construction of such asset (other than giving effect to the interest component thereof), and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) does not exceed the greater of (x) $7,500,000 and (y) 25% of Consolidated EBITDA (determined at the time of incurrence of any such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness;

(e)            [reserved];

(f)            Indebtedness incurred in the Ordinary Course of Business under surety and appeal bonds, performance bonds, bid bonds, appeal bonds, and similar obligations;

(g)            Indebtedness consisting of (i) Guarantees arising with respect to customary indemnification obligations to purchasers in connection with Dispositions permitted under Section 6.4; and (ii) Guarantees with respect to Indebtedness of any Borrower or any Restricted Subsidiary, to the extent that the Person that is obligated under such Guarantee could have incurred such underlying Indebtedness pursuant to this Agreement or it constitutes an Investment permitted under Section 6.5;

(h)            Indebtedness owing to former employees, officers, or directors of Holdings or any of its Restricted Subsidiaries or Affiliates (or any spouses, ex-spouses, successors, heirs, or estates of any of the foregoing) incurred in connection with the repurchase by Holdings of the Equity Interests of Holdings that has been issued to such Persons, so long as the aggregate amount of all such Indebtedness outstanding at any one time does not exceed the greater of (i) $3,000,000 and (y) 10% of Consolidated EBITDA (determined at the time of incurrence of any such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) in the aggregate;

(i)             other unsecured Indebtedness owing to sellers of assets or Equity Interests to an Obligor or a Restricted Subsidiary that is incurred by the applicable Obligor or a Restricted Subsidiary in connection with the consummation of one or more Permitted Acquisitions so long as the aggregate principal amount for all such unsecured Indebtedness does not exceed the greater of (x) $6,000,000 and (y) 20% of Consolidated EBITDA (determined at the time of incurrence of any such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) at any one time outstanding;

(j)             unsecured Indebtedness in respect of earn-outs, contingent liabilities in respect of any indemnification obligation, expense reimbursement obligations, adjustments of purchase price, or similar obligations to the extent (i) required by the Surf Merger Agreement, or (ii) owing to sellers of assets or Equity Interests to any Obligor or its Restricted Subsidiaries that are incurred in connection with the consummation of one or more Permitted Acquisitions or other similar permitted Investments;

(k)            Indebtedness incurred in the Ordinary Course of Business in respect of employee severance and employment agreements, workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families;

(l)             Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrowers or any of their Restricted Subsidiaries incurred only to defer the cost of such insurance, and, to the extent secured, shall only be secured by the applicable insurance policies (or proceeds arising therefrom);

(m)            Indebtedness incurred in the Ordinary Course of Business in respect of Cash Management Services;

(n)            to the extent constituting Indebtedness, obligations in respect of bankers’ acceptances, and completion guarantees, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided in the Ordinary Course of Business in connection with the construction or build-out of any owned or leased real property;

(o)            endorsements of instruments or other payment items for deposit;

(p)            Subordinated Indebtedness of the Borrowers and their Restricted Subsidiaries in an aggregate principal amount not exceeding the greater of (i) $7,500,000 and (ii) 25% of Consolidated EBITDA (determined at the time of incurrence of any such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) at any time outstanding;

(q)            Indebtedness of Foreign Subsidiaries in an aggregate principal amount not exceeding the greater of (i) $4,500,000 and (ii) 15% of Consolidated EBITDA (determined at the time of incurrence of any such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) at any time outstanding;

(r)            Acquired Indebtedness of the Borrowers and their Restricted Subsidiaries so long as (i) such Indebtedness is not incurred in contemplation of the applicable acquisition, (ii) such Indebtedness is unsecured or secured only by acquired assets, proceeds, products or cross collateralized Capital Leases and not guaranteed by any Obligors unless otherwise permitted by this Agreement, (iii) at the time of the applicable acquisition and after giving effect thereto, no Event of Default has occurred and is continuing and (iv) the outstanding amount of such Acquired Indebtedness does not exceed the greater of (x) $7,500,000 and (y) 25% of Consolidated EBITDA (determined at the time of incurrence of any such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) outstanding at any one time;

(s)            to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the Ordinary Course of Business with respect to real property of the Borrowers or any of their Restricted Subsidiaries;

(t)            customer deposits and advance payments received in the Ordinary Course of Business from customers for goods purchased;

(u)            other Indebtedness of a Borrower or its Restricted Subsidiary in an aggregate principal amount not exceeding the greater of (i) $10,000,000 and (ii) 35% of Consolidated EBITDA (determined at the time of incurrence of any such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) at any time outstanding;

(v)            Indebtedness (i) of any Securitization Subsidiary arising under any Qualified Securitization Financing, (ii) of any Borrower or any Restricted Subsidiary arising under any Receivables Facility or (iii) of any Foreign Subsidiary in connection with customary accounts receivable factoring facilities in the Ordinary Course of Business, in an aggregate principal amount under this clause (v) not exceeding the greater of (i) $9,000,000 and (ii) 30% of Consolidated EBITDA (determined at the time of incurrence of any such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b));

(w)            Indebtedness representing deferred compensation or similar arrangements to employees of any Borrower or any Restricted Subsidiary incurred in the Ordinary Course of Business;

(x)            Indebtedness incurred by any Borrower or any Restricted Subsidiary in a Permitted Acquisition, any other Investment, merger or Disposition permitted hereunder or transaction with Affiliates permitted hereunder, in each case, constituting customary indemnification obligations;

(y)            Indebtedness incurred in the Ordinary Course of Business consisting of obligations of any Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions, or any other Investment, in each case, otherwise permitted hereunder;

(z)            Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the Ordinary Course of Business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within 5 Business Days of its incurrence;

(aa)          Indebtedness consisting of take-or-pay obligations contained in supply arrangements, in each case, in the Ordinary Course of Business;

(bb)          Credit Agreement Refinancing Indebtedness;

(cc)          Indebtedness consisting of fees to the Sponsor payable pursuant to the Management Agreement;

(dd)          Indebtedness of the Borrowers and their Restricted Subsidiaries in an amount not to exceed at any time outstanding 100% of the Excluded Contribution Amount;

(ee)          Ratio Debt so long as (i) if secured by the Collateral on a pari passu basis with the Obligations, the Consolidated First Lien Net Leverage Ratio calculated on a pro forma basis as of the last day of the Fiscal Quarter for which financial statements have last been delivered to the Lenders pursuant to Section 5.1(a) or 5.1(b) is not greater than 4.50 to 1.00, (ii) if secured on a junior basis to the Liens securing the Obligations, the Consolidated Secured Net Leverage Ratio calculated on a pro forma basis as of the last day of the Fiscal Quarter for which financial statements have last been delivered to the Lenders pursuant to Section 5.1(a) or 5.1(b) is not greater than 5.25 to 1.00 and (iii) if unsecured or secured by assets not constituting Collateral, the Consolidated Net Leverage Ratio calculated on a pro forma basis as of the last day of the Fiscal Quarter for which financial statements have last been delivered to the Lenders pursuant to Section 5.1(a) or 5.1(b) is not greater than 5.25 to 1.00;

(ff)            Incremental Equivalent Debt; and

(gg)          to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ff) above.

6.2          Liens. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume, or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for Permitted Encumbrances.

6.3          Fundamental Changes.

(a)            No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, (in each case, whether now owned or hereafter acquired), or liquidate, wind up, or dissolve, except that:

(i)           any Subsidiary of a Borrower may merge or consolidate into any Borrower or any Restricted Subsidiary (including any Person that will be a Restricted Subsidiary upon the consummation of a Permitted Acquisition); provided, (x) if a Borrower is party to any such transaction, a Borrower shall be the surviving entity, and (y) if a Borrower is not a party to such transaction but an Obligor (other than Holdings) is, (A) an Obligor shall be the surviving entity or (B) if a Restricted Subsidiary that is not an Obligor shall be the surviving entity or the transferee of such assets, such merger shall be deemed to constitute a Disposition and must be permitted under Section 6.4(e) or (q); provided that, in each case, at the time thereof and immediately after giving effect thereto, no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) shall have occurred and be continuing;

(ii)           the Borrowers or any Restricted Subsidiary of the Borrowers may sell, transfer, merger, consolidate, lease or otherwise dispose of its assets as permitted pursuant to Section 6.4;

(iii)          any Restricted Subsidiary may liquidate, wind up, or dissolve, or suspend or consolidate its operations, if (x) the Borrowers determine in good faith that such liquidation, winding up, dissolution, suspension, or consolidation is in the best interest of the Borrowers and is not materially disadvantageous to the Lenders, and (y) in the case of any liquidation, winding up or dissolution of an Obligor, all of the assets of such Obligor are transferred to an Obligor (other than Holdings) that is not liquidating, winding up, or dissolving; provided that, in each case, at the time thereof and immediately after giving effect thereto, no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) shall have occurred and be continuing;

(iv)         any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 6.5; provided that (x) the continuing or surviving Person shall be a Restricted Subsidiary of a Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 5.8 and Section 5.9 to the extent required, (y) if an Obligor is a party to such transaction, the surviving Person shall be an Obligor and (z) if a Borrower is party to such transaction, the surviving party shall be a Borrower;

(v)          any Borrower and any Restricted Subsidiarity may consummate the transactions contemplated by the Surf Merger Agreement (and documents related thereto) and the Transactions; and

(vi)         a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.4 (other than pursuant to 6.4(b)), a Permitted Acquisition, permitted Investment, a Permitted Reorganization or an IPO Reorganization Transaction; provided that if any Borrower is party to such transaction, the surviving party shall be a Borrower.

6.4          Dispositions. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, make any Disposition, except:

(a)            Dispositions of equipment or inventory that is (i) worn, damaged, unnecessary, negligible no longer used or useful, surplus or obsolete, whether now owned or hereafter acquired, in each case, in the Ordinary Course of Business or (ii) obsolete or required for regulatory purposes, so long as in the case of this clause (ii) the Net Cash Proceeds of such Dispositions is used to prepay the Loans in accordance with Section 2.10(b)(i) to the extent required thereunder;

(b)            Dispositions or transactions permitted by Section 6.3 (other than 6.3(a)(vi)) or 6.5 (other than 6.5(w));

(c)            Dispositions of Inventory to buyers in the Ordinary Course of Business;

(d)            Dispositions of cash and Cash Equivalents in the Ordinary Course of Business;

(e)            Dispositions of property by (i) the Borrowers and any of their Restricted Subsidiaries to any other Obligor (other than Holdings), (ii) any Restricted Subsidiary that is not an Obligor to any other Restricted Subsidiary that is not an Obligor, (iii) any Obligor to any Restricted Subsidiary that is not an Obligor (so long as permitted under Section 6.5); provided that (A) the portion (if any) of any Disposition made for less than fair market value and (B) any non-cash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Restricted Subsidiary and must be permitted under Section 6.5, and (iv) by any Restricted Subsidiary that is not an Obligor to any Restricted Subsidiary that is an Obligor;

(f)            licenses, sublicenses, leases, or subleases granted to third parties in the Ordinary Course of Business not interfering in any material respect with the business of the Borrowers or any of their Restricted Subsidiaries;

(g)           sales or exchanges of property solely to replace such equipment with replacement equipment of substantially equivalent or greater value;

(h)            issuances of Equity Interests by a Restricted Subsidiary of the Borrowers to a Borrower or any Restricted Subsidiary of the Borrowers constituting an Investment permitted hereunder;

(i)            any abandonment or cancellation of intellectual property that, in the reasonable good faith judgment of the Borrowers, is no longer used or useful in any material respect in the business of the Borrowers and their Restricted Subsidiaries taken as a whole, or which abandonment or cancellation is not within the reasonable control of the Borrowers or their Restricted Subsidiaries;

(j)            any Disposition of real property to a Governmental Authority as a result of a condemnation, eminent domain, confiscation or requisition of such real property;

(k)           the sale or discount, in each case without recourse, of accounts receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof;

(l)             any involuntary loss, damage or destruction of property, including pursuant to an Event of Loss;

(m)          Dispositions of non-core assets acquired by the Borrowers and their Restricted Subsidiaries pursuant to a Permitted Acquisition consummated after the Effective Date so long as the consideration received for the assets to be so Disposed is at least equal to the Fair Market Value of such assets and at least 75% of such consideration is paid in cash or Cash Equivalents;

(n)           the making of Restricted Payments (other than pursuant to Section 6.6(o)) that are permitted to be made pursuant to this Agreement;

(o)           the granting of Permitted Encumbrances;

(p)            any swap of assets in exchange for services or other assets; provided that (i) no Event of Default described in clause (a), (b), (h) or (i) of Section 8.1 has occurred and is continuing, (ii) any such swap is for Fair Market Value and (iii) any Collateral that is swapped must be in exchange for assets that become Collateral within the applicable timelines set forth in Section 5.8 and 5.9;

(q)            Dispositions not otherwise permitted under this Section 6.4; provided that (i) at the time of such Disposition, no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) shall exist or would result from such Disposition, and (ii) 75% of the Fair Market Value of all such property Disposed of in any Fiscal Year in excess of the greater of (x) $4,000,000 and (y) 15% of Consolidated EBITDA (determined at the time of any such Disposition (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) is received in the form of cash;

(r)            Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements at the time of formation of such Joint Venture or at any time any time another Person that is not an Affiliate of the Obligors becomes a party thereto;

(s)            the transfer for fair value of property to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 6.5(r) or (t);

(t)             any Disposition in connection with the Acquisition or contemplated pursuant to the Surf Merger Agreement;

(u)            Dispositions of real property to any Person for Fair Market Value in connection with any sale-leaseback or similar transaction not to exceed the greater of (i) $7,500,000 and (ii) 25% of Consolidated EBITDA (determined at the time of any such Disposition (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)); provided that (i) no Event of Default has occurred and is continuing at the time of such Disposition, (ii) the Borrowers and their Restricted Subsidiaries shall have received at least 75% of such consideration in the form of cash;

(v)           Dispositions in connection with any Permitted Reorganization or IPO Reorganization;

(w)          any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(x)            the unwinding or settling of any Swap Obligation or obligation with respect to Cash Management Services in the Ordinary Course of Business;

(y)           any sale, transfer and other Disposition of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business;

(z)            Dispositions of Receivables Assets in connection with any Receivables Facility or any Qualified Securitization Financing; and

(aa)      any Borrower and any Restricted Subsidiary may (i) convert any intercompany Indebtedness (other than to the extent owing by a non-Obligor to an Obligor) to Equity Interests otherwise permitted hereunder, (ii) discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by any Borrower or any Subsidiary Guarantor to a Restricted Subsidiary that is not, in each case, an Obligor or to an Obligor, (iii) settle, discount, write-off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, directors, officers, employees of Holdings, any Borrower or any Subsidiary or any of their successors or assigns, in the Ordinary Course of Business, or (iv) surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims, in the case of clause (iv), in the Ordinary Course of Business.

6.5          Investments. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, make, or permit to remain outstanding any Investments except:

(a)            the Investments outstanding or contemplated on the Effective Date (i) identified on Schedule 6.5 or (ii) in an amount not to exceed $1,000,000 in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this clause (a)(ii)), and, in each case, any modification, replacement, renewal, reinvestment or extension thereof and any modification, renewal, replacement, reinvestment or extension thereof so long as the amount of any Investment subject to any such modification, replacement, renewal, reinvestment or extension does not exceed the amount outstanding (plus any unused commitments, accrued interest, fees and expenses and premiums incurred in connection therewith) on the Effective Date);

(b)           Investments in cash and Cash Equivalents;

(c)             Investments by (i) any Obligor or a Restricted Subsidiary that is not an Obligor in or to any Obligor (other than Holdings), (ii) any Obligor to a Restricted Subsidiary that is not an Obligor not to exceed, in the aggregate, the greater of (x) $7,500,000 and (y) 25% of Consolidated EBITDA (determined at the time of any such Investment (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) in the aggregate at any time outstanding for all such Investments, minus any amounts utilized pursuant to Section 6.5(i) to make Investments in Persons who do not become Guarantors and assets that do not become Collateral, and (iii) a Restricted Subsidiary that is not an Obligor to another Restricted Subsidiary that is not an Obligor;

(d)           Investments made in respect of joint ventures or other similar agreements or partnership not to exceed the greater of (x) $4,500,000 and (y) 15% of Consolidated EBITDA (determined at the time of any such Investment (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) in the aggregate at any time outstanding for all such Investments, minus any the amount of any Investments made pursuant to Section 6.5(r);

(e)           Investments in Hedging Agreements permitted under Section 6.11 and Cash Management Services;

(f)            Investments consisting of or resulting from Permitted Encumbrances (other than pursuant to clauses (r) and (u) of the definition of Permitted Encumbrances);

(g)           [reserved];

(h)           Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made by the Borrowers or a Restricted Subsidiary in connection with the purchase price of goods or services, in each case in the Ordinary Course of Business;

(i)            Permitted Acquisitions; provided that Permitted Acquisitions of Persons who do not become Guarantors and assets that are owned by a Foreign Subsidiary, a non-Wholly Owned Restricted Subsidiary, or an Unrestricted Subsidiary, shall not, in the aggregate, exceed the greater of (x) $7,500,000 and (y) 25% of Consolidated EBITDA (determined at the time of any such Investment (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) in the aggregate at any time outstanding for all such Investments, minus any amounts utilized pursuant to Section 6.5(c) to make Investments in Restricted Subsidiaries that are not Obligors;

(j)            the establishment or creation of Wholly-Owned Domestic Subsidiaries by an Obligor, provided, in each case, such Obligor and such Subsidiary shall have complied with the provisions of Section 5.8 in respect thereof;

(k)           any Guarantee of, or assumption of Indebtedness of, any other Person in either case to the extent the Person incurring such Guarantee or assuming such Indebtedness would have been permitted to incur the underlying Indebtedness under Section 6.1;

(l)           Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(m)           equity Investments by any Obligor in any Restricted Subsidiary of such Obligor which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law;

(n)           Investments held by a Person acquired in a Permitted Acquisition or other similar permitted Investment to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition or other similar permitted Investment;

(o)           (i) loans and advances to officers, directors or employees for business related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the Ordinary Course of Business, (ii) non-cash loans to officers, directors and employees of Holdings or any of its Restricted Subsidiaries or Affiliates to simultaneously purchase Equity Interests of Holdings, and (iii) other loans and advances to such officers, directors and employees (including loans in connection with a stock option or restricted stock plan or other benefit or equity incentive plan of Holdings) not to exceed an aggregate amount of $2,000,000 at any time outstanding;

(p)           unsecured loans, advances or other extensions of credit with a term not longer than twelve (12) months to Protected Vendors in an aggregate amount at any time outstanding not to exceed $3,000,000 (which cap amount, for purposes of clarity, shall not include trade payables in the Ordinary Course of Business);

(q)           any acquisition or other Investments in an amount not to exceed the aggregate amount of net cash proceeds of any Permitted Equity Issuance received by any Borrower or any Restricted Subsidiary (to the extent such proceeds have not previously been (and are not simultaneously being) applied to anything (including any Restricted Payment under Section 6.6(l)) other than such particular use or transaction) made after the Effective Date;

(r)            Investments made in Unrestricted Subsidiaries not to exceed the greater of (x) $4,500,000 and (y) 15% of Consolidated EBITDA (determined at the time of any such Investment (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) in the aggregate at any time outstanding for all such Investments, minus any the amount of any Investments made pursuant to Section 6.5(d);

(s)           other Investments (x) at any time outstanding in an aggregate amount up to but not exceeding the greater of (A) $10,000,000 and (B) 35% of Consolidated EBITDA (determined at the time of any such Investment (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) in the aggregate at any time outstanding for all such Investments (the “General Investment Basket”), plus, other than for use in respect of any Investments to be made in Unrestricted Subsidiaries, any unused amounts reallocated from the General Junior Debt Basket and the General Restricted Payment Basket and (y) in an amount such that, after giving effect to any such Investment and incurrence of any Indebtedness in connection therewith, the Consolidated First Lien Leverage Ratio calculated on a pro forma basis as of the last day of the Fiscal Quarter for which financial statements have last been delivered to the Lenders pursuant to Section 5.1(a) or 5.1(b) is not greater than 3.50 to 1.00 (determined at the time any such Investment is made); provided that, for any Investment pursuant to this clause (s)(y), no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) has occurred and is continuing at the time of each such Investment;

(t)            Investments using the Available Amount so long as, subject to the Limited Condition Transaction Provision in connection with a Limited Condition Transaction, (i) no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) shall exist or result from the use of such Available Amount, in each case, on such date that the Borrowers elect to apply the same to such Investments and (ii) Consolidated Net Leverage Ratio calculated on a pro forma basis as of the last day of the Fiscal Quarter for which financial statements have last been delivered to the Lenders pursuant to Section 5.1(a) or 5.1(b) is not greater than 4.50 to 1.00 (determined at the time any such Investment is made);

(u)           Investments the payment for which consists of Equity Interests (other than Disqualified Equity Interests) of Holdings; provided that the proceeds from such Equity Interests will not increase the Available Amount;

(v)           Investments made in connection with any Permitted Reorganization or IPO Reorganization;

(w)           promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 6.4;

(x)            Investments made to effect, or otherwise in connection with, the Transactions;

(y)           Investments in the Ordinary Course of Business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(z)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the Ordinary Course of Business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(aa)          loans and advances to any direct or indirect parent of any Borrower not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to such parent in accordance with Section 6.6, such Investment being treated for purposes of the applicable clause of Section 6.6, including any limitations, as if a Restricted Payment had been made pursuant to such clause in an amount equal to such Investment;

(bb)         Investments made in the Ordinary Course of Business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the Ordinary Course of Business;

(cc)          (i) any Investment in a Receivables Subsidiary or a Securitization Subsidiary in order to effectuate a Receivables Facility or a Qualified Securitization Financing, respectively, or any Investment by a Receivables Subsidiary or a Securitization Subsidiary in any other Person in connection with a Receivables Facility or a Qualified Securitization Financing, respectively; provided that any such Investment in a Receivables Subsidiary or a Securitization Subsidiary is in the form of a contribution of additional Receivables Assets, as applicable, and (ii) distributions or payments of Receivables Fees or Securitization Fees and purchases of Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Receivables Facility or a Qualified Securitization Financing, respectively;

(dd)         Investments in deposit accounts, commodities and securities accounts opened in the Ordinary Course of Business; and

(ee)          Loans repurchased by any Borrower or a Restricted Subsidiary pursuant to and in accordance with Sections 2.10 and 10.4(g) under this Agreement~~;~~.

For purposes of this Section 6.5 the aggregate amount of an Investment at any time shall be deemed to be equal to (i) the aggregate amount of cash, together with the aggregate Fair Market Value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (ii) the aggregate amount of distributions or other repayments received in cash in respect of such Investment, and the refund of capital with respect to, and the payment of interest or dividends on, the original principal amount of any such Investment. The amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made or by any increase in the value of such Investment.

6.6           Restricted Payments. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment, other than:

(a)           Restricted Payments by any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary that directly or indirectly owns Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to a Borrower or such Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests, it being understood, however, that any such Restricted Subsidiary may exclude one or more classes of equity holders from any such Restricted Payment so long as the class or classes of Equity Interests owned by a Borrower or such Restricted Subsidiary are not excluded from any such Restricted Payment);

(b)           [reserved];

(c)           so long as no Change in Control occurs, Restricted Payments payable in Equity Interests of Holdings;

(d)           (i) payment of reasonable compensation to officers, directors, and employees for actual services rendered to the Obligors or any direct or indirect parent thereof (but excluding, for the avoidance of doubt, the portion of any such compensation, if any, that is attributable to the ownership or operations of any subsidiary of any such parent other than Holdings, the Borrowers and the Restricted Subsidiaries) (in the case of directors, in an amount not to exceed $~~7~~1,250,000 in any Fiscal Year) and reimbursement of out-of-pocket expenses actually incurred by such officers, directors, and employees in the Ordinary Course of Business, and (ii) payments permitted pursuant to Sections 6.7(d) and 6.7(e);

(e)           (i) the payment of management fees to Sponsor in an amount not to exceed the amount required by the Management Agreement as in effect as of the Effective Date so long as no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) has occurred and is continuing at such time, it being understood and agreed that during such Event of Default, such fees may continue to accrue and become payable upon the waiver of the relevant Event of Default, (ii) indemnification and reimbursement of expenses to the Sponsor or its designees required by the Management Agreement as in effect on the Effective Date, (iii) other payments under the Management Agreement as in effect on the Effective Date and (iv) so long as no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) has occurred and is continuing, other payments under the Management Agreement as compensation for future services provided by Sponsor (including fees in connection with the closing of any future merger, acquisition, disposition, recapitalization, issuance of securities, financing or other similar transaction but not in the form of a dividend, distribution, repurchase, redemption or management fee);

(f)            after an Initial Public Offering, any Restricted Payment by any Borrower or any other direct or indirect parent of any Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and additional Restricted Payments in an aggregate amount per calendar year not to exceed an amount equal to 7% of the net cash proceeds received by or contributed to any Borrower or any Restricted Subsidiary from any Initial Public Offering;

(g)           a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or any direct or indirect parent thereof) held by any former employee, director, officer, consultant, partners or managers (or any spouses, ex-spouses, successors, heirs or estates of any of the foregoing) of a Borrower or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings in connection with such repurchase, retirement or other acquisition to the extent permitted by Section 6.1(h)), including any Equity Interest issued to management of any Borrower in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this Section 6.6(g) does not exceed the greater of (x) $4,500,000 and (y) 15% of Consolidated EBITDA (determined at the time of any such Restricted Payment (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b)) in any calendar year plus the proceeds of key man life insurance policies received by any Borrower or any Restricted Subsidiary (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); provided further that no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) has occurred and is continuing at the time of such Restricted Payment;

(h)           the Borrowers or any Restricted Subsidiary may make distributions to current or former employees, officers, directors, consultants, partners or managers of the Borrowers or any of their Restricted Subsidiaries or Affiliates (or any spouses, ex-spouses, successors, heirs or estate of any of the foregoing) solely in the form of forgiveness of Indebtedness of such Persons owing to the Borrowers or any Restricted Subsidiary on account of repurchases of the stock options, restricted stock units, purchased shares or other Equity Interests of the Borrowers or any such Restricted Subsidiary held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of the Borrowers or any such Restricted Subsidiary;

(i)            (i) Permitted Tax Distributions and (ii) dividends and distributions the proceeds of which shall be used by any Obligor or any Restricted Subsidiary thereof to pay (or make dividends and distributions to allow Holdings or any other direct or indirect parent of any Borrower that is an Obligor to pay) (x) franchise or other similar entity-level taxes, or (y) fees and expenses required to maintain its (or any of such direct or indirect parent’s) corporate or legal existence;

(j)            (i) Restricted Payments in an aggregate amount not to exceed the greater of (x) $7,500,000 and (y) and (y) 25% of Consolidated EBITDA (determined at the time of any such Restricted Payment (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b)) in the aggregate (the “General Restricted Payment Basket”), minus any amounts reallocated to the General Investment Basket and the General Junior Debt Basket, and (ii) additional Restricted Payments so long as (x) the Consolidated First Lien Leverage Ratio calculated on a pro forma basis as of the last day of the Fiscal Quarter for which financial statements have last been delivered to the Lenders pursuant to Section 5.1(a) or 5.1(b) is not greater than 3.50 to 1.00 and (y) no Event of Default has occurred and is continuing at such time or would result therefrom;

(k)           Restricted Payments using the portion, if any, of the Available Amount on such date that the Borrowers elect to reallocate to such Restricted Payments so long as (i) no Event of Default shall exist or result from the use of such Available Amount and (ii) the Consolidated Net Leverage Ratio is not greater than 4.00 to 1.00 calculated on a pro forma basis as of the last day of the Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.1(a) or 5.1(b);

(l)            Restricted Payments not to exceed an amount equal to the aggregate amount of net cash proceeds from any Permitted Equity Issuance received by any Restricted Subsidiary (to the extent such proceeds have not previously been (and are not simultaneously being) applied to anything (including any Investment under Section 6.5(q)) other than such particular use or transaction) made after the Effective Date;

(m)           the redemption, repurchase, retirement or other acquisition of any Equity Interest, including any accrued and unpaid dividends thereon, of Holdings, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Subsidiary) of, Equity Interests of Holdings or any direct or indirect parent thereof (in each case, other than any Disqualified Equity Interests);

(n)           Restricted Payments made (i) to consummate the Transactions on or prior to the Effective Date or promptly thereafter, including any payments required under a corporate tax restructuring, (ii) in respect of working capital adjustments or purchase price adjustments and any other purchase price payment required pursuant to the Surf Merger Agreement, any Permitted Acquisition or other permitted Investments, (iii) in order to satisfy indemnity and other similar obligations under the Surf Merger Agreement, any Permitted Acquisition or other permitted Investments, and (iv) to holders of Equity Interests of any Borrower (immediately prior to giving effect to the Transactions) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Transactions;

(o)           to the extent constituting Restricted Payments, the Borrower (or any direct or indirect parent thereof) and its Restricted Subsidiaries may enter into and consummate transactions permitted by any provision of Sections 5.14 (other than 5.14(r)), 6.3, 6.4 (other than 6.4(d)) and 6.5 (other than 6.5(aa));

(p)           repurchases of Equity Interests in any Borrower or any Restricted Subsidiary of the Borrowers or any direct or indirect parent thereof owned by ~~an~~a director, officer or employee of any Borrower or any Restricted Subsidiary of the Borrowers deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(q)           the Borrowers may make Restricted Payments to any direct or indirect parent of the Borrowers to pay:

(i)           general corporate, administrative, compliance or other operating (including, expenses related to auditing or other accounting matters and director indemnities, fees and expenses) and overhead costs and expenses of any direct or indirect parent of the Borrowers to the extent such costs and expenses are attributable to the ownership or operation of the Borrowers and the Restricted Subsidiaries, including the Borrowers’ and the Restricted Subsidiaries’ proportionate share of such amount relating to such parent company being a public company~~, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year with respect to items described in this clause (i);~~ (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of such direct or indirect parent other than Holdings, the Borrowers and the Restricted Subsidiaries);

(ii)           (A) fees and expenses (other than taxes), required to maintain the corporate, legal and organizational existence of Holdings or any of its direct or indirect parents and (B) distributions to such direct or indirect parent’s equity owners in proportion to their equity interests sufficient to allow each such equity owner to receive an amount at least equal to the aggregate amount of its out-of-pocket costs to any unaffiliated third parties directly attributable to creating (including any incorporation or registration fees) and maintaining the existence of the applicable equity owner and legal and accounting and other costs directly attributable to maintaining its corporate, legal, or organizational existence and complying with applicable legal requirements, in each case, so long as attributable to the operations of the Borrowers and their Restricted Subsidiaries and such expenses are incurred in the Ordinary Course of Business;

(iii)          to finance any Investment that would be permitted to be made pursuant to Sections 5.14 and 6.5 if such parent were subject to such Sections; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to a Borrower or the Restricted Subsidiaries that are Obligors or (2) the merger (to the extent permitted in Section 6.3) of the Person formed or acquired into a Borrower or its Restricted Subsidiaries that are Obligors (with a Borrower being the surviving or continuing entity to the extent party to such merger) in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 5.8 (and such contribution shall not comprise or form a portion of the Excluded Contribution Amount or increase the amounts available for a Restricted Payment pursuant to Section 6.6 or otherwise constitute any portion of the Available Amount) and (C) such contribution shall constitute an Investment by the Borrowers or the applicable Restricted Subsidiaries, as the case may be, at the date of such contribution or merger, as applicable, in an amount equal to the amount of such Restricted Payment;

(iv)           the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) reasonable fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) to the extent the proceeds of such offering were (or were intended to be) contributed to a Borrower substantially concurrently with the consummation thereof;

(r)            payments made or expected to be made by Holdings, any Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable with respect to any repurchases of Equity Interests permitted by Section 6.6(p), including deemed repurchases in connection with the exercise of stock options;

(s)           Holdings, any Borrower or any of the Restricted Subsidiaries may pay (or distribute an amount necessary to pay) cash in lieu of fractional Equity Interests in de minimis amounts in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(t)            the payment of any Restricted Payment within 60 days after the date of irrevocable declaration thereof, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.6; provided that the making of such Restricted Payment will reduce capacity for Restricted Payments pursuant to such other provision when so made;

(u)           the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to a Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries or the proceeds thereof;

(v)           Restricted Payments in an amount not to exceed the Excluded Contribution Amount;

(w)           the declaration and payment of Restricted Payments by a Borrower to any direct or indirect parent of a Borrower in amounts required for any such direct or indirect parent (or such parent’s direct or indirect equity owners) to pay:

(i)           to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 5.14 (other than pursuant to Section 5.14(c)); and

(ii)           “AHYDO” payments with respect to Indebtedness of any direct or indirect parent of a Borrower; provided that (A) the proceeds of such Indebtedness have been contributed to a Borrower as a capital contribution and (B) no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) shall be continuing or would result therefrom; ~~and~~

(x)           the making of the Third Amendment Dividend~~.~~; and

(y)           the Fifth Amendment Transactions to the extent constituting Restricted Payments and required under the Fifth Amendment Transaction Agreement as in effect on the Fifth Amendment Effective Date.

6.7           Suja East, LLC. Notwithstanding anything herein to the contrary, Suja East, LLC, a Pennsylvania limited liability company, shall have no operations or assets at any time.

6.8          Restrictive Agreements. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Obligor or any Restricted Subsidiary to (x) create, incur or permit to exist any Lien upon, or (y) to transfer to another Obligor, any of its assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any Equity Interests it has issued or to make or repay loans or advances to the Borrowers or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Restricted Subsidiary, or invest in any Obligor or any other Restricted Subsidiary (any such agreement or arrangement, a “Restrictive Agreement”); provided that:

(i)           the foregoing shall not apply to (A) restrictions and conditions imposed by law or by the Loan Documents, (B) restrictions and conditions existing on the Effective Date identified on Schedule 6.8 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the sale of a Person or the sale of any other assets pending such sale, provided such restrictions and conditions apply only to the Person that is, or such assets that are, to be sold and such sale is permitted hereunder, and (D) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 6.5;

(ii)           the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness, (B) customary provisions in leases, licenses and other contracts entered into in the Ordinary Course of Business restricting the assignment thereof, or the transfer of or creation of Liens on assets subject thereto, and (C) customary restrictions that arise in connection with any Permitted Encumbrance on any asset or property that is not, and is not required to be, Collateral, provided such restriction relates only to the specific property subject to such Lien and such restriction is not created for the purposes of avoiding the restrictions of this Section 6.8 or excluding such property from being Collateral;

(iii)          the foregoing shall not apply to restrictions that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of a Borrower, so long as (x) such obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of a Borrower and (y) such restriction only applies to the assets of such Restricted Subsidiary that were acquired at the time such Restricted Subsidiary first became a Restricted Subsidiary;

(iv)         the foregoing shall not apply to restrictions that represent Indebtedness of a Restricted Subsidiary of a Borrower which is not an Obligor which is permitted by Section 6.1, which does not apply to any Obligor;

(v)          the foregoing shall not apply to customary restrictions (as reasonably determined by the Borrowers) that arise in connection with (x) any Lien permitted by Sections 6.2 and relate to the property subject to such Lien or (y) arise in connection with any Disposition permitted by Section 6.3 or 6.4 and relate solely to the assets or Person subject to such Disposition;

(vi)         the foregoing shall not apply to negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.2 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations;

(vii)         the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business and otherwise permitted under Section 6.2;

(viii)        the foregoing shall not apply in connection with cash or other deposits permitted under Sections 6.2 and 6.5 and limited to such cash or deposit;

(ix)          comprise of restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 6.1 that are, taken as a whole, in the reasonable good faith judgment of the Borrowers, no more restrictive with respect to the Borrowers or any Restricted Subsidiary than customary current market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrowers shall have determined in good faith that such restrictions will not affect in any material respect its obligation or ability to make any payments required hereunder;

(x)           are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the Ordinary Course of Business;

(xi)          are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder;

(xii)         other than with respect to the foregoing clause (a)(x), are restrictions that will not materially impair the Borrowers’ ability to make payments under this Agreement and the other Loan Documents;

(xiii)        the foregoing shall not apply to Standard Securitization Undertakings created in connection with any Receivables Facility or any Qualified Securitization Financing that, in the good faith determination of the board of directors (or analogous governing body) of the Borrowers, are necessary or advisable to effect such Receivables Facility or Qualified Securitization Financing, as the case may be and that only apply to Receivables Subsidiaries and Securitization Subsidiaries; and

(xiv)           any encumbrances or restrictions of the type referred to in this Section 6.8 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements, restructurings or refinancings are, in the good faith judgment of the Borrowers, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, restructuring, supplement, refunding, replacement or refinancing;

provided that (x) the priority of any preferred Equity Interests (other than Disqualified Equity Interests) in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to any Borrower or any Restricted Subsidiary that is a Guarantor to other Indebtedness incurred by any Borrower or any Restricted Subsidiary that is a Guarantor shall not be deemed to constitute such an encumbrance or restriction.

6.9           Modifications of Certain Documents. No Obligor shall, nor shall it permit any of the Restricted Subsidiaries to, modify, supplement or waive of any of the provisions of (a) its Organizational Documents, the Surf Merger Agreement or the Second Amendment Acquisition Agreement without the prior written consent of Administrative Agent, other than modifications, supplements or waivers that are not materially adverse to Secured Parties or (b) the Management Agreement, solely with respect to increasing the fees (and other amounts) payable thereunder in excess of those in effect on the Effective Date without the prior written consent of the Administrative Agent.

6.10        [Reserved].

6.11        Hedging Agreements. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, except Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which an Obligor or a Restricted Subsidiary has actual exposure in connection with fluctuations of commodity prices, currencies or interest rates and not for any speculative purposes.

6.12        [Reserved].

6.13        Use of Proceeds and Letters of Credit. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to: (a) use the proceeds of the Initial Term Loans and Revolving Credit Loans made on the Effective Date for any purpose other than to (i) consummate the Transactions, (ii) pay the Transaction Costs, (iii) issue Letters of Credit to replace existing letters of credit of the Borrowers and their Restricted Subsidiaries on the Effective Date, (iv) to fund any working capital adjustments required by the Surf Merger Agreement and (v) fund any original issue discount and upfront fees required pursuant to the Fee Letter; provided that the aggregate amount of Revolving Credit Loans made on the Effective Date shall not exceed $3,000,000; (b) use the proceeds of the Revolving Credit Loans and Swingline Loans made after the Effective Date for any purposes other than to fund the Borrowers’ working capital and general corporate purposes (including Permitted Acquisitions but subject to Section 6.15) or, subject to the terms and conditions of this Agreement and the other Loan Documents, the general corporate purposes of any Obligor; (c) use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that violates any of the Regulations of the Board, including Regulations U and X; (d) use the proceeds of the Second Amendment Term Loans made on the Second Amendment Effective Date for any purpose other than to (i) consummate the Second Amendment Acquisition and (ii) pay the Second Amendment Transaction Costs; or (e) use the proceeds of the Third Amendment Term Loans made on the Third Amendment Effective Date for any purpose other than to (i) make the Third Amendment Dividend and (ii) pay the Third Amendment Transaction Costs. No Obligor shall, directly or knowingly indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions in violation of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise, or (iii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws that may be applicable. The proceeds of the Fourth Amendment Delayed Draw Term Loans shall only be used to (A) pay Fourth Amendment Transaction Costs, (B) fund (or reimburse) Capital Expenditures, (C) to repay Revolving Credit Loans and/or replenish balance sheet cash used for the foregoing purposes, and (D) to pay fees and expenses in connection with the foregoing, and the Borrowers shall be permitted to seek reimbursement of any such expenditure, including any such expenditure originally funded with the proceeds of a Revolving Credit Loan or balance sheet cash, up to and including one hundred twenty (120) days following the date of the relevant expenditure.

6.14        Limitation on Activities of Holdings. Notwithstanding anything to the contrary in this Agreement or any other Loan Document: Holdings shall not (i) conduct, transact or otherwise engage in, any material business or material operations or own any material assets other than: (1) maintaining its corporate existence, (2) the execution and delivery of, and the performance of its obligations with respect to, the Loan Documents to which it is a party, (3) owning the Equity Interests of any Borrower and their Subsidiaries, (4) the consummation of the Transactions and the execution, delivery and performance of the obligations under the Surf Merger Agreement and the other agreements contemplated thereby, (5) the payment of Restricted Payments including dividends and distributions, the making of Investments, and the Guarantee of Indebtedness permitted to be incurred hereunder by any Borrower or any Restricted Subsidiary pursuant to Section 6.1, (6) the performing of activities in preparation for and consummating any public offering of its Equity Interests or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), including paying fees and expenses related thereto, (7) the participation in tax, accounting and other administrative matters as a member of a consolidated group, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (8) subject to Section 5.10, the holding of any cash and Cash Equivalents (but not operating any property) on a temporary basis to consummate a transaction otherwise permitted hereunder, (9) the entry into, and performance of its obligations with respect to, contracts and other arrangements with officers, managers, employees, consultants, independent contractors and directors of Holdings or any of its Subsidiaries relating to their employment or directorships (including the providing of indemnification to such Persons), (10) the obtainment of, and the payment of any fees and expenses for, management, consulting, monitoring, investment banking, advisory and other services to the extent otherwise permitted by this Agreement, (11) any transaction between Holdings and any Borrower or any Subsidiary expressly permitted under this Section 6, including (x) holding any cash or property received in connection with Restricted Payments made by any Borrower or any Subsidiary in accordance with Section 6.6 pending application thereof by Holdings in the manner contemplated by Section 6.6 and (y) the provision of guarantees in the Ordinary Course of Business in respect of obligations of any Borrower or any Restricted Subsidiary to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; provided, for the avoidance of doubt, that such guarantees shall not be in respect of Indebtedness for borrowed money, (12) maintaining deposit accounts in connection with the conduct of its business, (13) [reserved], (14) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries, (15) providing indemnification to officers and directors, (16) activities reasonably relating to any Permitted Reorganization (17) merging, amalgamating or consolidating with or into any direct or indirect parent or subsidiary of Holdings that becomes “New Holdings” (in compliance with the definitions of “Holdings” and “New Holdings” in this Agreement), (18) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrowers and the Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments, (19) any transaction with the Borrowers or any Restricted Subsidiary to the extent expressly permitted under this Article 6, (20) making contributions to the capital of its Subsidiaries ~~and~~, (21) consummating the Fifth Amendment Transactions and (22) activities incidental to the businesses or activities described in the foregoing clauses (1) through (2~~0~~1), and (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (1) nonconsensual obligations imposed by operation of law, (2) customary obligations under any stock option or restricted stock plan or other benefit or equity incentive plan, (3) obligations under the Loan Documents, and (4) Indebtedness that is expressly permitted under clause (i) of this Section 6.14.

6.15        Prepayments of Indebtedness. No Company shall make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, Indebtedness secured on a junior basis to the Obligations, or unsecured Indebtedness with a principal amount in excess of the greater of (1) $4,500,000 and (2) 15% of Consolidated EBITDA (determined at the time of any such prepayment (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) (“Junior Debt”) except the Borrowers and their Restricted Subsidiaries may (i) make regularly scheduled payments, or redemptions or mandatory prepayments of principal and interest in respect of Junior Debt, (ii) prepay additional Junior Debt in an aggregate amount not to exceed the greater of (x) $7,500,000 and (y) and (y) 25% of Consolidated EBITDA (determined at the time of any such prepayment (calculated on a pro forma basis) as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b)) in the aggregate (the “General Junior Debt Basket”), minus any amounts reallocated to the General Investment Basket plus any amounts reallocated from the General Restricted Payment Basket, (iii) make payments on Junior Debt in an amount equal to the portion, if any, of the Available Amount on such date so long as, (x) no Event of Default shall exist or result therefrom and (y) the Consolidated Net Leverage Ratio is not greater than 4.00 to 1.00 calculated on a pro forma basis as of the last day of the Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.1(a) or (b), (iv) make payments on Junior Debt in additional amounts so long as (x) no Event of Default shall exist or result therefrom and (y) the Consolidated First Lien Leverage Ratio is not greater than 3.50 to 1.00 calculated on a pro forma basis as of the last day of the Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.1(a) or (b), (v) refinance any Junior Debt with any Indebtedness permitted by Section 6.1, (vi) convert or exchange any Junior Debt to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, and (vii) make payments on Junior Debt in an amount not to exceed the Excluded Contribution Amount (other than amounts constituting Specified Equity Contributions or the Available Amount).

Notwithstanding anything to the contrary in any Loan Document, (x) the Borrowers may make regularly scheduled payments of interest and fees on any Junior Debt, and may make any payments required by the terms of such Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness (y) no payment shall be permitted to be made on any earn-out or similar obligation in relation to a Permitted Acquisition or other permitted Investment or any Indebtedness pursuant to Section 6.01(i), in each case to the extent any Event of Default pursuant to Section 8.1(a), (b), (h) or (i) is continuing or would result therefrom.

7.           FINANCIAL COVENANT.

7.1          Consolidated Net Leverage Ratio. The Borrowers shall not permit the Consolidated Net Leverage Ratio to exceed the applicable ratio set forth below as of the last day of the applicable Fiscal Quarter, commencing with the Fiscal Quarter ending December 27, 2021:

Fiscal Quarter	Consolidated Net Leverage Ratio
Fiscal Quarter ending December 27, 2021 and each Fiscal Quarter ending through and including September 26, 2022	6.00 to 1.00
Fiscal Quarter ending December 26, 2022 and each Fiscal Quarter ending through and including September 25, 2023	5.50 to 1.00
Fiscal Quarter ending January 1, 2024 and each Fiscal Quarter ending through and including September 30, 2024	3.50 to 1.00
Fiscal Quarter ending December 30, 2024 and each Fiscal Quarter ending through and including December 29, 2025	6.50 to 1.00
Fiscal Quarter ending March 30, 2026 and each Fiscal Quarter ending through and including December 28, 2026	5.50 to 1.00
Fiscal Quarter ending March 29, 2027 and each Fiscal Quarter ending through and including December 27, 2027	4.50 to 1.00
Fiscal Quarter ending March 27, 2028 and each Fiscal Quarter ending thereafter	3.50 to 1.00

8.           EVENTS OF DEFAULT; REMEDIES.

8.1           Event of Default. If any of the following events (each such an event, an “Event of Default”) shall occur:

(a)           Obligors shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or deposit any funds as cash collateral in respect of any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           Obligors shall fail to pay (i) any interest on any Loan or LC Disbursement or (ii) any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of (x) with respect to the foregoing clause (i), five or more Business Days and (ii) with respect to the foregoing clause (ii), ten or more Business Days;

(c)           any certification, representation, or warranty made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any other Loan Document or in any report, certificate, financial statement, or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made (unless any such certification, representation or warranty is qualified as to materiality or as to Material Adverse Effect, in which case such certification, representation and warranty shall prove to have been incorrect in any respect), and such failure shall continue unremedied for a period of 30 or more days with respect to any such failure that is capable of being cured;

(d)           any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), 5.3 (with respect to Holdings’ or any Borrower’s existence), 5.17, 6, or 7; provided that (x) the covenant in Section 7 is subject to cure pursuant to Section 8.3, and (y) failure to comply with Section 7 shall not constitute an Event of Default until the termination of the Cure Period;

(e)           any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), or (d) of this Section) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days from written notice by the Administrative Agent to the Borrower Representative;

(f)            any Obligor shall fail to make any payment (including of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice requirement or grace period);

(g)           any event or condition occurs that results in any Material Indebtedness (other than the Obligations) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (after giving effect to any applicable notice requirement or grace period); provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness in a transaction permitted hereunder, (ii) any Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto or (y) sole option is to elect, in each case, to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares, (iii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected and (iv) any breach or default that is (x) remedied by Holdings, the applicable Borrower or the applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to any termination of the Commitments or the acceleration of Loans pursuant to this Section 8.1;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or other relief in respect of any Obligor or any of its Material Subsidiaries or debts, or of a substantial part of its assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Obligor or its Material Subsidiaries or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Obligor or its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Obligor or its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any organizational action to authorize any of the foregoing;

(j)            one or more final and non-appealable judgments for the payment of money in an aggregate amount in excess of the greater of (i) $7,500,000 and (ii) 25.0% of Consolidated EBITDA (exclusive of amounts covered by insurance provided by a financially sound insurance company and for which such insurer has not denied coverage or the indemnity, or has not denied liability, as applicable, after notice) shall be rendered against any Obligor or its Restricted Subsidiary and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor or its Restricted Subsidiary to enforce any such judgment;

(k)           an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of any Obligor and its Restricted Subsidiaries in an aggregate amount that would have a Material Adverse Effect;

(l)            [reserved];

(m)           a Change in Control shall occur;

(n)           the Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien on the Collateral intended to be covered thereby (other than any Collateral released under Section 9.10) in favor of Administrative Agent, free and clear of all other Liens (other than Permitted Encumbrances), other than as a result of a failure of the Administrative Agent or the Lenders to take any action required under the Loan Documents or, except for expiration or termination in accordance with its terms or with the consent of Administrative Agent, any of the Loan Documents shall for whatever reason be terminated or cease to be in full force and effect, or enforceability thereof shall be contested by any Obligor, or any Borrower or any Person acting by or on behalf of any Borrower shall deny or disaffirm any Borrower’s obligations under Section 10.22 or Section 10.23;

(o)           [reserved]; or

(p)           (i) an Intercreditor Agreement or the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness constituting Material Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Subordinated Indebtedness constituting Material Indebtedness, other than as a result of a failure of the Administrative Agent or the Lenders to take any action required under the Loan Documents; or (ii) any Obligor or holder of such Subordinated Indebtedness constituting Material Indebtedness shall disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of Administrative Agent, the Lenders and Issuing Lender, or (C) that all payments of principal of or premium and interest on such Subordinated Indebtedness, or realized from the liquidation of any property of any Obligor, shall be subject to any of the Subordination Provisions; or (iii) any Intercreditor Agreement or Subordination Agreement related to Material Indebtedness shall cease to be in full force and effect or the Loans shall cease to constitute “Senior Indebtedness” (or similar term) thereunder;

then, in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Section 8.1), and at any time thereafter during the continuance of such event, Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times: (i) terminate the Commitments including any obligation of Issuing Lender to issue Letters of Credit, and thereupon the Commitments and obligations shall terminate immediately, (ii) require that the Borrowers cash collateralize the aggregate LC Exposure, (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Obligor, and (iv) exercise on behalf of itself, the Lenders and Issuing Lender all rights and remedies available to it, the Lenders and Issuing Lender under the Loan Documents and applicable law; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Section 8.1, the Commitments, and Issuing Lender’s obligation to issue Letters of Credit, shall automatically terminate, the obligation of the Borrowers to cash collateralize the LC Exposure shall automatically become effective, and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by each Obligor. In addition, if any Event of Default shall exist, Administrative Agent may foreclose or otherwise enforce any Lien granted to the Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by applicable law, by any of the Loan Documents, by equity, or otherwise.

8.2           Application of Payment. Subsequent to the acceleration of the Obligations under Section 8.1 hereof, subject to any applicable Intercreditor Agreements, payments and prepayments with respect to the Obligations made to the Administrative Agent, the Lenders, Issuing Lender, Swingline Lender or otherwise received by Administrative Agent, any Lender, Issuing Lender or Swingline Lender (from realization on Collateral or otherwise, but excluding any funds held to cash collateralize the LC Exposure which shall be applied to, or held to pay, the LC Exposure as set forth in Section 2.5(l) and subject to rights of Non-Defaulting Lenders pursuant to Section 2.21) shall be distributed in the following order of priority: FIRST, to the fees, indemnities, expenses and other amounts (including attorneys’ fees and expenses), if any, payable to the Administrative Agent in its capacity as such; SECOND, to the fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements and interest) payable to the Lenders and the Issuing Lender (including attorneys’ fees and expenses) arising under the Loans Documents, ratably among them in proportion to the respective amounts described in this clause payable to them; THIRD, to the payment of interest then due and payable on the Swingline Loans; FOURTH, to the payment of the principal of any Swingline Loans then outstanding; FIFTH, to the payment of interest then due and payable on any outstanding LC Disbursements, the Revolving Credit Loans, and the Term Loans, on a pro rata basis; SIXTH, on a pro rata basis, to (a) the payment of principal of the Revolving Credit Loans, (b) the payment of principal of the Term Loans, (c) cash collateralize the LC Exposure in accordance with clause (a) of the definition of “Fully Satisfied” set forth in this Agreement, and (d) the payment of any Bank Product Obligations, until each of the foregoing Obligations in clauses (a) through (d) of this Section 8.2 are Fully Satisfied; SEVENTH, to any other Obligations not otherwise referred to in this Section; and EIGHTH, to the applicable Obligors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct. The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, or balances in accordance with this Agreement. Notwithstanding anything to the contrary set forth above, in no event shall any proceeds of any Collateral owned, or any Guarantee provided, by any Obligor under any Loan Document be applied to repay or cash collateralize any Excluded Swap Obligation with respect to such Obligor; provided, that Administrative Agent may elect to apply the proceeds of any such Collateral or Guarantee to repay or cash collateralize any Obligations (other than Excluded Swap Obligation with respect to such Obligor) in accordance with the priority set forth above before applying the proceeds of any other Collateral or Guarantee provided under any Loan Document, if in the reasonable determination of Administrative Agent, such order of application will maximize the repayment of all of the Obligations. Upon any sale of Collateral by Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

8.3           Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrowers fail (or, but for the operation of this Section 8.3, would fail) to comply with the Financial Covenant, as of the last day of any Fiscal Quarter in which such Financial Covenant is required to be tested, at any time after the last day of such Fiscal Quarter until the day that is 15 Business Days after the date that financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.1(a) or 5.1(b), Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions in respect of Qualified Equity Interests which is promptly contributed to the capital of any Borrower, and thereupon such Financial Covenant shall be recalculated by increasing Consolidated EBITDA by the amount of such Specified Equity Contribution with respect to such Fiscal Quarter and any four-quarter period that contains such Fiscal Quarter; provided that, (a) in each 4 consecutive Fiscal Quarter period, there shall be no more than 2 Fiscal Quarters in which a Specified Equity Contribution is made, (b) no more than 5 Specified Equity Contributions may be made in the aggregate during the term of this Agreement, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in compliance with the Financial Covenant, (d) any adjustment on a pro forma basis to Consolidated EBITDA resulting from any Specified Equity Contribution shall be counted as Consolidated EBITDA solely for purposes of determining compliance with the Financial Covenant and shall not be included for any other purpose (including for purposes of determining the Applicable Margin or any financial ratio-based conditions or any “baskets”) during any Fiscal Quarter in which the pro forma adjustment applies, (e) no Lender shall be required to fund any Borrowing or Letter of Credit extension during the 15 Business Day period referred to above unless a Borrower has received the proceeds of the Specified Equity Contribution in an amount required to cause Borrowers to be in compliance with the Financial Covenant, (f) for the avoidance of doubt, in recalculating the Financial Covenant by increasing Consolidated EBITDA as set forth above, there shall be no pro forma effect given to any reduction of Indebtedness with the Specified Equity Contribution in such recalculation of the Financial Covenant for such Fiscal Quarter in which such Specified Equity Contribution is made, (g) no Default or Event of Default shall exist with respect to the Financial Covenant until the end of the 15 Business Day period referenced above (the “Cure Termination Date”) and (h) none of the Administrative Agent, any Lender or any Secured party shall exercise any rights or remedies until after the Cure Termination Date solely on the basis of a Default or Event of Default having occurred and being continuing with respect to the Financial Covenant for the applicable Fiscal Quarter. If, after giving effect to the adjustments in this paragraph, the Borrowers shall then be in compliance with the requirements of the Financial Covenant, the Borrowers shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

8.4           Performance by Administrative Agent. If any Obligor shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, if an Event of Default has occurred and is continuing, upon five Business Days’ notice, the Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of the applicable Obligor. In such event, the Borrowers shall, at the request of Administrative Agent promptly pay any amount expended by Administrative Agent in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.12(c) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Obligor under any Loan Documents.

9.           ADMINISTRATIVE AGENT

9.1           Authorization and Action.

(a)           Each of the Lenders and Issuing Lender hereby irrevocably appoints Administrative Agent to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of Administrative Agent, the Lenders, and Issuing Lender, and no Obligor has rights as a third-party beneficiary of any of such provisions (other than in respect of Sections 9.1, 9.5, 9.6 and 9.10, 9.11, 9.12, 9.13 and 9.14). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders and Issuing Lender hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligors to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, (or for exercising any rights and remedies thereunder at the direction of Administrative Agent), shall be entitled to the benefits of all provisions of this Sections 9 and 10 as if set forth in full herein with respect thereto. Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders or Issuing Lender, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Security Document.

9.2           Administrative Agent and its Affiliates.

(a)           The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b)           Each of the Lenders and Issuing Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) is engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9 as “Activities”) any may engage in the Activities with or on behalf of one or more of the Obligors or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Obligors and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrowers, another Obligor or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans, or other financial products of one or more of the Obligors or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. Neither Administrative Agent nor any other member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, nor be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate of any Obligor) or to account for any revenue or profits obtained in connection with the Activities, except that Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by Administrative Agent to the Lenders.

(c)           Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Obligors and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of any Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification of any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including information concerning the ability of the Obligors to perform their respective obligations hereunder and under the other Loan Documents), or (iii) any other matter, shall give rise to any fiduciary, equitable, or contractual duties (including any duty of trust or confidence) owing by Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Obligors or their Affiliates) or for its own account.

9.3           Duties. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Provided, further, that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(d)           shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions, and specifically, it shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution; and

(e)           shall not be required by this Agreement or any Loan Document to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

9.4           Administrative Agent’s Reliance, Lender Representations, Etc.

(a)           Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and 8) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall not be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Obligor to perform its obligations hereunder or thereunder. Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by an Obligor, a Lender, or Issuing Lender. Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)           Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the foregoing, the Administrative Agent makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of any Obligor in connection with this Agreement or any other Loan Document.

(c)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Obligor, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(d)           In addition, unless sub-clause (i) in the immediately preceding clause (c) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (c), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Obligor, that:

(i)           none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid directly to the Administrative Agent or its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(e)           The Administrative Agent and its Affiliates hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(f)            Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

9.5           Sub-Agents. Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent (other than Disqualified Institutions). Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders or Issuing Lender, from time to time to permit any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Security Document. The exculpatory provisions of this Section 9, as well as all other indemnity and expense reimbursement provisions of this Agreement (including, without limitation, Section 10.3), shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents. Administrative Agent shall not be responsible to the Lenders for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6           Resignation.

(a)           Administrative Agent may resign at any time by giving notice of its resignation to the Lenders, Issuing Lender, and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and, so long as no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) then exists, subject to the approval (not to be unreasonably withheld or delayed) of, the Borrower Representative, to appoint a successor, which shall be a Lender or a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no successor shall have been so appointed by the Required Lenders and, if applicable, the Borrowers and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders and Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above (including any requisite Borrower consent). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Unless approved by the Borrower Representative in its sole discretion, no Disqualified Institution shall be a successor Administrative Agent.

(b)           With effect from the Resignation Effective Date (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders or Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent) and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c)           Any resignation by JPMorgan as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and, if applicable, Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

9.7           Lender Credit Decision. Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each Lender further acknowledges that King & Spalding, LLP is acting in this transaction as special counsel to JPMorgan only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

9.8           Other Agent Titles. Anything herein to the contrary notwithstanding, none of the Persons listed as a “Lead Arranger,” “Bookrunner” or “Documentation Agent” on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or Issuing Lender hereunder.

9.9            Agent May File Proofs of Claim; Bankruptcy Events. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligor or any Subsidiary, Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand any Obligor or any other Person primarily or secondarily liable) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Issuing Lender and the Administrative Agent under Sections 2 and 10.3) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2 and 10.3. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt in each case on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations in any proceeding under any Debtor Relief Law.

9.10         Collateral.

(a)            The Secured Parties irrevocably authorize and direct the Administrative Agent:

(i)            to release any Lien (A) on all Collateral upon Full Satisfaction of all the Obligations and termination of the Commitments, (B) with respect to any Collateral that is sold or otherwise Disposed of to a Person other than an Obligor pursuant to a Disposition permitted by Section 6.4 (other than any Disposition permitted by clause (f) of Section 6.4), (C) on Collateral owned by a Subsidiary that is a Guarantor upon release of such Guarantor from its obligations under its Guaranty Agreement pursuant to clause (iii) below, (D) upon property constituting Excluded Property (as defined in the Security Agreement; or any similar term in any Security Document), (E) on Collateral in accordance with the terms of any Intercreditor Agreement or (F) subject to Section 10.2, as may be approved, authorized, or ratified in writing by the Required Lenders;

(ii)           to subordinate any Lien on any Collateral to the holder of any Lien on such property that is permitted by clause (f) of the definition of “Permitted Encumbrances”; and

(iii)          to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or otherwise becomes an Excluded Subsidiary.

(b)            Upon request by Administrative Agent at any time, the Secured Parties will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.10.

(c)            Administrative Agent, at the sole expense of Obligors, shall execute and deliver to the Obligors all releases or other documents reasonably necessary or desirable to evidence or effect any release of Liens or release of Guaranty Agreement authorized under Section 9.10(a); provided that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release authorized under clause (i)(B) or (ii) of Section 9.10(a) unless a Responsible Officer of the Borrower Representative shall certify in writing to the Administrative Agent that the transaction requiring such release is permitted under the Loan Documents (it being acknowledged that Administrative Agent may rely on any such certificate without further enquiry), (ii) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (iii) no such release shall in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Obligors in respect of) all interests retained by Obligors, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. To the extent Administrative Agent is required to execute any releases or other documents in accordance with this Section 9.10(c), Administrative Agent shall do so promptly upon request of the Borrower Representative without the consent or further agreement of any Secured Party.

(d)            Administrative Agent shall have no obligation whatsoever to any of the Secured Parties to assure that the Collateral exists or is owned by any Obligor or its Restricted Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, except as otherwise provided herein.

(e)            The Secured Parties hereby irrevocably authorize Administrative Agent, based upon the instruction of the Required Lenders, to (i) consent to, credit bid, or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Holdings or a Borrower is subject, (ii) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Section 9-610 or 9-620 of the UCC, or (iii) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, (A) the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Administrative Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (B) Administrative Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith Administrative Agent may reduce the Obligations owed to the Secured Parties (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.

(f)            Except with respect to the exercise of setoff rights in accordance with Section 10.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

9.11         Issuing Lender. Neither Issuing Lender nor any of its Related Parties shall be liable to the Lenders for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, Issuing Lender (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for Administrative Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or Administrative Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the Obligors or Administrative Agent), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability to the Lenders under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Administrative Agent; provided, however, that Issuing Lender shall not be required to take any action which Issuing Lender reasonably believes exposes it to personal liability or which Issuing Lender reasonably believes is contrary to any Loan Document or applicable law.

9.12         Bailee for Perfection. Administrative Agent hereby appoints each of the other Lenders to serve as bailee to perfect Administrative Agent’s Liens in any Collateral in the possession, control or notation of any such other Lender. Each Lender possessing any Collateral agrees to so act as bailee for Administrative Agent in accordance with the terms and provisions hereof. In furtherance of the forgoing, each Lender acknowledges that certain of the Obligors may maintain Deposit Accounts constituting Collateral at one or more of the Lenders (all such accounts (other than any Deposit Account constituting Excluded Property (including, for the avoidance of doubt, any payroll or other employee wage or benefit account, tax account, including any withholding tax, sales tax or tax trust account, or escrow, fiduciary or trust account)) the “Obligor Accounts”). Each Lender agrees to hold its Obligor Accounts as bailee for Administrative Agent to perfect Administrative Agent’s Liens therein. Prior to the receipt by a Lender of a written notice of an Event of Default from Administrative Agent, the Obligors are entitled to make withdrawals from the Obligor Accounts and make deposits into all the Obligor Accounts. When a Lender has received a written notice of an Event of Default from Administrative Agent that includes a statement by Administrative Agent that it will thereafter retain exclusive control over the Obligor Accounts (or automatically upon the occurrence of an Event of Default under clause (h) or (i) of Section 8.1), (a) Administrative Agent shall be the only party entitled to make withdrawals from or otherwise give any direction with respect to the Obligor Accounts and each Lender agrees to comply with the instructions originated by Administrative Agent directing deposition of the funds in or relating to the Obligor Accounts it holds without further consent by any Obligor, and (b) each Lender shall transfer, in immediately available funds by wire transfer to the Administrative Agent, the amount of the collected funds credited to the Obligor Accounts it holds and deliver to the Administrative Agent all moneys or instruments relating thereto or held therein and any other Collateral at any time Administrative Agent demands payment or delivery thereof by such written notice to such Lender. Each Obligor agrees that each Lender is authorized to immediately deliver all such Collateral to the Administrative Agent upon the Lender’s receipt of such notice from Administrative Agent. No Lender (other than Administrative Agent acting for the benefit of the Secured Parties) shall exercise any right of set-off or banker’s lien against any Obligor Account for any obligations other than the Obligations; provided that a Lender shall be entitled to charge, or set-off against an Obligor Account and retain for its own account, any customary fees, costs, charges, and expenses owed to it in connection with the opening, operating and maintaining such Obligor Account and for the amount of any item credited to the Obligor Account that is subsequently returned for any reason.

9.13         Affiliates of Lenders; Bank Product Providers. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Obligation is bound by the terms of the Loan Documents. Notwithstanding the foregoing: (a) neither Administrative Agent, any Lender, nor any Obligor shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Obligation shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the Obligations of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document. It is understood and agreed that the rights and benefits under this Agreement, the Security Documents, and the Guaranty Agreements of each Bank Product Provider, in such capacity, consist exclusively of such Bank Product Provider’s right to share in payments and collections of the Collateral and payments under the Guaranty Agreements; provided that for the avoidance of doubt, (i) obligations of the Borrowers or any Restricted Subsidiary under any Bank Product Agreement shall be secured and guaranteed pursuant to the Security Documents and Guaranty Agreements, respectively, only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or any Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Bank Product Agreements. All Bank Product Obligations shall be secured but on a silent basis, so that notwithstanding any other provision, if any, in this Agreement or any Security Document or Guaranty Agreement, no Bank Product Provider shall be able to take any action in respect of the Collateral or Guaranty Agreements nor instruct the Required Lenders or Administrative Agent to take any such action nor have any rights in connection with the management or release of any Collateral or the obligations of any Guarantor under any Guaranty Agreement. By accepting the benefits of the Collateral and the Guaranty Agreements, such Bank Product Provider shall be deemed to have appointed Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.13; provided Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure, or any other obligation whatsoever to any Bank Product Provider with respect to any Bank Product Obligation. Administrative Agent shall have no duty to determine the amount or the existence of any amounts owing under any Bank Product Obligations. In connection with any such distribution of payments and collections or termination or release by Administrative Agent of any Liens or Guarantors thereunder, Administrative Agent shall be entitled to assume no amounts are due under any Bank Product Agreement unless such Bank Product Provider has notified Administrative Agent in writing of the amount of any such liability owed to it at least five Business Days prior to such distribution, termination or release.

9.14         Erroneous Payments. Each Lender and Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its reasonable discretion that any funds received by such Lender or Issuing Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Lender under this Section 9.14 shall be conclusive, absent manifest error. Each Lender and each Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and each Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. The Borrowers and each other Obligor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Obligor, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent directly or indirectly from the Borrowers, any Obligor or any Subsidiary (and without duplication of any other claim any such Obligor or Subsidiary may have against the Administrative Agent). Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.15         Flood Laws. JPMorgan has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMorgan, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMorgan reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

10.           MISCELLANEOUS

10.1         Notices.

(a)            General Address for Notices. Except in the case of communications expressly permitted to be given by telephone hereunder or under any other Loan Documents, all notices and other communications (“Communications”) provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or, subject to Section 10.1(b), by electronic communication, as follows:

(i)            if to the Borrowers, to them in care of the Borrower Representative at: [●]; Attention: [●], Chief Financial Officer; Email: [●]; Telephone: [●]; and during the existence of an Event of Default, with a copy to Kirkland & Ellis LLP, [●]; Attention: [●]; Email: [●]; Telephone: [●];

(ii)           if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower;

(iii)          if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A., [●]; with a copy to [●], Attention: [●]; Email: [●]; Telephone: [●];

(iv)          if to an Issuing ~~Bank~~Lender, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower;

(v)           if to any of the Swingline Lender, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower;

(vi)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given before or during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day). Notices delivered through electronic communications to the extent provided in Section 10.1(b), shall be effective as provided in such Section 10.1(b).

(b)            Electronic Communications. Communications to the Lenders under the Loan Documents may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent. Administrative Agent or the Borrower Representative may, in its discretion, agree to accept Communications to it under the Loan Documents by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular Communications. Unless Administrative Agent otherwise prescribes, (i) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) Communications posted on an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in clause (i) of this Section 10.1(b) notification that such Communication is available and identifying the website address thereof; provided that, for both clauses (i) and (ii) of this Section 10.1(b), if such Communication is not sent before or during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next Business Day.

(c)            Change of Address for Notices. Any party hereto may change its address or telecopy number for, or individual designated to receive, Communications under the Loan Documents by notice to the other parties hereto (or, in the case of any such change by a Lender or Issuing Lender, by notice to the Borrower Representative and the Administrative Agent). All Communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)            Electronic Transmission System. The Borrowers and the Lenders agree that Administrative Agent may make the Communications available to the Lenders, Issuing Lender, and the Borrowers by posting the Communications on Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system or digital workspace provider (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RELATED PARTIES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWERS, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF THE BORROWERS’ OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, OR A MATERIAL BREACH OF THIS AGREEMENT BY AN AGENT PARTY, BAD FAITH OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER, ISSUING LENDER, OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(e)            Communications through the Platform. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(f)            Reliance on Notices. Administrative Agent, Issuing Lender, and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of a Borrowing) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall, jointly and severally, indemnify Administrative Agent, each Issuing Lender, each Lender, and the Related Parties of each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.2         Waivers; Amendments.

(a)            No Deemed Waivers; Remedies Cumulative. No failure or delay by Administrative Agent, Issuing Lender, or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent, Issuing Lender, the Lenders, and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Administrative Agent, any Lender, or Issuing Lender may have had notice or knowledge of such Default at the time.

(b)            Amendments. Neither this Agreement, nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower Representative, Administrative Agent, and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Administrative Agent and the Obligor or Obligors that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce the rate of any fees due hereunder, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (provided that in no event shall (A) the waiver of applicability of Section 2.12(c) (which waiver shall be effective with the written consent of the Required Lenders), or (B) any amendment or modification of defined terms used in the financial covenants in this Agreement or in determining the Applicable Margin or any reduction, deferral or waiver of any mandatory prepayment constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan (excluding any payment required by Section 2.10(b)) or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or extend the Revolving Credit Maturity Date or the Term Loan Maturity Date, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), (iv) modify Section 8.2, without the written consent of each directly and adversely affected Lender (but not the Required Lenders), (v) (A) change any of the provisions of this Section or the definition of the term “Required Lenders”, “Required DDTL Lenders” or any other provision hereof specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder to reduce such percentage (including, for the avoidance of doubt, Section 2.19(f)), without the written consent of each directly and adversely affected Lender (or each Lender of such Class) (but not the Required Lenders) or (B) amend the provisions of Section 2.17(c) in a manner that would by its terms alter the pro rata sharing of payments and commitment reductions required thereby, without the prior written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), (vi) contractually subordinate the payment of all the Obligations to any other Indebtedness or contractually subordinate the priority of the Liens on all or substantially all of the Collateral in favor of Administrative Agent to the Liens securing any other Funded Debt, without the written consent of each Lender directly and adversely affected thereby, it being understood that any Lender that is offered the opportunity to participate in such Funded Debt on the same terms (other than bona fide backstop, agency or arrangement fees and reimbursement of counsel fees and other expense in connection with the negotiation of the terms of such transaction) as offered to all other providers (or their affiliates) of such Funded Debt on a pro rata basis when taking into account its Loans and Commitments hereunder shall be deemed to not be directly and adversely affected by any such amendment or modification, (vii) except as permitted by Section 6.3 and 6.4 as in effect on the Effective Date, (A) release a Borrower or release any Guarantor from any of its guarantee obligations without the written consent of each directly and adversely affected Lender or (B) release all or substantially all of the Collateral, in each case, without the written consent of each directly and adversely affected Lender; provided, however, that (A) no such agreement shall amend, modify or otherwise adversely affect the rights or duties of Administrative Agent, the Swingline Lender or the Issuing Lender hereunder without the prior written consent of Administrative Agent, the Swingline Lender or the Issuing Lender, as the case may be, and (B) the Fee Letter, the Second Amendment Fee Letter, the Second Amendment PGIM Fee Letter, the Third Amendment Fee Letter, the Third Amendment PGIM Fee Letter, the Fourth Amendment Fee Letter and the Fourth Amendment PGIM Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower Representative and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (1) except as otherwise permitted by Section 2.19, the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, expenses and premium), (2) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence), (3) such Replacement Term Loans shall constitute and qualify as Credit Agreement Refinancing Indebtedness and (4) all other terms applicable to such Replacement Term Loans shall be as agreed between the Borrowers and the Lenders providing such Replacement Term Loans, and (viii) waive any condition precedent set forth in Section 4.2 with respect to any Borrowing of Delayed Draw Term Loans of any Class without the written consent of the Required DDTL Lenders of such Class.

(c)            Partial Payment Waivers. Anything to the contrary contained herein notwithstanding, if Administrative Agent or any Lender accepts a Guarantee of only a portion of the Obligations pursuant to any Guaranty Agreement, each Borrower hereby waive its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.

10.3         Expenses; Limitation of Liability; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrowers, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by (x) the Administrative Agent and its Affiliates and (y) PGIM and Voya (limited to $100,000 in the aggregate in the case of PGIM and Voya), without duplication, including the reasonable fees, charges and disbursements of counsel for Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System or Platform) of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, Issuing Lender or any Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel and one local counsel in each relevant, material local jurisdiction (which may be a single local counsel in each relevant, material jurisdiction) for the Administrative Agent, Issuing Lender and the Lenders, but no other advisor without the prior written consent of the Borrowers, in connection with the enforcement or protection of such Person’s rights in connection with this Agreement and the other Loan Documents or the Collateral, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, and including all such reasonable and documented out-of-pocket expenses incurred in connection with any bankruptcy or insolvency proceeding, workout, restructuring or related negotiations in respect thereof, and, in the case of an actual or perceived conflict of interest, one additional counsel for each group of similarly affected Persons taken as a whole, and (iv) all reasonable and documented out-of-pocket costs incurred by Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein or, subject to Section 5.6, any audit, verification, inspection or appraisal of the Collateral.

(b)            Limitation of Liability. To the extent permitted by applicable law (i) no Borrower shall assert, and each Borrower hereby waives, any claim against the Administrative Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Lender-Related Person or a material breach of the obligations of such Lender-Related or its Affiliates under this Agreement, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential, exemplary, lost anticipated profits or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.03(b) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.03(c), against any special, indirect, consequential, exemplary, lost anticipated profits or punitive damages asserted against such Indemnitee by a third party.

(c)            Indemnification by the Borrowers. The Borrowers , jointly and severally, shall indemnify Administrative Agent, each Issuing Lender, each Lender, JPMorgan and the other Persons identified on the cover page of this Agreement in their respective separate capacities as a “Lead Arranger,” “Bookrunner” or “Documentation Agent”, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities, and related expenses, including the fees, charges, and disbursements of counsel (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction, and one specialty counsel for each relevant specialty for all Indemnitees taken as a whole, and one or more additional counsel if one or more conflicts of interest, or perceived conflicts of interest arise), but no other third party advisors without the prior written consent of the Borrowers, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any of the Mortgaged Properties or any other property owned or operated by any Obligor or any of the Subsidiaries, or any Environmental Liability related in any way to any Obligor, any of the Subsidiaries or any of the Mortgaged Properties, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Borrower or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities, or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have (x) resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee or related party or a material breach of the obligations of such Indemnitee hereunder, or (y) arisen out of any claim, litigation, investigation or proceeding brought by such Indemnitee solely against one or more other Indemnitees (other than any claim, litigation, investigation or proceeding that is brought by or against Administrative Agent, Issuing Lender, Swingline Lender or any arranger or similar role, acting in its capacity as Administrative Agent, Issuing Lender, Swingline Lender or arranger or similar role) that does not involve any act or omission of any Obligors or any of their respective Subsidiaries or Affiliates. This Section 10.3(c) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

(d)            Reimbursement by Lenders. To the extent that Obligors for any reason fail to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), Issuing Lender, or Swingline Lender or any Related Party of any of the foregoing (each, an “Agent-Related Person”) under Sections 10.3(a), 10.3(b) and 10.3(c) each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), Issuing Lender, Swingline Lender, or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought; provided that with respect to such unpaid amounts owed to the Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Exposure) of such unpaid amount, and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), Issuing Lender, or Swingline Lender in connection with such capacity. provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and Payment in Full of the Obligations. The obligations of the Lenders under this Section 10.3(d) are subject to the provisions of Section 2.6(c).

(e)            Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Indemnitee, Obligor or any Related Party of an Obligor shall have any liability for, and no Indemnitee, Obligor or Related Party shall assert, and each Indemnitee, Obligor and Related Party hereby waives, any claim against any Indemnitee, Obligor or Related Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Transactions, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing in this sentence shall limit any Indemnitee’s, Obligor’s or Related Party’s indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive damages are incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to reimbursement or indemnification as set forth in Section 10.3(a) or (b).

(f)            Payments. All amounts due under this Section shall be payable no later than 30 Business Days after written demand therefor.

10.4         Successors and Assigns.

(a)            Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Issuing Lender that issues any Letter of Credit, any Affiliate of a Lender who is owed any of the Obligations and any Indemnitee), except that (i) except as otherwise permitted, no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer of any Obligor without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender that is not in accordance with this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of Issuing Lender that issues any Letter of Credit and any Affiliate of a Lender who is owed any of the Obligations, and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, Issuing Lender and the Lenders)) any legal or equitable right, remedy, or claim under, or by reason, of this Agreement.

(b)            Assignments by Lenders Generally. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.4(b)), participations in LC Disbursements and in Swingline Loans) at the time owing to it; provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class or contemporaneous assignments to related Funds that equal at least the amount specified in clause (B) of this Section 10.4(b)(i) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in clause (A) of this Section 10.4(b)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the Loans of the assigning Lender subject to each such assignment (determined as of the Trade Date) shall not be less than $2,000,000 with multiples of $500,000 in excess thereof in the case of any assignment of Revolving Credit Loans by any Revolving Credit Lender, or $2,000,000 in the case of any assignment of Term Loans by and Term Loan Lender, unless each of Administrative Agent and, so long as no Event of Default described in clause (a), (b), (h) or (i) of Section 8.1 has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment of any Commitment or Class of Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and Loans assigned, except that this Section 10.4(b)(ii) shall not (A) apply to Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by clause (B) of Section 10.4(b)(i) and, in addition:

(A)          the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (i) an Event of Default described in clause (a), (b), (h) or (i) of Section 8.1 has occurred and is continuing at the time of such assignment, or (ii) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)           the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Revolving Credit Commitment to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or any Approved Fund with respect to such Lender; or (ii) any Term Loans or DDTL Commitments to a Person who is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)           the consent of the Swingline Lender and the Issuing Lender shall be required for any assignment of a Revolving Credit Commitment.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (i) no processing and recordation fee shall be required for any assignment by a Lender to an Affiliate or Approved Fund thereof; and (ii) in any other case, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)           Administrative Questionnaire. The assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(vi)          No Assignment to Certain Persons. No such assignment shall be made to (A) a Borrower or any of a Borrower’s Affiliates or Subsidiaries (other than pursuant to clauses (g) and (h) of this Section), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a Person that at such time is a Disqualified Institution.

(vii)         No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(viii)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 10.4(b)(viii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)            Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to Section 10.4(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (other than an assignment to a Person that is a Disqualified Institution at such time), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the rights referred to in Sections 2.14, 2.15, 2.16, and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(e) (other than an assignment to a Disqualified Institution).

(d)           Maintenance of Register by Administrative Agent. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements (each, a “Registered Loan”) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent may, from time to time, update the Register (and shall provide notice of such update to each DDTL Lender, solely to the extent such update relates to any funded Delayed Draw Term Loan or DDTL Commitment held by such DDTL Lender) to reflect that any funded Delayed Draw Term Loans issued on a given date have been de-linked from the related remaining DDTL Commitment (which, for the avoidance of doubt, shall have been reduced by the aggregate amount of all related funded Delayed Draw Term Loans). A Registered Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register, and any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time, upon reasonable prior notice. The parties intend that all extensions of credit to the Borrowers shall at all times be treated as being in registered form within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code (and any successor provisions) and regulations thereunder and shall interpret the provisions herein regarding the Register and the Participant Register (as defined in paragraph (e) below) consistent with such intent.

(e)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower Representative, Administrative Agent, Issuing Lender or Swingline Lender, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, or a Person that at such time is a Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitments or the Loans (including such Lender’s participations in LC Disbursements or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such participation shall not increase the obligations of any Obligor under any Loan Document, except as contemplated below, and (iv) the Borrowers, Administrative Agent, Issuing Lender, Swingline Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(d) with respect to any payments made by such Lender to its Participants. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, or waiver described in the first proviso to Section 10.2(b) that directly and adversely affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, and 2.16, (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b); provided that such Participant (1) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under Section 10.4(b); and (2) shall not be entitled to receive any greater payment under Sections 2.14 and 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(d). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan, Letter of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or other central bank under any central banking system established under the jurisdiction or organization of such Lender (or its parent bank)); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and no pledge may be made to a Person that is a Disqualified Institution at such time.

(g)            Assignments to Sponsor-Controlled Affiliated Lenders. Any Lender may, at any time, without any consent, assign all or a portion of its rights and obligations with respect to Term Loans (but not, for the avoidance of doubt, any Revolving Credit Loans or Revolving Credit Commitments) under this Agreement to a Person who is or will become, after such assignment, a Sponsor-Controlled Affiliated Lender (without any consent of any Person but subject to acknowledgment by the Administrative Agent (which acknowledgement shall be provided promptly after request therefor)) through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i)            no assignment of Term Loans to a Sponsor-Controlled Affiliated Lender may be purchased with the proceeds of any Revolving Credit Loan or Swing Line Loan;

(ii)           the assigning Lender and the Sponsor-Controlled Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit C hereto (a “Sponsor-Controlled Affiliated Lender Assignment and Assumption”);

(iii)           Sponsor-Controlled Affiliated Lenders (A) will not receive information provided to Lenders by the Administrative Agent or any Lender and that is not also provided to the Borrowers, including through access to electronic information maintained on the Platform, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2, (B) will not be permitted to attend or participate in conference calls or meetings attended by the Lenders and the Administrative Agent that the Borrowers are also not attending, and (C) will not receive advice of counsel to the Administrative Agent and the Lenders;

(iv)          in connection with each assignment pursuant to this Section 10.4(g), the assigning Lender and the Sponsor-Controlled Affiliated Lender purchasing such Lender’s Term Loans may render customary “big boy” letters to each other regarding information that is not known to such assigning Lender that may be material to the decision by such assigning Lender to enter into such assignment to such Sponsor-Controlled Affiliated Lender and no Sponsor-Controlled Affiliated Lender purchasing any Term Loans shall be required to make a representation that it is not in possession of Material Non-Public Information with respect to Holdings, the Borrowers and their Subsidiaries or their respective securities;

(v)           the aggregate principal amount of Term Loans (as of the date of consummation of any transaction under this Section 10.4(g)) held at any one time by all Sponsor-Controlled Affiliated Lenders shall not exceed 25% of the then outstanding principal amount of all Term Loans; provided that in addition to the foregoing, the amount of Incremental Term Loans assigned to Sponsor-Controlled Affiliated Lenders pursuant to this Section 10.4(g) shall not exceed 25% of the then outstanding principal amount of all Incremental Loans, in the aggregate for all Sponsor-Controlled Affiliated Lenders (such percentage, the “Sponsor-Controlled Affiliated Lender Cap”); and

(vi)          except with respect to any amendment, modification, waiver, consent or other action (I) in Section 10.4 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (II) that alters a Sponsor-Controlled Affiliated Lender’s pro rata share of any payments given to all Lenders, or (III) affects the Sponsor-Controlled Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by a Sponsor-Controlled Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not adversely affect the Sponsor-Controlled Affiliated Lender in a manner that is adverse to such Sponsor-Controlled Affiliated Lender relative to other Lenders, shall be deemed to have voted its interest in the Term Loans in the same proportion as the other Lenders in the same Class) in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Sponsor-Controlled Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered).

(vii)         Each Sponsor-Controlled Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 5 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 5 Business Days) if it becomes a Sponsor-Controlled Affiliated Lender.

(viii)        Each Lender participating in any assignment to Sponsor-Controlled Affiliated Lenders acknowledges and agrees that in connection with such assignment, (1) the Sponsor-Controlled Affiliated Lenders then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Sponsor-Controlled Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower or any of their Subsidiaries, the Administrative Agent or any other Agent-Related Persons, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Sponsor-Controlled Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower or their respective Subsidiaries, the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Sponsor-Controlled Affiliated Lenders and any of their Subsidiaries, Holdings, the Borrowers and their respective Subsidiaries, the Administrative Agent and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that information regarding the Borrowers, the Sponsor, their respective affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including Material Non-Public Information) may not be available to the Administrative Agent or the other Lenders.

(ix)           Notwithstanding anything to the contrary in the Loan Documents, any Term Loans, Incremental Term Loans or Incremental Delayed Draw Term Loans assigned to a Sponsor-Controlled Affiliated Lender in accordance with this Section 10.4(g) may be contributed to Holdings or any of its Restricted Subsidiaries and be exchanged for equity securities (other than Disqualified Equity Interests) of any Borrower (or any of its direct or indirect parent) to the extent otherwise permitted herein.

(h)            Debt Fund Affiliates. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate. Notwithstanding anything in Section 10.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Obligor therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.4. For the avoidance of doubt, assignments to Debt Fund Affiliates under this Section 10.4(h) shall not be subject to any restrictions set forth in Section 10.4(g).

10.5         Survival. All covenants, agreements, certifications, representations and warranties made by the Borrowers or any other Obligor herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent, Issuing Lender, or any Lender may have had notice or knowledge of any Default or incorrect certification, representation, or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Full Satisfaction of the Obligations. The provisions of Sections 2.14, 2.15, 2.16, 10.3, and 10.18 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the termination of the Loan Documents and payment of the Obligations hereunder, or the expiration or termination of the Letters of Credit and the Commitments.

10.6         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.7         Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality, and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) (other than escrow, payroll, employee health and benefits, pension, fiduciary, 401(K), petty cash, trust and tax accounts) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, Issuing Lender or any such Affiliate, to or for the credit or the account of the Borrowers or any other Obligor against any and all of the obligations of the Borrowers or any other Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender or Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Obligor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, Issuing Lender, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Lender, or their respective Affiliates may have. Each Lender and Issuing Lender agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application and share such set-off pursuant to Section 2.17(d); provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.9         Governing Law; Jurisdiction; Etc.

(a)            Governing Law. This Agreement and the other Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with, and this Agreement, the other Loan Documents and all matters arising out of or relating in any way whatsoever to the Loan Documents (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligation Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

(b)            Submission to Jurisdiction. Each Obligor, the Administrative Agent, any Lender, any Issuing Lender, or any Related Party hereby irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Obligor, the Administrative Agent, any Lender, any Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto and each other Obligor hereby irrevocably and unconditionally irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent, Issuing Lender, or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in this Section 10.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

10.10        WAIVER OF JURY TRIAL. EACH PARTY HERETO AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY, OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11       Treatment of Certain Information; Confidentiality.

(a)            Confidentiality. Each of Administrative Agent, the Lenders and Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to use such Information subject to such Person’s internal regulatory and/or ethical obligations regarding the same); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any listing authority or stock exchange); (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that prompt written notice to the Borrower Representative shall be provided to the extent not prohibited by applicable laws or regulations; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee (other than any Disqualified Institution) of or Participant in, any of its rights and obligations under this Agreement or any pledgee under Section 10.4(f), or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (vii) to holders of Equity Interests in any Borrower, (viii) to any Person providing a Guarantee of all or any portion of the Obligations, (ix) on a confidential basis to (A) any rating agency in connection with rating Obligors or their Subsidiaries or the credit facilities under this Agreement or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreements; (x) with the consent of the Borrower Representative; or (xi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Administrative Agent, any Lender, Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Obligors that is not to the knowledge (after due inquiry) of the receiving party in violation of any confidentiality restriction. For purposes of this Section, “Information” means all information received from the Obligors or any of their Subsidiaries and/or its Related Parties or representatives relating to the Obligors or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or Issuing Lender on a nonconfidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)            Independence of Covenants. All covenants and other agreements contained in this Agreement or any other Loan Document shall be given independent effect so that, if a particular action or condition is not permitted by any of such covenants or other agreements, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant or other agreement shall not avoid the occurrence of a Default if such action is taken or such condition exists.

10.12       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges or other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received, or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect to such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, shall have been received by such Lender. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.

10.13       USA Patriot Act. Each of Administrative Agent, Issuing Lender, and each Lender subject to the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies each Obligor and other information that will allow Administrative Agent, such Lender, and Issuing Lender to identify each Obligor in accordance with the USA Patriot Act. The Borrowers hereby agree to provide, and cause each other Obligor to provide, such information promptly upon the request of Administrative Agent or any Lender. Each Lender subject to the USA Patriot Act acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Obligor, its Affiliates or its agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices, or (e) other procedures required under the CIP Regulations or such other law.

10.14       Press Release and Related Matters. No party hereto shall, and no party hereto shall permit any of its Affiliates to, issue any press release or other public disclosure using the name, logo or otherwise referring to any party hereto or any of their respective Affiliates, the Loan Documents or any transaction contemplated therein without the prior consent of a Borrower, Administrative Agent, or any applicable Lender, as the case may be, except to the extent required to do so under applicable law and then, in any event, such party hereto will advise Borrowers or Administrative Agent, as the case may be, as soon as possible with respect to such press release or other public disclosure.

10.15       No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Administrative Agent or any Lender shall have the right to act exclusively in the interest of Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers, any holders of Equity Interests of any Obligor, or any other Person.

10.16       No Fiduciary Relationship. The relationship between the Borrowers and the other Obligors on the one hand and the Administrative Agent, Issuing Lender, Swingline Lender, each Lender, the Lead Arranger, or any Person listed as a joint bookrunner or documentation agent on the cover page hereof on the other is solely that of debtor and creditor, and no Administrative Agent, Lender, Lead Arranger, or any Person listed as a joint bookrunner or documentation agent on the cover page hereof has any fiduciary, advisory, agency or other special relationship with Borrowers or any other Obligors, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrowers and the other Obligors on the one hand and the Administrative Agent, Issuing Lender, Swingline Lender, each Lender, Lead Arranger, or any Person listed as a joint bookrunner or documentation agent on the cover page hereof on the other to be other than that of debtor and creditor. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent, the Issuing Lender, the Swingline Lender, the Lenders, the Lead Arranger, or any Person listed as a joint bookrunner or documentation agent on the cover page hereof with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      Construction. The Borrowers, each other Obligor (by its execution of the Loan Documents to which it is a party), Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.18       Payments Set Aside. To the extent that any payment by or on behalf of any Obligor under any Loan Document is made to the Administrative Agent, Issuing Lender or any Lender, or Administrative Agent, Issuing Lender or any Lender exercises its right of setoff as to any Obligor, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

10.19       Benefits of Agreement. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their permitted successors and assigns, and no other Person (other than any Related Parties of Administrative Agent, the Lenders, Issuing Lender and any Participants to the extent provided for in Section 10.4(e)) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

10.20       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      ~~(i)~~       a reduction in full or in part or cancellation of any such liability;

(ii)     ~~(ii)~~     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    ~~(iii)~~     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.21       Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.21, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Full Satisfaction of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.21 constitute, and this Section 10.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.22       Designation of Additional Borrowers. From time to time, the Borrowers may designate a Restricted Subsidiary incorporated, formed or otherwise organized in the United States to the Administrative Agent as a joint and several additional Borrower under the Loans and such party shall become a party to this Agreement pursuant to a joinder agreement reasonably satisfactory to the Administrative Agent; provided that the Borrower Representative shall have delivered (a) a joinder to this Agreement and the Security Agreement by such new Borrower, and such other Loan Documents as may be required by Section 5.8 or Section 5.9 with respect thereto, (b) a customary written opinion (addressed to the Administrative Agent and the Lenders) of counsel to such new Borrower regarding the Loan Documents consistent with the opinion delivered on the Effective Date, (c) such documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing of such new Borrower consistent with those delivered by the Borrower Representative on the Effective Date, (d) to each of the Lenders, all documents, certificates, and other information relating to the additional Borrower and its Subsidiaries that have been reasonably requested by the Administrative Agent or any Lender relating to the additional Borrower required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, those imposed by the PATRIOT Act, and, for any additional Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower, and (e) such other assurances, certificates, documents, consents, or opinions as Administrative Agent or any Lender (through Administrative Agent) may reasonably request. Each Borrower shall be jointly and severally liable with respect to all Obligations.

10.23       Joint and Several Obligations.

(a)            All Obligations shall constitute joint and several obligations of the Borrowers. Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrower and that any financial accommodations by Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender, or any of them, to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all of the Borrowers. Each Borrower acknowledges that any notice of Borrowing or any other notice given by the Borrower Representative to the Administrative Agent, the Lenders, Issuing Lender or Swingline Lender shall bind all of the Borrowers, and that any notice given by Administrative Agent, the Lenders, Issuing Lender or Swingline Lender to the Borrower Representative shall be effective with respect to all of the Borrowers. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which such Person actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans or other extensions of credit received or the manner in which Administrative Agent, the Lenders, Issuing Lender or Swingline Lender accounts among the Borrowers for such Loans or other Obligations on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of the Borrowers and that Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations under the Loan Documents and Bank Product Agreements; provided, that notwithstanding anything to the contrary in this Section, no Borrower shall be liable for any Swap Obligation incurred by an Obligor other than such Borrower, to the extent such Swap Obligation would constitute Excluded Swap Obligations with respect to such Borrower at such time.

(b)            Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrower to the extent such Person is required to pay to the Administrative Agent, the Lenders, Issuing Lender or Swingline Lender any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Person or as otherwise available under applicable law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of Section 10.23(c) and 10.23(d).

(c)            It is the intent of each Borrower, Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations that the maximum obligations of each Borrower hereunder (such Person’s “Maximum Borrower Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(i)            in a case or proceeding commenced by or against such Person under the Bankruptcy Code on or within one year from the date on which any of the Obligations of such Person are incurred, the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to the Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)            in a case or proceeding commenced by or against such Person under the Bankruptcy Code subsequent to one year from the date on which any of the Obligations of such Person are incurred, the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to the Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)           in a case or proceeding commenced by or against such Person under any law, statute or regulation other than the Bankruptcy Code relating to dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief from time to time in effect affecting the rights of creditors generally (collectively, “Other Debtor Relief Law”), the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to the Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under such Other Debtor Relief Law, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding. (The substantive state or federal laws under which the possible avoidance or unenforceability of the Obligations of any Borrower hereunder (or any other Obligations of such Person to the Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

Notwithstanding the foregoing, no provision of this Section 10.23(c) shall limit the liability of any Borrower for loans advanced directly or indirectly to it under this Agreement.

(d)            To the extent set forth in Section 10.23(c), but only to the extent that the Obligations of any Borrower hereunder would otherwise be subject to avoidance under any Avoidance Provisions if such Person is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or obligations of any Borrower hereunder would render such Person insolvent, or leave such Person with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Person to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the obligations of such Person are deemed to have been incurred and transfers made under such Avoidance Provisions, then the obligations of such Person hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations of such Person hereunder (or any other Obligations of such Person to the Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions. This Section 10.23(d) is intended solely to preserve the rights hereunder of Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations to the maximum extent that would not cause the obligations of the Borrowers hereunder to be subject to avoidance under any Avoidance Provisions, and none of the Borrowers nor any other Person shall have any right, defense, offset, or claim under this Section 10.23(d) as against Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(e)            Each Borrower agrees that the Obligations may at any time and from time to time exceed the Maximum Borrower Liability of such Person, and may exceed the aggregate Maximum Borrower Liability of all of the Borrowers hereunder, without impairing this Agreement or any provision contained herein or affecting the rights and remedies of Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender hereunder.

(f)            In the event any Borrower (a “Funding Borrower”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, each other Borrower (each, a “Contributing Borrower”) shall contribute to such Funding Borrower an amount equal to such payment or payments made, or losses suffered, by such Funding Borrower determined as of the date on which such payment or loss was made multiplied by the ratio of (i) the Maximum Borrower Liability of such Contributing Borrower (without giving effect to any right to receive any contribution or other obligation to make any contribution hereunder), to (ii) the aggregate Maximum Borrower Liability of all of the Borrowers (including the Funding Borrowers) hereunder (without giving effect to any right to receive, or obligation to make, any contribution hereunder). Nothing in this Section 10.23(f) shall affect the joint and several liability of any Borrower to the Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender for the entire amount of its Obligations. Each Borrower covenants and agrees that its right to receive any contribution hereunder from a Contributing Borrower shall be subordinate and junior in right of payment to all obligations of the Borrowers to the Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender hereunder.

(g)            No Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Person hereunder or under any other Loan Document, until all amounts owing to the Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender on account of the Obligations are paid in full in cash. If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Person in trust for Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender, segregated from other funds of such Person, and shall, forthwith upon receipt by such Person, be turned over to the Administrative Agent in the exact form received by such Person (duly endorsed by such Person to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

10.24       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25       Assumption of Obligations. Immediately following consummation of the Merger on the Effective Date, the Borrower hereby expressly, unconditionally and irrevocably assumes all Obligations of the Initial Borrower under this Agreement and the other Loan Documents as fully as if the Borrower was originally the Initial Borrower, and the Borrower expressly, unconditionally and irrevocably agrees to pay, perform and discharge such Indebtedness and Obligations in accordance with the terms of this Agreement and the other Loan Documents and otherwise be liable for such Indebtedness and to perform and discharge all of the Obligations and any and all covenants and other obligations under this Agreement and the other Loan Documents, and the Borrower will become a “Borrower” for all purposes under this Agreement and the other Loan Documents, and, following the completion of such assumption, the Indebtedness and Obligations of the Initial Borrower as a Borrower hereunder and under the other Loan Documents shall be automatically and irrevocably released (the assumption described in this Section 10.25, the “Effective Date Assumption”).

10.26       ICAV Claims. Any recourse of a party hereto against the ICAV in respect of any claims arising under or in relation to this Agreement against any PGIM Fund (“Claims”) shall be limited to the assets of such PGIM Fund and no such party shall have any recourse to any other assets of the ICAV or any other PGIM Fund. If, following the realization of all of the assets of the relevant PGIM Fund and the application of such realization proceeds in payment of all Claims relating to such PGIM Fund (if any) and all other liabilities (if any) of such PGIM Fund ranking pari passu with or senior to the Claims which have recourse to such PGIM Fund, the Claims are not paid in full, (a) the amount outstanding in respect of the Claims relating to such PGIM Fund shall be automatically extinguished, and (b) no party hereto shall have any further right of payment in respect thereof.

11.           THE BORROWER REPRESENTATIVE.

11.1         Appointment; Nature of Relationship. Suja Merger Sub, LLC, prior to the consummation of the Merger, and Suja life, LLC, after the consummation of the Merger and after giving effect to the Effective Date Assumption, is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

11.2         Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

11.3         Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

11.4         Successor Borrower Representative. Upon the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, denied, delayed or conditioned), the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

11.5         Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

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